Filed Pursuant to Rule 424(b)(3)
Registration No. 333-107842

     PROPOSED MERGER OF

Independent Bankshares Corporation	Greene County Bancshares, Inc.

Dear Shareholders:

     You are cordially invited to attend a special meeting of shareholders of Independent Bankshares Corporation to be held at the Main Office of First Independent Bank, 710 Nashville Pike, Gallatin, Tennessee, on October 16, 2003 at 6 p.m.

     At the special meeting, you will be asked to vote upon a proposal to approve the Agreement and Plan of Merger dated as of June 17, 2003 by and between Greene County Bancshares, Inc. and Independent. The merger agreement provides that Independent will be merged into Greene County, with Greene County as the surviving corporation. In addition, you may be asked to vote upon a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement. A proxy card is enclosed for your use in voting, or you may attend the special meeting and vote in person.

     Also, you are being asked now to elect whether to have each share of Independent common stock you hold converted into the right to receive either (a) shares of Greene County common stock or (b) cash, assuming the merger is approved. You can elect to receive cash or stock on a share-by-share basis. Thus, you may elect to receive solely Greene County common stock for all your shares of Independent common stock, solely cash or a combination of Greene County common stock and cash. An election form is enclosed for your use in making this election. For your election to be effective, it must be returned to Illinois Stock Transfer Company, the exchange agent, in the enclosed postage-prepaid envelope.

     If the merger is approved and you elect to receive:

     •     Greene County common stock, then you will receive 1.7878 shares of Greene County common stock for one share of Independent common stock;

     •     cash, then you will receive $45.00 for one share of Independent common stock.

     You may actually receive a combination of Greene County common stock and cash different from your election. The amount of Greene County common stock or cash you actually receive could be different than your election, depending upon the elections made by other Independent shareholders and depending upon whether the exchange ratio of 1.7878 and the $45.00 cash amount is increased or decreased, all of which is described in the proxy statement/prospectus. Please review carefully the enclosed proxy statement/prospectus which contains a more complete description of the terms of the merger.

     The proxy statement/prospectus gives you detailed information about the merger and includes a copy of the merger agreement. You should read it carefully. It is a proxy statement that Independent is using to solicit proxies for use at its special meeting of shareholders. It is also a prospectus relating to Greene County’s issuance of shares of its common stock in connection with the merger. Before you make a decision on how to vote on the merger, you should carefully read the “RISK FACTORS” section beginning on page 10 of the enclosed proxy statement/prospectus.

     It is very important that your shares be represented at the special meeting, regardless of whether you plan to attend in person. To assure that your shares are represented, please sign, date and return the enclosed proxy to Independent in the enclosed postage-prepaid envelope. If you attend the special meeting, you may revoke your proxy and vote your shares in person.

     The board of directors is enthusiastic about the merger and the strength and capabilities expected from the combined companies and unanimously recommends that you vote FOR approval of the merger.

Sincerely,

Ronald E. Mayberry
President and Chief Executive Officer

     Neither the Securities and Exchange Commission nor any state securities regulator or other governmental agency has approved or disapproved the Greene County common stock to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities offered through this document are not deposits, savings accounts or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

     This proxy statement/prospectus is dated August 27, 2003 and was first mailed to shareholders on or about September 16, 2003.

REFERENCES TO ADDITIONAL INFORMATION

     This proxy statement/prospectus incorporates important business and financial information about Greene County from documents that it has filed with the Securities and Exchange Commission and that have not been included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus, other than exhibits to those documents, by requesting them in writing or by telephone from Greene County at the following address:

Greene County Bancshares, Inc.
100 North Main Street
Greeneville, Tennessee 37743-4992
Attention: William F. Richmond
Telephone: (423) 639-5111

     If you would like to request documents, please do so prior to October 9, 2003, in order to receive them before the special meeting.

     See “WHERE YOU CAN FIND MORE INFORMATION” for more information about the documents referred to in this proxy statement/prospectus.

INDEPENDENT BANKSHARES CORPORATION
710 Nashville Pike
Gallatin, Tennessee 37066
(615) 452-9000

September 16, 2003

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Independent Bankshares Corporation will be held at the Main Office of First Independent Bank, 710 Nashville Pike, Gallatin, Tennessee, on October 16, 2003, at 6:00 p.m., for the following purposes:

     1.     To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of June 17, 2003 by and between Independent and Greene County Bancshares, Inc., a copy of which is set forth in Appendix A to the accompanying proxy statement/prospectus, pursuant to which Independent will merge into Greene County and each outstanding share of Independent common stock will be converted into the right to receive either 1.7878 shares of Greene County common stock or $45.00 in cash, subject to any increase or decrease as described in the proxy statement/prospectus.

     2.     To approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the above proposal.

     3.     To consider and act upon such other matters as may properly come before the meeting, or any adjournments thereof.

     Only those shareholders of record at the close of business on August 29, 2003 shall be entitled to notice of, and to vote at, the meeting or any adjournments thereof. The affirmative vote of the holders of a majority of the outstanding shares of Independent common stock is required for approval of the merger agreement.

     Under Chapter 23 of the Tennessee Business Corporation Act (the “TBCA”), holders of Independent common stock who comply with Chapter 23 of the TBCA will have the right to dissent from the merger and to obtain payment of the fair value of their shares. A copy of Chapter 23 of the TBCA is attached as Appendix D to the accompanying proxy statement/prospectus. Please see the section entitled “THE MERGER AGREEMENT—Dissenters’ Rights” in the enclosed proxy statement/prospectus for a discussion of the procedures to be followed in asserting these dissenters’ rights.

     The board of directors of Independent unanimously recommends that shareholders vote FOR approval of the merger agreement.

     Your vote is important, regardless of the number of shares you own. Whether or not you expect to attend the meeting, please sign, date and promptly return the accompanying proxy using the enclosed postage-prepaid envelope. If, for any reason, you should desire to revoke your proxy, you may do so at any time before it is voted at the meeting.

By order of the board of directors.

Ronald E. Mayberry
President and Chief Executive Officer
Date: September 16, 2003

ii

APPENDIX A	AGREEMENT AND PLAN OF MERGER
APPENDIX B	VOTING AGREEMENT
APPENDIX C	FAIRNESS OPINION OF SOUTHARD FINANCIAL
APPENDIX D	CHAPTER 48-23 OF THE TENNESSEE BUSINESS CORPORATION ACT

iii

QUESTIONS AND ANSWERS ABOUT VOTING PROCEDURES
FOR THE SPECIAL MEETING

Q.	What Do I Need To Do Now?

A.	First, carefully read this document in its entirety.

Second, vote your shares of Independent common stock for or against the proposed merger and the other proposal by either:

1.	Marking, signing, dating and returning your enclosed proxy card to Independent in the enclosed prepaid envelope; or

2.	Attending the special meeting and submitting a properly executed proxy or ballot. If a broker holds your shares in “street name,” you will need to get a proxy from your broker to vote your shares in person.

Third, fill out the enclosed “Election Form,” which enables you to decide whether to receive $45.00 in cash or 1.7878 shares of Greene County common stock for each share you hold of Independent common stock. This election form must be received by Illinois Stock Transfer Company, the exchange agent, on or before the date of the special meeting, and it will only be effective if the merger is approved. Please note that:

•	completing and returning the election form is not the same as voting on the merger—you must separately vote in one of the ways noted above.

•	the election form does not satisfy any of the requirements if you wish to exercise your dissenters’ rights to the merger.

•	your choices on the Election Form are subject to adjustment.

•	the 1.7878 exchange ratio or the $45.00 cash amount may be adjusted under the terms of the merger agreement and depending upon such elections made by other shareholders of Independent.

Please do not send in your stock certificates with the election form.

Q.	Why Is My Vote Important?

A.	A majority of the outstanding shares of Independent common stock must be represented in person or by proxy at the special meeting for there to be a quorum. If you do not vote using one of the methods described above, it will be more difficult for Independent to obtain the necessary quorum to hold its special meeting. Failure to secure a quorum on the date set for the special meeting would require an adjournment that would cause Independent to incur considerable additional expense.

Also, the merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Independent common stock. If you fail to vote, that will have the same effect as a vote against the merger agreement.

Q.	If My Shares Are Held in “Street Name” by My Broker, Will My Broker Automatically Vote My Shares for Me?

A.	No. If your shares are held in a brokerage account and you do not provide your broker with instructions on how to vote those shares, your broker will not be permitted to vote them. Therefore, you should be sure to provide your broker with instructions on how to vote these shares. If you do not give voting instructions to your broker, you will, in effect, be voting against the merger.

Q.	Can I Change My Vote?

A.	Yes. If you did not vote through a broker, there are several ways you can change your vote after you have submitted a proxy.

•	You may send a written notice to Independent’s Corporate Secretary stating that you would like to revoke your proxy; or

•	You may complete and submit a new proxy card to Independent. Any earlier-dated proxy will be revoked automatically; or

•	You may attend the meeting and vote in person. Any earlier-dated proxy will be revoked. However, please note that simply attending the meeting without voting will not revoke your earlier proxy; you must also vote at that meeting.

If you did vote through a broker, you must follow directions you receive from your broker to change your vote.

Q.	Should I Send in My Stock Certificates Now?

A.	No. Assuming the proposed merger is approved, Greene County will send to you a letter of transmittal containing written instructions for exchanging your Independent stock certificates as we get closer to the anticipated closing date of the merger. Please do not send in any Independent stock certificates until you have received these written instructions. However, if you are not sure where your stock certificates are located, now would be a good time to locate them so you do not encounter any delays in processing your exchange at closing. Likewise, if your stock certificates are lost, please contact Jeanne VanderWielen at (615) 452-9000 to find out how to get a replacement certificate.

Please note that this letter of transmittal is different from the election form, which was discussed earlier and is enclosed with this proxy statement/prospectus. The election form must be received by the exchange agent on or before the date of the special meeting.

Q.	When Do You Expect the Merger To Be Completed?

A.	We currently expect to complete the merger in November, 2003, assuming all the conditions to completion of the merger, including obtaining the approval of Independent shareholders at the special meeting and receiving regulatory approvals, have been fulfilled on a timely basis. Fulfilling some of these conditions, such as receiving certain governmental clearances or approvals, is not entirely within our control. If all the conditions to completion of the merger have not been fulfilled at that time, we expect to complete the merger as quickly as practicable once the conditions are fulfilled.

Q.	Who Do I Call if I Have Questions About the Special Meeting or the Merger?

A.	You should direct any questions regarding the special meeting of Independent shareholders or the merger to Ronald E. (Ed) Mayberry, president and chief executive officer of Independent, at (615) 452-9000.

SUMMARY

     This summary highlights selected information included in this document and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer you before you decide how to vote with respect to the merger agreement. In addition, we incorporate by reference important business and financial information about Greene County into this document. For a description of this information, see “WHERE YOU CAN FIND MORE INFORMATION.” You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “REFERENCE TO ADDITIONAL INFORMATION” on the inside front cover of this document and “WHERE YOU CAN FIND MORE INFORMATION” herein. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies (pages 86 to 87; pages 55 to 73)

Greene County Bancshares, Inc.
100 North Main Street
Greeneville, Tennessee 37743-4992

     Greene County is a Tennessee corporation that operates as a bank holding company. Its principal subsidiary is Greene County Bank, a Tennessee-chartered commercial bank with commercial banking operations in Tennessee and North Carolina and a loan production office in Virginia. As of June 30, 2003, Greene County had total assets of $909 million, deposits of $705 million and total shareholders’ equity of $78 million.

     For financial statements and a discussion of Greene County’s recent results of operations, see Greene County’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003 and its Annual Report on Form 10-K for the year ended December 31, 2002, all of which are incorporated by reference in this proxy statement/prospectus.

Independent Bankshares Corporation
710 Nashville Pike
Gallatin, Tennessee 37066

     Independent is a Tennessee corporation that operates as a bank holding company and offers a broad array of financial service products through its two wholly-owned banking subsidiaries. Both of its bank subsidiaries, First Independent Bank and Rutherford Bank and Trust, are engaged in the general retail banking business and provide financial products and services to individuals and small to medium-sized businesses. In addition, the banks invest primarily in United States government and agency obligations. First Independent presently has four branch offices located in Sumner County, Tennessee, and Rutherford has three branches located in Rutherford County, Tennessee. Independent was incorporated under Tennessee law in 1992 to serve as the holding company of First Independent.

     See “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF INDEPENDENT” and “BUSINESS OF INDEPENDENT” on pages 55 to 73 for more information.

The Merger

     We have attached the merger agreement to this document as Appendix A. We encourage you to read this agreement carefully, as it is the legal document that governs the merger of Independent with and into Greene County.

What Independent Shareholders Will Receive in the Merger (pages 28 to 30)

     Conversion; Exchange Ratio and Cash Amount. For each share of Independent common stock you hold, you will have the opportunity to elect to receive either:

•	1.7878 shares of Greene County common stock; or

•	$45.00 in cash;

however, the amount of cash elected and the number of shares elected are subject to adjustment and proration as provided below.

     Aggregate Consideration. The aggregate merger consideration payable to Independent shareholders is expected to be $9,055,879 in cash and 836,310 shares of Greene County common stock. The aggregate merger consideration may be adjusted as follows:

•	increased, if the number of shares of Independent common stock outstanding increases as a result of the exercise of Independent stock options;

•	decreased, if Independent’s liability in connection with terminating its deferred compensation plan is greater than $300,000; and

•	increased, if Independent exercises its right to terminate the merger based on a decline in Greene County’s stock price and Greene County chooses to prevent that termination by increasing the consideration.

     See “THE MERGER AGREEMENT—Conversion of Independent Common Stock and Independent Stock Options” for a detailed description of the merger consideration and the possible adjustments.

Election of Cash or Stock Consideration (pages 30 to 32)

     Accompanying this proxy statement/prospectus for your use is an election form. You must use the election form to indicate whether you elect to receive:

•	cash for all of your shares of Independent common stock;

•	Greene County common stock for all of your shares; or

•	a combination of cash for some of your shares and Greene County common stock for the remainder of your shares.

Your election of cash or Greene County common stock is potentially subject to proration, because Greene County will only pay $9,055,879 in cash (subject to adjustment) and 836,310 shares of Greene County common stock (subject to adjustment) upon the consummation of the merger. Although the aggregate merger consideration may be adjusted under certain circumstances, it will not be adjusted based on the number of Independent shareholders electing cash payment. An election of cash will in all likelihood either be oversubscribed or undersubscribed. Therefore, you may actually receive a mixture of cash and Greene County common stock different from your election.

     You must return the election form to Illinois Stock Transfer Company for its receipt on or before the date of the special meeting. A postage-prepaid envelope is enclosed for your use. If you do not make a timely election, then the form of merger consideration you receive will be determined by the exchange agent in accordance with the merger agreement.

     See “THE MERGER AGREEMENT—Your Election to Receive Cash or Stock, or Both, in the Merger.”

No Fractional Shares (page 32)

     Greene County will not issue fractional shares of its common stock in the merger. Instead of a fractional share, you would receive a proportionate amount of cash based on a $25.20 per share price of Greene County common stock.

     See “THE MERGER AGREEMENT—Exchange of Shares; Fractional Shares.”

Material United States Federal Income Tax Consequences of the Merger (pages 46 to 50)

     We will not be required to complete the merger unless we receive legal opinions to the effect that the merger will qualify as a reorganization for U.S. federal income tax purposes.

     We expect that, for U.S. federal income tax purposes, you will not recognize any gain or loss with respect to your shares of Independent common stock if you receive only shares of Greene County common stock in the merger, except with respect to any cash received in lieu of a fractional share interest in Greene County common stock.

     If you receive cash in exchange for any of your shares of Independent common stock, you will generally recognize gain, but not loss. This gain will be equal to the excess of the cash and value of Greene County common stock you receive over your basis in your Independent common stock. In any case, the amount of your taxable gain is limited to the amount of cash you receive in the merger.

     You should read “THE MERGER AGREEMENT—Material United States Federal Income Tax Consequences of the Merger” for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend upon the facts and circumstances of your particular tax situation. You should also consult your tax advisor to fully understand the tax consequences of the merger to you.

Independent’s Reasons for the Merger; Recommendation of Independent’s Board of Directors (pages 20 to 22)

     Independent’s board of directors has unanimously approved the merger agreement. Independent’s board of directors believes that the merger is advisable and in the best interests of Independent and its shareholders and recommends that Independent’s shareholders vote “FOR” the adoption and approval of the merger agreement. In reaching its decision, Independent’s board of directors considered a number of factors, which are described in more detail in “THE MERGER AGREEMENT—Independent’s Reasons for the Merger; Recommendation of Independent’s Board of Directors” beginning on page 20. Independent’s board of directors did not assign relative weights to the factors described in that section or the other factors considered by it. In addition, it did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of Independent’s board of directors may have given different weights to different factors.

Opinion of Independent’s Financial Advisor (pages 23 to 27)

     In connection with the merger, Independent’s board of directors received a written opinion from Southard Financial as to the fairness, from a financial point of view, of the consideration to be received in the merger by Independent shareholders. The full text of Southard Financial’s opinion, dated June 13, 2003, is included in this proxy statement/prospectus as Appendix C. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations of the review undertaken by Southard Financial. The opinion of Southard Financial is directed to Independent’s board of directors and does not constitute recommendations to you or any other shareholder as to the form of consideration to be elected by you or any other shareholder in the merger, or any other matter relating to the proposed transaction.

Special Meeting of Independent Shareholders (page 17)

     Independent will hold a special meeting of its shareholders at the Main Office of First Independent Bank, 710 Nashville Pike, Gallatin, Tennessee, on October 16, 2003, at 6:00 p.m. At the special meeting, you will be asked to vote to adopt the merger agreement and, in the event that there are insufficient votes at the time of the special meeting to adopt the merger agreement, to approve the adjournment of the special meeting.

     You may vote at the special meeting if you owned shares of Independent common stock at the close of business on the record date, August 29, 2003. On that date, there were 669,031 shares of Independent common stock outstanding and entitled to vote at the special meeting. You may cast one vote for each share of Independent common stock you owned on the record date.

     See “THE SPECIAL MEETING—Purpose, Time and Place” and “— Record Date; Voting Power.”

Shareholder Vote Required (page 17)

     Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Independent common stock outstanding on the record date. Valid proxies that are marked “Abstain,” including proxies submitted by brokers that are the record owners of shares, will have the same effect as those cast against approval of the merger agreement. Independent shareholders may not cumulate votes.

     Approval of the adjournment of the special meeting will require the affirmative vote of a majority of the votes cast.

     See “THE SPECIAL MEETING—Votes Required.”

Share Ownership of Management and Certain Shareholders (page 18)

     As of the record date, the directors and executive officers of Independent and their respective affiliates collectively owned approximately 19.48% of the outstanding shares of Independent common stock, not including shares subject to options currently exercisable but not exercised. All of the directors and executive officers of Independent have entered into a voting agreement with Greene County pursuant to which they have agreed to vote all of their shares in favor of the approval of the merger agreement. The affirmative vote of a majority of the shares of Independent common stock outstanding is required to approve the merger agreement.

     See “THE SPECIAL MEETING—Share Ownership of Management and Certain Shareholders.”

Dissenters’ Rights (pages 53 to 55)

     Under Tennessee law, Independent shareholders have the right to dissent from the merger and receive the fair value of their shares of Independent common stock. To perfect his or her dissenters’ rights, an Independent shareholder may not vote for the adoption of the merger agreement and must strictly comply with all of the procedures required by Tennessee law. These procedures are described more fully in “THE MERGER AGREEMENT—Dissenters’ Rights.”

     We have included the portion of Tennessee law dealing with dissenters’ rights, Chapter 48-23 of the Tennessee Business Corporation Act, as Appendix D to this proxy statement/prospectus.

Interests of Independent’s Executive Officers and Directors in the Merger (pages 50 to 52)

     In considering the recommendation of Independent’s board of directors to approve the merger, you should be aware that executive officers and directors of Independent have employment and other compensation agreements or plans. Therefore, their interests in the merger are somewhat different from their interests as shareholders.

     See “THE MERGER AGREEMENT—Interests of Certain Persons in the Merger.”

Regulatory Approvals Required for the Merger (page 40)

     We cannot complete the merger without the separate approvals of the Federal Reserve Bank of Atlanta and the Tennessee Department of Financial Institutions. Greene County is in the process of seeking these approvals. While we do not know of any reason why Greene County would not be able to obtain these necessary approvals in a timely manner, we cannot assure you that they will grant their approval of the merger or the timing of these approvals.

     See “THE MERGER AGREEMENT—Required Regulatory Approvals.”

Conditions to the Merger (pages 40 to 41)

     Completion of the merger depends on a number of conditions being satisfied or waived, where permissible, including the following:

•	Independent shareholders must have approved the merger agreement;

•	the representations and warranties made by Greene County and Independent to each other in the merger agreement must be true and correct, except as would not have, or would not reasonably be expected to have, a material adverse effect;

•	the required regulatory approvals must have been received, and all statutory post-approval waiting periods (usually 15 days or 30 days) must have expired;

•	there must be no statute, rule, regulation, order, injunction or decree in existence which prohibits or makes completion of the merger illegal;

•	no stop order suspending the effectiveness of the registration statement of which this proxy statement/prospectus is a part shall have been issued, and no proceedings for that purpose shall have been initiated or threatened, by the Securities and Exchange Commission;

•	the shares of Greene County common stock to be issued to Independent shareholders in the merger must be authorized for listing on the Nasdaq Stock Market; and

•	Greene County and Independent must have received a legal opinion that the merger will qualify as a reorganization under U.S. federal income tax laws.

     We cannot be certain when, or if, the conditions to the merger will be satisfied or waived or whether or not the merger will be completed.

     See “THE MERGER AGREEMENT—Conditions to Completion of the Merger.”

Termination of the Merger Agreement (pages 43 to 44)

     We may terminate the merger agreement by mutual consent. The merger agreement may also be terminated unilaterally by either Greene County or Independent if any of several conditions occur.

     See “THE MERGER AGREEMENT—Termination of the Merger Agreement.”

Termination Fees (pages 44 to 45)

     The merger agreement requires Independent to pay termination fees of up to $1.0 million to Greene County if the merger agreement is terminated under a number of specified circumstances. The merger agreement also requires Greene County to pay a termination fee of $250,000 to Independent if the merger agreement is terminated under one specific circumstance.

     See “THE MERGER AGREEMENT—Termination Fees.”

RISK FACTORS

     In addition to the other information included in this proxy statement/prospectus, you should carefully consider the matters described below in determining whether to approve the merger agreement.

You may not receive the form of merger consideration that you elect.

     You may elect to receive either cash or Greene County common stock for each share of Independent common stock that you own. Subject to adjustment, the aggregate merger consideration payable to Independent shareholders is $9,055,879 in cash and 836,310 shares of Greene County common stock. The allocation of cash and stock consideration you actually receive will depend on the election made by other Independent shareholders. Therefore, there is a risk that you may actually receive a mixture of cash and Greene County common stock different from your election. This could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you elected (including with respect to the recognition of taxable gain to the extent cash is received).

The directors and executive officers of Independent have additional and different interests.

     You should be aware that the directors and executive officers of Independent have interests in the merger that are somewhat different from the interests of shareholders generally. For example, one executive officer will enter into an agreement with Greene County that provides for continued employment following the merger. Further, some directors will receive payments on their deferred compensation plans, and all incentive stock options will vest upon a change in control. These interests may conflict with your interests. These and certain other additional interests of Independent’s directors and executive officers may cause some of these persons to view the proposed transaction differently than you view it. For a discussion of these interests, see “THE MERGER AGREEMENT—Interests of Certain Persons in the Merger.”

If the market price of Greene County common stock decreases significantly, the merger agreement could be terminated by Independent.

     Independent may elect to terminate the merger agreement if:

(a) the average of the last sale prices of Greene County’s common stock as reported on the Nasdaq Stock Market for the twenty consecutive trading days ending on the fifth trading day immediately preceding the effective time of the merger is less than $21.80; and

(b) the percentage decline of the price per share of Greene County common shares between $25.20 and the average trade pricing during the twenty day period is more than 113.5% of a decline in the SNL Financial Bank Index.

     If Independent makes this election, and Greene County does not prevent the termination by increasing the consideration, then no merger will occur and you will not receive any merger consideration for your shares of Independent common stock.

Because the market price of Greene County common stock may fluctuate, you cannot be sure of the market value of the Greene County common stock that you receive in the merger.

     Upon the consummation of the merger, each outstanding share of Independent common stock not held by Independent or Greene County will be converted into the right to receive either a number of shares of Greene County common stock equal to the exchange ratio or a specified amount of cash. The number of shares of Greene County common stock to be exchanged for each share of Independent common stock is 1.7878 and will not be adjusted to reflect the market price of Greene County common stock. Therefore, if the market price of Greene County common stock is less than $25.17 and you elect to receive stock in the merger, then the market value of the Greene County common stock you receive will be less than $45.00. Conversely, if the market price of Greene County common stock is more than $25.17 and you elect to receive stock in the merger, then the market value of the Greene County common stock you receive will be more than $45.00. If you elect to receive cash, then you would receive $45.00 in cash, subject to adjustment and proration.

     Share price changes may result from a variety of factors, including general market and economic conditions, changes in Greene County’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond Greene County’s control. The market price may vary from the price of the Greene County common stock on the date the merger was announced, on the date that this document is mailed to you, on the date of the special meeting and on the date the merger becomes effective.

The market price of the shares of Greene County common stock may be affected by factors different from those affecting the shares of Independent common stock.

     Upon consummation of the merger, certain Independent shareholders will become Greene County shareholders. Some of Greene County’s current businesses and markets differ from those of Independent. Accordingly, the results of operations of Greene County after the merger may be affected by factors different from those currently affecting the results of operations of Independent. Greene County’s primary geographic market is located in eastern Tennessee, a market in which Independent does not operate or conduct business. In the event the eastern Tennessee economic market suffers a downturn, the market price of Greene County’s common stock may be adversely affected. In addition, Greene County’s common stock is publicly traded on the Nasdaq Stock Market and is susceptible to and may be influenced by the price fluctuations of the public securities markets.

SELECTED HISTORICAL FINANCIAL DATA OF GREENE COUNTY

     Greene County is providing the following information to aid you in your analysis of the financial aspects of the merger. Greene County derived the information for the years ended, and as of, December 31, 1998 through December 31, 2002 from its historical audited financial statements for these fiscal years. Greene County derived the financial information for the six months ended June 30, 2002 and June 30, 2003 and as of June 30, 2003 from its unaudited financial statements that include, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of the results. The operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

     This information is only a summary, and you should read it in conjunction with Greene County’s consolidated financial statements and notes thereto contained in Greene County’s 2002 Annual Report on Form 10-K and its Quarterly Report on Form 10-Q for June 30, 2003, both of which have been incorporated by reference into this document.

	Six-Months Ended June 30,		For the Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

			(Dollars in Thousands)
Total interest income	$28,082	$29,888	$59,929	$67,964	$67,696	$55,229	$50,792
Total interest expense	8,224	9,712	18,680	28,463	29,143	19,742	18,572

Net interest income	19,858	20,176	41,249	39,501	38,553	35,487	32,220
Provision for loan losses	(2,855)	(2,676)	(7,065)	(5,959)	(8,009)	(3,133)	(3,417)

Net interest income after provision for loan losses	17,003	17,500	34,184	33,542	30,544	32,354	28,803
Non-interest income:
Investment securities gains	—	—	46	—	—	—	—
Other income	5,621	5,159	10,484	9,593	6,568	6,331	4,555
Non-interest expense	(14,924)	(14,308)	(29,199)	(28,665)	(29,393)	(24,610)	(20,462)

Income before income taxes	7,700	8,351	15,515	14,470	7,719	14,075	12,896
Income tax expense	(2,781)	(3,115)	(5,702)	(5,047)	(2,206)	(5,250)	(4,690)

Net income	$4,919	$5,236	$9,813	$9,423	$5,513	$8,825	$8,206

Per Share Data:[1]
Net income, basic	$0.72	$0.77	$1.44	$1.38	$.81	$1.30	$1.21
Net income, assuming dilution	$0.71	$0.77	$1.43	$1.38	$.80	$1.29	$1.20
Dividends declared	$0.24	$0.24	$0.58	$0.56	$0.55	$0.52	$0.46
Book value	$11.43	$10.61	$10.94	$10.06	$9.24	$8.94	$8.16
Financial Condition Data (as of end of the period):
Assets	$909,101	$828,881	$899,396	$811,612	$789,117	$656,012	$568,179
Loans, net	$765,609	$711,275	$744,317	$679,271	$657,065	$546,897	$466,661
Cash and investments	$90,040	$68,500	$61,980	$57,470	$76,816	$72,223	$49,939
Federal funds sold	$—	—	$39,493	$25,621	$8,130	$—	$24,300
Deposits	$704,909	$648,865	$719,323	$653,913	$648,641	$522,382	$459,183
Notes Payable	$87,076	$67,801	$82,359	$67,978	$59,949	$46,309	$36,627
Federal funds purchased and repurchase agreements	$26,443	$29,966	$10,038	$10,375	$4,713	$14,581	$7,216
Shareholders’ equity	$77,991	$72,318	$74,595	$68,627	$63,010	$60,772	$55,386
Selected Ratios:
Interest rate spread	4.64%	4.96%	4.99%	4.98%	5.18%	5.90%	5.96%
Net yield on interest-earning assets	4.89%	5.26%	5.29%	5.41%	5.67%	6.39%	6.53%
Return on average assets	1.11%	1.26%	1.17%	1.20%	0.75%	1.47%	1.56%
Return on average equity	12.73%	14.68%	13.40%	13.96%	8.58%	14.90%	15.63%
Average equity to average assets	8.75%	8.57%	8.72%	8.59%	8.78%	9.89%	9.97%
Dividend payout ratio	33.28%	31.26%	40.31%	40.53%	68.22%	40.02%	37.99%
Ratio of nonperforming assets to total assets assets	1.10%	1.19%	1.48%	1.22%	0.96%	0.96%	1.15%
Ratio of allowance for loan losses to Nonperforming assets	123.97%	118.37%	94.24%	112.89%	154.83%	163.48%	156.34%
Ratio of allowance for loan losses to total loans	1.58%	1.60%	1.65%	1.61%	1.72%	1.81%	2.11%

[1] Amounts have been restated to reflect the effect of Greene County’s five-for-one stock split effected May 2001.

SELECTED HISTORICAL FINANCIAL DATA OF INDEPENDENT

     Independent is providing the following historical selected financial data to assist you in your analysis of the merger. Independent derived the financial information for the years ended and as of December 31, 1998 through December 31, 2002 from its historical audited financial statements for these fiscal years. Independent derived the financial information for the six months ended June 30, 2002 and June 30, 2003 and as of June 30, 2003 from its unaudited financial statements that include, in the opinion of management, all normal and recurring adjustments that management considers necessary for a fair statement of the results. The operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the year ending December 31, 2003.

	Six-Months Ended June 30,		For the Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

				(Dollars in Thousands)
Total interest income	$4,250	$4,694	$9,313	$10,834	$10,950	$9,219	$8,000
Total interest expense	1,379	1,814	3,445	5,520	5,349	4,209	3,738

Net interest income	2,871	2,880	5,868	5,314	5,601	5,010	4,262
Provision for loan losses	(282)	(789)	(692)	(565)	(548)	(470)	(532)

Net interest income after provision for loan losses	2,589	2,091	5,176	4,749	5,053	4,540	3,730
Non-interest income	849	615	1,564	1,322	1,052	910	714
Non-interest expense	(2,620)	(2,373)	(4,957)	(4,622)	(4,288)	(3,892)	(3,168)

Income before income taxes	818	333	1,782	1,449	1,817	1,558	1,276
Income tax expense	(329)	(110)	(631)	(471)	(636)	(536)	(449)

Net income	$489	$223	$1,152	$978	$1,181	$1,022	$827

Per Share Data:[1]
Net income, basic	$0.73	$0.33	$1.72	$1.46	$1.77	$1.53	$1.24
Net income, assuming dilution	$0.72	$0.33	$1.72	$1.46	$1.76	$1.52	$1.23
Dividends declared	$—	$—	$—	$—	$—	$—	$—
Book value	$23.23	$21.02	$23.55	$20.70	$19.11	$16.90	$16.43
Financial Condition Data (as of end of the period):
Assets	$172,563	$161,381	$168,312	$154,476	$145,018	$132,379	$113,960
Loans, net	$102,242	$105,787	$102,161	$99,300	$96,792	$89,253	$70,212
Cash and investments	$36,492	$42,502	$42,233	$36,348	$33,253	$30,288	$29,466
Federal funds sold	$27,400	$6,504	$17,493	$11,937	$7,860	$5,704	$8,150
Deposits	$154,548	$144,415	$150,372	$137,280	$128,980	$120,156	$102,287
Repurchase agreements	$1,750	$2,250	$1,750	$2,250	$2,150	$—	$—
Shareholders’ equity	$15,541	$14,061	$15,083	$13,848	$12,788	$11,305	$10,995
Selected Ratios:
Interest rate spread	3.48%	3.77%	3.59%	3.15%	3.82%	3.90%	3.89%
Net yield on interest-earning assets	3.82%	4.14%	4.00%	3.86%	4.53%	4.26%	4.27%
Return on average assets	0.58%	0.29%	0.72%	0.66%	0.88%	0.84%	0.79%
Return on average equity	6.39%	3.19%	8.04%	7.29%	9.83%	9.22%	7.70%
Average equity to average assets	9.16%	9.02%	8.97%	9.00%	8.90%	9.07%	10.21%
Dividend payout ratio	—%	—%	—%	—%	—%	—%	—%
Ratio of nonperforming assets to total assets assets	0.98%	0.25%	0.89%	0.43%	0.22%	0.27%	0.45%
Ratio of allowance for loan losses to Nonperforming assets	78.28%	33.95%	85.79%	186.55%	390.34%	304.24%	170.37%
Ratio of allowance for loan losses to total loans loans	1.28%	1.10%	1.29%	1.24%	1.28%	1.19%	1.23%

[1] Amounts are restated to reflect the effect of Independent’s stock dividends.

COMPARATIVE PER SHARE DATA

     The following tables present historical diluted per share data of Independent and Greene County as of and for the periods set forth below. The data presented below should be read together with the historical financial statements of Independent and Greene County included or incorporated by reference in this proxy statement/prospectus.

     Diluted income per share data are calculated using the diluted weighted average equivalent shares. Because the number of shares of Greene County common stock to be issued in the merger will not be known until the consummation of the merger, Independent’s equivalent per share data cannot be computed at this time. Hypothetical Independent equivalent per share data is presented below using the exchange ratio in the merger agreement, 1.7878, which does not reflect any adjustments. The hypothetical Independent equivalent per share data was calculated by multiplying the actual Greene County per share data by the hypothetical exchange ratio of 1.7878. No pro forma Greene County information giving effect to the merger is presented because the merger will not materially change the Greene County historical amounts presented.

		Per Share
	Diluted	Book Value
	Income	(as of End of Period)	Dividends

Independent Historical
Year ended December 31, 2002	$1.72	$23.55	$—
Six months ended June 30, 2003	$0.72	$23.23	$—
Greene County Historical
Year ended December 31, 2002	$1.43	$10.94	$0.58
Six months ended June 30, 2003	$0.71	$11.43	$0.24
Hypothetical Independent Equivalent
Year ended December 31, 2002	$2.56	$19.56	$1.04
Six months ended June 30, 2003	$1.27	$20.43	$0.43

COMPARATIVE STOCK PRICES AND DIVIDENDS

     Greene County’s shares began trading on the Nasdaq Stock Market on October 1, 2002, under the symbol “GCBS.” Prior to that time, there was no established trading market for shares of Greene County common stock.

     The following table sets forth the high and low common stock prices per Nasdaq Stock Market quotations beginning with the fourth quarter of 2002 and closing prices beginning with the second quarter of 2003. Certain information known to management as to the price of the Greene County’s common stock at the end of each of the first three quarters of 2002 and the end of each of the quarters in 2001. The table also sets forth the dividend per share paid each quarter during 2003, 2002 and 2001.

	Market Price

			End of Period
	High	Low	Closing Price		Dividends

2003
Third Quarter (through September 4, 2003)	$27.01	$20.14	$25.98	(1)	$—
Second Quarter	32.05	19.00	21.15	(1)	0.12
First Quarter	25.95	18.75	—	(1)	0.12
2002
Fourth Quarter	$19.75	$16.90	$—	(1)	$0.22
Third Quarter	—	—	16.00	(2)	0.12
Second Quarter	—	—	16.50	(2)	0.12
First Quarter	—	—	16.00	(2)	0.12
2001
Fourth Quarter	—	—	$16.00	(2)	$0.20
Third Quarter	—	—	18.00	(2)	0.12
Second Quarter	—	—	26.88	(2)	0.12
First Quarter	—	—	32.00	(2)	0.12

(1)	The Nasdaq Stock Market formally began to provide closing prices on April 14, 2003 which are therefore presented based on the Nasdaq Stock Market trading beginning in the second quarter, 2003.

(2)	Prior to the listing of Greene County’s common stock on the Nasdaq Stock Market in the fourth quarter of 2002, there was not an established public trading market in which shares of Greene County common stock were regularly traded, nor were there any uniformly quoted prices for such shares. Management was therefore unable to determine high and low market prices each quarter on a consistent and reliable basis during that time. Accordingly, only quarter-end sales prices were disclosed using best information available at the time. Beginning with the fourth quarter 2002, quarterly information is presented based upon trading of Greene County common stock on the Nasdaq Stock Market.

     On June 17, 2003, the last trading day prior to the public announcement of the execution of the merger agreement, the closing price of Greene County common stock was $24.73 per share. On September 4, 2003, the most recent practicable trading day prior to the printing of this proxy statement/prospectus, the closing price of Greene County common stock was $25.98 per share. The market price of shares of Greene County common stock is subject to fluctuation. As a result, Independent shareholders are urged to obtain current market quotations. On September 4, 2003, there were 6,823,315 shares of Greene County common stock outstanding held by approximately 1,750 holders of record.

     The holders of Greene County common stock receive dividends if and when declared by the Greene County board of directors out of funds legally available therefor. Greene County expects to continue paying quarterly cash dividends on Greene County common stock. However, the continued declaration and payment of dividends after the merger will depend upon business conditions, operating results and the Greene County board of directors’ consideration of other relevant factors. On August 19, 2003, the Greene County board of directors declared a quarterly cash dividend of $0.12 per share payable on September 19, 2003 to Greene County shareholders of record on September 5, 2003.

     Shares of Independent common stock do not trade on any established public trading market, and Independent has never declared cash dividends. Independent has issued stock dividends during these periods as described in the “Consolidated Financial Statements.” On September 4, 2003, there were 669,031 shares of Independent common stock outstanding held by 484 holders of record.

THE SPECIAL MEETING

Purpose, Time and Place

     The purpose of the special meeting is:

•	to consider and vote upon a proposal to approve the merger agreement, described herein;

•	if necessary, to approve the adjournment of the special meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the merger agreement; and

•	to act upon such other matters, if any, as may properly come before the special meeting.

     The special meeting will be held on October 16, 2003, at 6:00 p.m., local time, at the Main Office of First Independent Bank, 710 Nashville Pike, Gallatin, Tennessee. This proxy statement/prospectus is being sent to Independent shareholders and is accompanied by a proxy that is being solicited by the Independent board of directors for use at the special meeting and any adjournments or postponements thereof.

Record Date; Voting Power

     The Independent board of directors has fixed the close of business on August 29, 2003, as the record date for determining shareholders entitled to notice of and to vote at the special meeting. Only those Independent shareholders of record on the record date will be entitled to notice of and to vote at the special meeting. Each share of Independent common stock will be entitled to one vote. As of the record date, there were 669,031 shares of Independent common stock outstanding and entitled to be voted at the special meeting. Votes may be cast at the special meeting in person or by proxy.

Quorum

     A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum of Independent’s shareholders at the special meeting. Valid proxies that are marked “Abstain,” including proxies submitted by brokers that are the record owners of shares (so-called “Broker Non-Votes”), will be considered present for purposes of determining whether a quorum exists. However, if a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed in order to solicit additional proxies.

Votes Required

     Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Independent common stock outstanding on the record date. Abstentions and Broker Non-Votes will have the same effect as those cast against approval of the merger agreement. Independent shareholders may not cumulate votes.

     Approval of the adjournment of the special meeting will require the affirmative vote of a majority of the votes cast.

Share Ownership of Management and Certain Shareholders

     As of the record date, the directors and executive officers of Independent beneficially owned an aggregate of 130,296 shares of Independent common stock, which represents 19.48% (not including 9,963 stock options granted to Independent’s directors and executive officers, 1,860 of which will be cashed out and 8,103 of which will be converted to options to purchase Greene County common stock in connection with the merger if not exercised prior to the closing date of the merger) of the shares entitled to be voted at the special meeting. All of the directors and executive officers of Independent have entered into an agreement with Greene County pursuant to which each individual has agreed to vote his or her shares FOR approval of the merger agreement. A copy of the voting agreement is attached as Appendix B to this proxy statement/prospectus.

Voting of Proxies

     Independent shareholders may vote either in person or by properly executed proxy. Shares of Independent common stock represented by a properly executed proxy received prior to or at the special meeting will, unless such proxy is revoked, be voted in accordance with the instructions indicated on such proxy. If no such instructions are indicated on a properly executed proxy, the shares covered thereby will be voted FOR the proposal to approve the merger agreement and FOR approval of the adjournment of the special meeting, if necessary, to solicit additional proxies. Because approval of the merger agreement requires a majority of the votes outstanding, failure to return the proxy or to vote in person at the special meeting will have the effect of a vote cast against the merger agreement.

     If any other matters are properly presented at the special meeting for consideration, the persons named in the proxy and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment. As of the date hereof, the board of directors of Independent knows of no other matters to be presented at the special meeting.

Revocability of Proxies

     The grant of a proxy on the enclosed proxy card does not preclude a shareholder from voting in person at the special meeting. Any proxy given pursuant to this solicitation or otherwise may be revoked by the recordholder of the shares at any time before it is voted by delivering to the Secretary of Independent, on or before the taking of the vote at the special meeting, a written notice of revocation bearing a later date than the proxy or a later dated proxy relating to the same shares of Independent common stock, or by attending the special meeting and actually voting in person. Mere attendance at the special meeting will not, by itself, constitute revocation of a proxy.

     If an adjournment or postponement occurs, it will have no effect on the ability of shareholders of record as of the record date to exercise their voting rights or to revoke any previously delivered proxies.

Solicitation of Proxies

     The proxy for the special meeting is being solicited on behalf of the board of directors of Independent. The expense of soliciting proxies for the special meeting will be borne by Independent. However, Independent and Greene County have agreed to share equally the expenses of printing and mailing the proxy statement/prospectus, except that Greene County will pay all of such expenses if regulatory approval of the merger is not received for reasons attributable solely to Greene County. All other costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses.

     Proxies will be solicited principally by mail but may also be solicited by the directors, officers and other employees of Independent in person by telephone, facsimile or other means of communication. Such directors, officers and employees will receive no compensation therefor in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.

     Brokers and others who hold Independent common stock on behalf of another will be asked to forward proxy materials and related documents to the beneficial owners of such stock, and Independent will reimburse them for their expenses in doing so.

     See “THE MERGER AGREEMENT—Termination of the Merger Agreement.”

THE MERGER AGREEMENT

     This section contains material information pertaining to the merger agreement. The following summary is not complete and is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is incorporated by reference and attached as Appendix A to this document. We urge you to read carefully the full text of the merger agreement.

Structure

     Subject to the terms and conditions of the merger agreement, and in accordance with Tennessee law, at the consummation of the merger, Independent will merge with and into Greene County. Greene County will be the surviving corporation and will continue its corporate existence under the laws of Tennessee and under the name “Greene County Bancshares, Inc.” When the merger is completed, the separate corporate existence of Independent will terminate. Greene County’s charter will be the charter of the combined company, and Greene County’s bylaws will be the bylaws of the combined company. See “COMPARISON OF RIGHTS OF GREENE COUNTY AND INDEPENDENT SHAREHOLDERS.”

     After the consummation of the merger, former Independent shareholders will own approximately 12.3% of the outstanding common stock of the combined company. The board of directors of Greene County will continue as the board of directors of the combined company, except that at or promptly after the consummation of the merger, Greene County will take all necessary action to appoint Ronald E. Mayberry, Independent’s current president and a member of its board of directors, to the boards of directors of Greene County and its subsidiary, Greene County Bank.

     The merger agreement provides that Greene County may change the structure of the merger at its discretion. However, no such change is allowed if it will (a) reduce the amount or change the form of consideration to be delivered to Independent shareholders, (b) adversely affect the anticipated tax consequences to Independent shareholders in the merger, or (c) materially impede or delay the completion of the merger.

Background of the Merger

     During the early part of 2003, Independent’s board of directors believed it would be appropriate to determine the value of Independent by exploring the possibility of a merger, in the spirit of constantly striving to maximize the value of Independent for its shareholders. A package containing financial and other information about Independent was compiled and Independent asked both its financial and legal advisors to contact various potential acquirors to determine their level of interest in discussing a potential merger with Independent. Eight bank holding companies were contacted, and nonbinding indications of interest were received from two of them, one of which was Greene County. Representatives of Independent’s board met with another potentially interested party that, because of timing reasons, did not submit a proposal. The board did not believe either indication of interest adequately reflected the value of

Independent, but it continued discussions with Greene County. These discussions led to a letter dated April 4, 2003, from Greene County making a preliminary offer to Independent. That offer was reviewed in detail by the board of Independent at its meeting on April 26, 2003, and Independent’s senior management and special counsel were instructed by the board to meet with Greene County and negotiate a definitive merger agreement. Between April 26 and June 14, 2003, senior management and special counsel of Independent were in regular contact and negotiations with senior management and special counsel for Greene County which resulted in the merger agreement that was approved by Independent’s board on June 14, 2003.

     Independently owned community banks are operating in increasingly more competitive environments in recent years. Institutions like Independent face increasing competition from the metropolitan and larger regional banks, as well as from many non-banking organizations seeking to capture the traditional customer base of community financial institutions. Because these competitive issues raise concerns about future management and financial and technological resources to effectively compete, community institutions like Independent often consider acquisition by or merger with larger institutions such as Greene County as a means to most effectively maximize shareholder value to continue to provide quality community banking services in its market. That was the decision ultimately reached by management of Independent in approving the merger.

Independent’s Reasons for the Merger; Recommendation of Independent’s Board of Directors

     In reaching its decision to approve and adopt the merger agreement, the Independent board of directors consulted with Independent’s management and its financial and legal advisors and considered a number of factors, including, without limitation, the following:

•	The fact that Greene County’s common stock is traded on the Nasdaq Stock Market, which is expected to provide liquidity to Independent’s shareholders who receive Greene County common stock received in the merger.

•	The Independent board of directors’ consideration and analysis of Independent’s business, operations, financial condition and earnings on a historical and a prospective basis.

•	The Independent board of directors’ knowledge and review, based in part on presentations by its financial advisors and Independent’s management, of:

•	the business, operations, financial condition and earnings of Greene County on a historical and prospective basis and of the combined company on a pro forma basis;

•	the historical share price performance of Greene County’s common stock;

•	the potential for increased earnings and dividends for Independent’s shareholders as shareholders of the combined company; and

•	Greene County’s substantial market capitalization.

•	The terms of the merger agreement, including a provision permitting Independent shareholders the opportunity to elect to receive either (a) $45.00 in cash for each share of Independent common stock, (b) 1.7878 shares of Greene County common stock for each share of Independent common stock or (c) a combination of cash for some shares and

Greene County common stock for the remainder of their shares. The Independent shareholders’ choice is subject to adjustment because the aggregate merger consideration to be paid by Greene County will be fixed. The fixed exchange ratio will enable Independent’s shareholders who receive shares of Greene County common stock to benefit from any increase in the trading price of Greene County’s common stock prior to the merger.

•	The terms of the merger agreement, including: (a) a provision permitting Independent to terminate the merger agreement if the Greene County average closing price is less than $21.80 and the percentage decline in price of the Greene County common stock between the starting share price of $25.20 and the average closing price is more than 113.5% of any decline in the index of banks from $500 million to $1 billion in total assets as published by SNL Securities, and Greene County elects not to increase the consideration; and (b) based on either 1.7878 shares of Greene County common stock or $45.00 in cash per share, an attractive premium for Independent shareholders of 25.4 times Independent’s 2002 earnings and 195.9% of Independent’s March 31, 2003 book value.

•	The current and prospective economic and competitive environment facing the financial services industry generally and Independent in particular, including the continued rapid consolidation in the industry and the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term, and in being able to capitalize on technological developments which significantly impact industry competition.

•	The general impact the merger could be expected to have on the constituency served by Independent, including its customers, employees and communities. In this regard, Independent noted that the combined company could be expected to offer a more extensive range of financial products and services to Independent’s existing customers, provide its customers with the added convenience of access to Greene County’s extensive branch system and provide greater advancement opportunities for Independent’s employees.

•	Independent’s belief that the merger could allow current shareholders to receive cash dividends on a per-share basis on the Greene County Common Stock received in the merger.

•	The expectation that the merger will be tax-free for federal income tax purposes to Independent and to Independent’s shareholders who elect and receive solely Greene County common stock in the merger.

•	The common business philosophy and compatibility of the management and staff of Independent and Greene County.

•	The review of a proposal from another financial institution and Southard Financial’s opinion that the proposed transaction with Greene County is fair, from a financial viewpoint, to Independent’s shareholders.

•	The fact that Ronald E. Mayberry, Independent’s president and chief executive officer, will serve as a regional president of Greene County after the merger and as a member of the boards of directors of both Greene County and its subsidiary, Greene County Bank.

•	The fact that Independent’s ability to further significantly penetrate the markets it serves is limited by its ability to accumulate and attract capital.

•	The board of directors’ review of the terms of the merger agreement at meetings held on April 26, 2003, and June 14, 2003.

The foregoing discussion of the information and factors considered by Independent’s board of directors is not intended to be exhaustive, but includes some of the material factors considered by Independent’s board of directors. In reaching its determination to approve and recommend the merger agreement, Independent’s board of directors did not assign any relative or specific weights to the factors considered with respect to such determination, and individual directors may have given differing weights to differing factors.

     For the reasons set forth above, Independent’s board of directors has unanimously approved the merger agreement as advisable and in the best interests of Independent and its shareholders and recommends that the shareholders of Independent vote FOR the approval of the merger agreement.

Greene County’s Reasons for the Merger

     Greene County has consistently explored opportunities to improve its franchise, increase market share, and increase shareholder value through growth in earnings. As a part of this effort, Greene County’s board of directors frequently reviews strategic opportunities to further its goals. Greene County’s board of directors evaluated the financial, strategic, operational and market considerations related to a possible merger with Independent. In reaching its conclusion that the merger agreement is in the best interests of Greene County shareholders, the board of directors carefully considered, among other things, the following factors:

•	The information presented to the board of directors by Greene County’s management and its financial advisors regarding the merger, including the market value of the consideration issued in exchange for 100% of the shares of Independent and its relationship to the earnings, assets, equity and deposits of Independent.

•	The information presented to the board of directors by Greene County’s management concerning the business, operations, earnings, asset quality, deposits and overall financial condition of Independent.

•	The attractiveness of Independent’s franchise, including Independent’s strength of management, branch network and market area.

•	The opportunity to enter the attractive middle Tennessee and metropolitan Nashville market area through an established banking operation.

•	The potential to increase Greene County’s earnings per share through cost savings, revenue enhancements and growth within the Independent franchise after the merger.

•	The compatibility of Independent’s management and banking orientation with those of Greene County.

•	The opportunity to leverage Greene County’s infrastructure.

•	The likelihood of the merger being approved by applicable regulatory authorities without undue delay.

While each member of Greene County’s board of directors individually considered the foregoing and other factors, the board of directors did not collectively assign any specific or relative weights to the factors considered. The board of directors collectively made its determination with respect to the merger based on the unanimous conclusion reached by its members, in light of the factors that each of them considers as appropriate, that the merger is in the best interests of Greene County shareholders.

Opinion of Independent’s Financial Advisor

     Independent engaged Southard Financial to act as its financial advisor in connection with the merger. On June 13, 2003, Southard rendered to the Independent board of directors its written opinion (the “Southard Opinion”) to the effect that, as of such date and based upon and subject to certain matters stated in such opinions, the consideration to be paid in the merger is fair, from a financial point of view, to Independent’s shareholders, including those shareholders who will receive cash in the merger and those who will become shareholders in Greene County after the merger. Southard Financial confirmed its opinion as of September 3, 2003. No limitations were imposed by the board of directors upon Southard with respect to the investigations made or the procedures followed by them in rendering their opinions.

     The full text of the Southard Opinion, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is incorporated herein by reference. The Southard Opinion is directed to the board of directors, addresses only the fairness of the consideration to be paid in the merger from a financial point of view, and does not constitute a recommendation to any shareholder as to how such shareholder should vote at the special meeting. The summary of the Southard Opinion set forth herein is qualified in its entirety by reference to the full text of such opinion, which is attached to this proxy statement/prospectus as Appendix C.

     Southard is a specialized consulting and valuation firm focusing on providing stock valuations to companies and financial institutions located throughout the United States or to groups of individuals associated with U.S.-based companies and financial institutions. As part of its line of professional services, Southard specializes in rendering valuation opinions of banks and bank holding companies nationwide. Independent selected Southard to serve as its financial advisor based on Southard’s reputation, expertise and familiarity with Tennessee-based financial institutions.

     In connection with its opinion, Southard reviewed and analyzed certain publicly available financial information and other information concerning Independent and Greene County and certain internal analyses and other information furnished to Southard by Independent and Greene County. Southard also held discussions with members of senior management of Independent and Greene County regarding the business and prospects of Independent and Greene County. In addition, Southard (i) reviewed the reported prices and trading activity for shares of Independent and Greene County common stock and (ii) performed such other studies and analyses and considered such other factors as Southard deemed appropriate.

     As described in its opinion, Southard assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with Southard for purposes of their opinion. With respect to the information relating to the prospects of Independent and Greene County, Southard assumed that such information reflected the best currently available judgments and estimates of the management of Independent and Greene County as to the likely future financial performance of Independent and Greene County. Southard did not verify through independent inspection or examination the specific assets or liabilities of Independent and Greene

County. Southard did not make nor was it provided with an independent evaluation or appraisal of the assets or liabilities of Independent and Greene County.

     Approach to the Southard Opinion. In arriving at the Southard Opinion, Southard reviewed and analyzed, among other things, the following:

•	the financial statements of Independent and Greene County and their subsidiaries;

•	certain other publicly available financial and other information concerning Independent and Greene County and their subsidiaries;

•	publicly available information concerning other banks and bank holding companies, the trading markets for their securities and the nature and terms of certain other transactions relevant to Southard’s inquiry;

•	the competitive and economic outlook for Independent’s and Greene County’s trade area;

•	the book value and financial condition of Independent and Greene County and their subsidiaries;

•	the future earnings and dividend paying capacity of Independent and Greene County and their subsidiaries;

•	previous sales of shares of Independent and Greene County common stock; and

•	the prevailing market prices for selected banking organizations in Tennessee and the United States.

     Southard held discussions with senior management of Independent and Greene County concerning Independent’s and Greene County’s past and current operations, financial condition and prospects, as well as the results of recent bank regulatory examinations.

     In conducting its review and in arriving at the Southard Opinion, Southard relied upon and assumed the accuracy and completeness of the financial and other information provided to it or publicly available, and did not attempt to independently verify the same. Southard did not make or obtain any evaluations or appraisals of the properties of Independent or Greene County, nor did it examine any individual loan credit files. For purposes of the Southard Opinion, Southard assumed that the merger will have the tax, accounting and legal effects described in the proxy statement/prospectus and assumed that the transaction would be consummated on a timely basis in the manner presented by Independent and Greene County and in compliance with applicable laws and regulations.

     As more fully discussed below, Southard considered such financial and other factors as it deemed appropriate under the circumstances, including among others the following: (i) the historical and current financial position and results of operations of Independent and Greene County, including interest income, interest expense, net interest income, net interest margin, provision for loan losses, non-interest income, non-interest expense, earnings, dividends, internal capital generation, book value, intangible assets, return on assets, return on stockholders’ equity, capitalization, the amount and type of non-performing assets, loan losses and the reserve for loan losses, all as set forth in the financial statements for Independent and its subsidiaries; and (ii) the assets and liabilities of Independent and its subsidiaries, including the loan investment and mortgage portfolios, deposits, other liabilities, historical and current liability sources and costs and liquidity. Southard also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and its knowledge of the banking industry generally. The Southard Opinion is necessarily based upon conditions as they existed and can be evaluated on the respective dates thereof and the information made available to Southard through such dates.

     In connection with rendering the Southard Opinion, Southard performed certain financial analyses, which are summarized below. Southard believes that its analysis must be considered as a whole, and that selecting portions of such analysis and the factors considered therein, without considering all factors and analysis, could create an incomplete view of the analysis and the processes underlying the Southard Opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In its analyses, Southard made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Independent and Greene County. Any estimates contained in Southard’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals of such companies or necessarily reflect the prices at which such companies or their securities may actually be sold.

     Adequacy of Total Price. The key consideration in the Southard Opinion is the adequacy of the total price paid by Greene County. Under the terms of the merger, Independent shareholders may elect to (1) receive cash of $45.00 per share (the “cash election”), (2) 1.7878 shares of Greene County common stock for each Independent share exchanged (the “stock election”), or (3) a combination of cash and stock (the “combined election”). In the aggregate, the transaction is intended to consist of $9,055,879 in cash and 836,310 shares of Greene County common stock (valued at $25.17 per share), for a total purchase price of $30,130,891. Depending on the elections made by the Independent shareholders, the consideration will be reallocated by the exchange agent to achieve these terms.

     Analysis of Market Transactions. Based upon the merger terms, and a share price of $25.17 for Greene County common shares, Independent shareholders will receive 195.9% of March 31, 2003 book value, 22.67 times estimated 2003 earnings, and 17.94% of March 31, 2003 assets. Based upon the review conducted by Southard, and given the financial characteristics and performance of Independent, the pricing for Independent in the merger is within the range of multiples seen in recent acquisitions of banks.

     Based upon the merger terms, and a market price of $21.80 for Greene County common shares, Independent shareholders will receive 177.6% of March 31, 2003 book value, 20.55 times estimated 2003 earnings, and 16.27% of March 31, 2003 assets. At the lower share price of Greene County common stock, the pricing for Independent in the merger stills falls within the range of multiples seen in recent acquisitions of banks.

     Discounted Cash Flow Analysis. Southard prepared a pro-forma discounted cash flow analysis to determine a range of present values of Independent assuming Independent continued to operate as a stand-alone entity. This range was determined by adding (i) the present value of the estimated future dividend stream that Independent could generate over the ten year period from 2003 to 2012 and (ii) the present value of the “terminal value” of Independent common stock at the end of 2012. To determine a projected dividend stream, Southard assumed a maximum equity to assets ratio of 8.0%. Southard used management’s budgeted earnings for 2003 and assumed annual growth in earnings and assets of between 5% and 10%. The “terminal value” of Independent common stock at the end of the ten-year period was determined by applying a price/earnings multiple of 19 times projected net income for Independent in 2012. The dividend stream and terminal value were discounted to the present using discount rates of 12% to 18%, which Southard viewed as appropriate for a company with Independent’s risk characteristics. Using this analysis, the implied value of Independent was consistently below the proposed price in the merger.

     Liquidity. Greene County common stock is traded on the Nasdaq Stock Market. Trading volume is variable, and generally ranges from 1,000 shares to 25,000 shares per day. Further, except in the case of affiliates, Greene County common stock received will be freely tradable with no restrictions.

     Merger Premium. Based upon the merger terms, Independent shareholders will receive a premium of 80% to 100% over the most recent minority trading price range of Independent shares ($23.00 to $25.00 per share). The merger premium for Independent is much higher than the normal range for similar transactions.

     Analysis of Alternatives. In evaluating the fairness of the proposed merger to the shareholders of Independent, Southard reviewed with Independent management the process undertaken for the sale of Independent. Given the age of the board of directors and the need for more capital to expand, the board of directors decided to market Independent for sale. Eight candidates were identified by Independent’s professional advisors, and offers were received from Greene County and one other financial institution located in Tennessee (the “Other Candidate”). The Other Candidate’s offer of $38.37 per share (45% in cash and 55% in common stock) was rejected by the board of directors due to the inadequacy of the price and the illiquidity of the Other Candidate’s common stock. The Greene County offer of $37.35 per share (30% in cash and 70% in Greene County common stock) was also deemed inadequate, but Independent’s board of directors countered that offer, and a preliminary agreement was reached at $45.00 per share (30% in cash and 70% in stock).

     After receiving the revised offer from Greene County, Independent’s board of directors did not pursue other offers. The board of directors determined that it was unlikely the board of directors would receive a significantly better offer. Further negotiations took place with Greene County before a definitive agreement was reached. The terms of the merger agreement are materially unchanged from the original terms contemplated by the parties.

     Impact of an Exchange of Independent Common Stock for Greene County Common Stock. In evaluating the impact of receiving Greene County common stock in the merger, the following factors are relevant:

     Dividend Yield Analysis. In evaluating the impact of the proposed merger on the shareholders of Independent, Southard reviewed the dividend paying histories of Independent and Greene County. Independent pays no cash dividends to its shareholders. Greene County pays about 40% of its earnings as dividends to shareholders on an annual basis ($0.58 per share in 2002). Based upon this review, the impact on the dividends received by Independent shareholders will be highly positive.

     Earnings Yield Analysis. In evaluating the impact of the proposed merger on the shareholders of Independent, Southard determined that, based upon an exchange ratio of 1.7878:1, the shareholders of Independent would have seen about a 36% increase in earnings per share (defined as post merger combined earnings per share times the assumed exchange ratio), had the merger been consummated prior to January 1, 2003.

     Book Value Analysis. In evaluating the impact of the proposed merger on the shareholders of Independent, Southard determined that the shareholders of Independent would have experienced about a 13% decrease in the book value of their investment, based upon book values of Independent and Greene County at March 31, 2003.

     Fundamental Analysis. Southard reviewed the financial characteristics of Independent and Greene County with respect to profitability, capital ratios, liquidity, asset quality, and other factors. Southard compared Independent and Greene County to a universe of publicly traded banks and bank holding companies and to peer groups prepared by the Federal Financial Institutions Examination

Council. Southard found that the post-merger combined entity will have capital ratios and profitability ratios within the range of those of the public peer group.

     Summary of Analyses. The summary set forth does not purport to be a complete description of the analyses performed by Southard. The analyses performed by Southard are not necessarily indicative of actual values, which may differ significantly from those suggested by such analyses. Southard did not appraise any individual assets or liabilities of Independent or Greene County. Throughout the due diligence process, all information provided by Independent, Greene County, and third party sources was relied upon by Southard without independent verification.

     Accordingly, based on all factors that Southard deems relevant and assuming the accuracy and completeness of the information and data provided, Southard concludes that the consideration of $45.00 in cash or 1.7878 shares of Greene County common stock per share of Independent common stock that the shareholders are entitled to receive in connection with the merger, is fair, from a financial standpoint, to all shareholders of Independent, including those shareholders receiving the cash consideration as well as those shareholders of Independent who will become shareholders of Greene County in connection with the merger.

     Prior to its engagement to assist the Independent board of directors and management in connection with their analysis of this potential transaction, Southard had not previously provided valuation or other professional services to Independent. Southard has not previously served as a market maker for Independent’s common stock.

     Independent paid Southard $15,000 for rendering the Southard Opinion and also reimbursed Southard for its reasonable out-of-pocket expenses. Independent also agreed to indemnify Southard against certain liabilities, including liabilities under the federal securities laws.

     You are encouraged to read the Southard Opinion in its entirety. The full text of the Southard Opinion is attached as Appendix C to this proxy statement/prospectus.

Completion of the Merger

     The merger will become effective on the date and at the time set forth in the articles of merger to be filed with the Secretary of State of the State of Tennessee. We plan to file the articles of merger as soon as practicable following the satisfaction or waiver of the closing conditions in the merger agreement. See “—Conditions to Completion of the Merger.” We will mutually agree to a specific time for consummation of the merger.

     The merger agreement can be terminated by either party without penalty if the merger is not completed on or before March 31, 2004, unless the failure to complete the merger by that date is due to the non-performance of obligations under the merger agreement by the party seeking to terminate the merger agreement.

Conversion of Independent Common Stock and Independent Stock Options

     Conversion of Independent Common Stock. Upon consummation of the merger, each outstanding share of Independent common stock not held by Greene County or Independent will be converted into the right to receive either:

•	1.7878 shares of Greene County common stock; or

•	$45.00 in cash.

See “—The Common Stock Amount—Exchange Ratio” and “—The Cash Amount” below. You may elect to receive either cash or Greene County common stock for each share of Independent common stock that you own. The allocation of cash and stock consideration you actually receive will depend on the elections made by other Independent shareholders. It will also depend on whether the 1.7878 exchange ratio and the $45.00 cash amount is adjusted, as described below. Therefore, you may actually receive a mixture of cash and Greene County common stock different from your election. See “SUMMARY—Election of Cash or Stock Consideration.”

     Aggregate Consideration. The aggregate merger consideration payable to Independent shareholders is $9,055,879 in cash and 836,310 shares of Greene County common stock. Cash is intended to represent approximately 30% of the aggregate merger consideration, and the value of the Greene County common stock is intended to represent approximately 70% of the aggregate merger consideration. The aggregate merger consideration may be adjusted in any of the following circumstances:

•	If the number of shares of Independent common stock outstanding increases as a result of the exercise of Independent stock options, then the aggregate cash consideration will increase;

•	If Independent’s liability in connection with terminating its deferred compensation plan is greater than $300,000, then the aggregate cash consideration will decrease; and

•	If Independent exercises its right to terminate the merger based on Greene County’s stock price, then Greene County may, at its sole discretion, increase the aggregate merger consideration. See “—Termination of the Merger Agreement.”

The aggregate merger consideration set forth above does not reflect the cash that will also be paid by Greene County for nonincentive stock options of Independent outstanding at the consummation of the merger.

     The Common Stock Amount—Exchange Ratio. If you elect to receive Greene County common stock upon the consummation of the merger, then you will receive 1.7878 shares of Greene County common stock for each share of Independent common stock. The exchange ratio of 1.7878 per share of Independent common stock may be increased or decreased as described below in “—Greene County Termination Adjustment” and “—Excess Deferred Compensation Plan Liability.” The shares of Greene County common stock elected are subject to proration as described in “—Your Election to Receive Cash or Stock, or Both, in the Merger.”

     The Cash Amount. If you elect to receive cash upon the consummation of the merger, then you will receive $45.00 in cash for each share of Independent common stock. The cash amount of $45.00 per share of Independent common stock may be increased or decreased as described below in “—Greene

County Termination Adjustment” and “—Excess Deferred Compensation Plan Liability.” The amount of cash elected is subject to proration as described in “—Your Election to Receive Cash or Stock, or Both, in the Merger.”

     Greene County Termination Adjustment. Under the merger agreement, Independent may elect to terminate the merger if:

•	the market price of Greene County common stock declines below $21.80 per share based upon a 20-business-day average before the consummation of the merger; and

•	the percentage decline is more than 113.5% of any decline in the SNL Financial Bank Index.

See “—Termination of the Merger Agreement.” If Independent elects to terminate the merger in this regard, then Greene County may prevent the termination by increasing the aggregate merger consideration. The aggregate merger consideration would increase by an amount equal to:

•	the difference between $21.80 and the average of the closing prices of the Greene County common stock reported on the Nasdaq Stock Market for the 20 business days immediately prior to the fifth business day before the consummation of the merger, multiplied by

•	the aggregate number of shares to be issued by Greene County in the merger.

If Greene County increases the aggregate merger consideration, then the number of shares of Greene County common stock or the cash amount that you receive for each share of Independent common stock would increase.

     Excess Deferred Compensation Plan Liability. Under the merger agreement, Independent must terminate its deferred compensation plan before the closing date of the merger, unless Greene County waives this requirement. If Independent’s liability in connection with terminating its deferred compensation plan is greater than $300,000, then the cash portion of the aggregate merger consideration otherwise payable by Greene County in this merger would decrease. As a result, the exchange ratio would decrease, and the number of shares of Greene County common stock or the cash amount that you receive for each share of Independent common stock would decrease accordingly.

     If Independent’s liability in connection with terminating its deferred compensation plan is less than or equal to $300,000, then the aggregate merger consideration will not change.

     Conversion of Independent Stock Options. Each Independent incentive stock option outstanding and unexercised at the consummation of the merger will be converted into a Greene County incentive stock option. The Independent incentive stock options will be converted as follows:

•	the number of shares of Greene County common stock subject to the converted option will equal:

•	the number of shares of Independent common stock subject to the original option;

multiplied by

•	the 1.7878 exchange ratio (rounded up to the nearest share);

•	the exercise price per share of Greene County common stock subject to the converted option will equal:

•	the exercise price under the original option;

divided by

•	the 1.7878 exchange ratio (rounded down to the nearest cent).

     The duration and other terms of each converted option will be the same as the original Independent incentive stock option. Further adjustments to this conversion process may be made to ensure that the conversion is tax-free to holders of stock options under the federal tax code.

     Each Independent nonincentive stock option outstanding and unexercised at the consummation of the merger will be cancelled and converted into the right to receive an amount of cash equal to the aggregate of:

•	the cash amount that an Independent shareholder would be entitled to receive for each share of Independent common stock underlying the stock option had the options been exercised prior to consummation of the merger;

less

•	the exercise price of the respective nonincentive stock option.

     Greene County Common Stock. Each share of Greene County common stock issued and outstanding at the consummation of the merger will remain outstanding, and those shares will be unaffected by the merger.

Your Election to Receive Cash or Stock, or Both, in the Merger

     Accompanying this proxy statement/prospectus is an election form. You must use the election form to indicate whether you elect cash, shares of Greene County common stock or a combination of both for your shares of Independent common stock. Please return your completed election form to Illinois Stock Transfer Company, the exchange agent, in the enclosed envelope. Your election form must be received by the exchange agent on or before the date of the special meeting to be effective.

     Under the merger agreement, for each share of Independent common stock you hold, you may elect to receive either:

•	1.7878 shares of Greene County common stock; or

•	$45.00 in cash.

See “—Conversion of Independent Common Stock and Independent Stock Options.” Please note that you may have adverse tax consequences if you choose to receive cash for some or all of you shares of Independent common stock. See “—Material United States Federal Income Tax Consequences of the Merger.”

     Because your election of cash or Greene County common stock will be made on a share-by-share basis, you may elect to receive:

•	cash for all of your shares of Independent common stock;

•	Greene County common stock for all of your shares; or

•	a combination of cash for some of your shares and Greene County common stock for the remainder of your shares.

     Your election of cash or Greene County common stock is potentially subject to proration, because Greene County will only pay $9,055,879 (subject to adjustment) upon the consummation of the merger. Although the aggregate cash consideration may be adjusted, it will not be adjusted based on the number of Independent shareholders electing cash payment. An election of cash will in all likelihood either be oversubscribed or undersubscribed.

     For example, if:

•	the product of (i) the cash amount to be paid for each share of Independent common stock and (ii) the number of shares of Independent common stock for which cash is elected;

exceeds

•	the amount of cash to be paid by Greene County;

then, the amount of cash consideration to be paid to each Independent shareholder electing to receive cash will be reduced on a pro rata basis. Instead, they will receive stock consideration for any shares of Independent common stock for which they do not receive cash. In that case, each Independent shareholder that elected to receive only shares of Greene County common stock will receive only shares of Greene County common stock.

     Conversely, if:

•	the product of (i) the cash amount to be paid for each share of Independent common stock and (ii) the number of shares of Independent common stock for which cash is elected;

does not exceed

•	the amount of cash to be paid by Greene County;

then the amount of Greene County common stock to be distributed to each Independent shareholder electing to receive stock for his or her shares of Independent common stock will be reduced on a pro rata basis. They will receive cash consideration for any shares of Independent common stock for which they do not receive Greene County common stock. In that case, each Independent shareholder that elected to receive only cash will receive only cash.

     If you do not make a proper election within the time prescribed in the election form, then the form of the merger consideration you receive will be determined by the exchange agent in accordance with the merger agreement. Shareholders exercising their right to dissent will not be deemed to have made an election to receive cash or Greene County common stock. You may change or revoke your election before the election deadline.

Exchange of Shares; Fractional Shares

     Exchange of Shares. Prior to consummation of the merger, Greene County will deposit with an exchange agent both certificates representing shares of Greene County common stock and sufficient cash for conversion of shares as described under “ — Conversion of Independent Common Stock and Independent Stock Options.”

     Independent common stock certificates should not be sent to Independent or Greene County at this time. Instead, if the merger is approved, Independent shareholders will receive a letter of transmittal after completion of the merger containing instructions on sending their shares of Independent common stock to the exchange agent for the merger consideration.

     Fractional Shares. Greene County will not issue fractional shares of Greene County common stock to Independent shareholders in the merger. Instead, for each fractional share of Greene County common stock that would otherwise be issued, Greene County will pay cash in an amount equal to the product of:

•	the fraction of a whole share that would otherwise have been issued;

multiplied by

•	$25.20.

There will be no dividends or voting rights with respect to any fractional shares. Also, Greene County will not pay interest on fractional shares.

Representations and Warranties

     The merger agreement contains various representations and warranties made by each of Greene County and Independent regarding the following matters, among others:

•	proper corporate organization, existence and good standing;

•	appropriate capitalization;

•	existence of sufficient corporate power and authority to enter into the merger agreement, and the enforceability of the merger agreement;

•	due authorization, execution and delivery of the merger agreement;

•	the fact that neither the merger agreement nor the transactions contemplated in the merger agreement violate:

•	their respective charters or the bylaws;

•	applicable law, or

•	certain material agreements, instruments or obligations;

•	governmental and third-party approvals;

•	timeliness of regulatory filings;

•	accuracy and content of financial statements and filings with the Securities and Exchange Commission;

•	broker’s fees payable in connection with the merger;

•	the absence of material adverse changes in each party’s business since December 31, 2002;

•	pending or threatened legal proceedings and regulatory actions;

•	compliance with applicable law;

•	agreements or understandings with regulatory agencies; and

•	the absence of undisclosed liabilities.

     Independent has also made certain other representations and warranties to Greene County regarding, among others things:

•	the filing and accuracy of its tax returns and payment or provision for its taxes;

•	employee benefit plans and related matters;

•	material contracts;

•	actions taken to exempt the merger from any applicable anti-takeover laws;

•	matters relating to Independent;

•	title to real, personal and leased property;

•	insurance coverage;

•	environmental liabilities;

•	the opinions of its financial advisors;

•	loans;

•	labor disputes and practices, including proceedings related to unfair labor practices;

•	Community Reinvestment Act agreements and compliance;

•	intellectual property;

•	unlawful political contributions or other payments; and

•	repurchase agreements and derivatives.

     Greene County has also made certain other representations and warranties to Independent.

Conduct of Business Pending the Merger

     Independent. Except as expressly contemplated or permitted by the merger agreement, or as required by applicable law, Independent has agreed to, and to cause each of its subsidiaries to, until the completion of the merger:

•	conduct its business in the ordinary and usual course consistent with past practice;

•	use its best efforts to preserve its business organization, employees and advantageous business relationships and retain the services of its officers and key employees; and

•	refrain from taking any action expected to adversely affect or delay its ability to complete the transactions described in the merger agreement or to obtain any governmental approvals necessary to complete those transactions.

     Except as expressly contemplated or permitted by the merger agreement, or as required by applicable law, Independent has agreed that prior to the completion of the merger, without the prior written consent of Greene County, it will not, and it will not permit its subsidiaries to, among other things:

•	adjust, split, combine, reclassify, redeem, purchase or otherwise acquire any shares of its capital stock;

•	grant any stock appreciation rights or rights to acquire its capital stock;

•	declare or pay any dividends or distributions on any shares of its capital stock, except for:

•	regular quarterly cash dividends on Independent common stock at the same rate paid by it in the fiscal quarter during which the merger agreement was signed, as long as it does not need to borrow money to pay that dividend,

•	an increased cash dividend in the fourth quarter of 2003 as described in “ — Dividends,” and

•	dividends paid by any of Independent’s subsidiaries to Independent or any of its wholly owned subsidiaries;

•	sell, transfer, mortgage or encumber or otherwise dispose of any of its assets or properties or cancel, release, or assign any indebtedness to any person, except in the ordinary course of business consistent with past practice or required by agreements in effect prior to the execution of the merger agreement and previously disclosed to Greene County;

•	acquire or invest in, or make a purchase of, any property or assets of any other entity (other than a wholly owned subsidiary of Independent), other than in a fiduciary capacity or required by agreements in effect prior to the execution of the merger agreement and previously disclosed to Greene County;

•	enter into, renew, extend or terminate any loan, lease, contract or other agreement that involves amounts above a specified limit, or make a change in any of Independent’s other leases or other agreements;

•	other than general salary increases consistent with past practices for employees (other than officers above the level of vice president), increase compensation or fringe benefits of any of its employees, pay any pension or retirement allowance not required under an existing plan or agreement, enter into or modify any employee benefit plan or employment agreement, hire any new executive officers, or accelerate the vesting of any stock options;

•	make capital expenditures in excess of specified amounts or relating to technology initiatives;

•	expand its private banking business in any material respect;

•	open, relocate or close any branch office or loan production or servicing facility or make any application to do so;

•	make or acquire loans or issue commitments for any loans above specified limits;

•	take any action that would result in a discretionary release of collateral or guarantees, restructure any loan or commitment for any loan with principal balances above a specified amount, or agree to guarantee the obligations of any person other than its wholly owned subsidiaries;

•	settle any litigation involving monetary damages or agree or consent to the issuance of any injunction, decree, order, agreement or judgment restricting its business or operations;

•	amend its charter, bylaws or similar governing documents or enter into a plan of merger, consolidation or other similar agreement;

•	change its investment securities portfolio or the manner in which its portfolio is classified or reported;

•	make any change in its policies and practices with respect to underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service loans;

•	make any change in its policies and practices with respect to hedging its loan positions or commitments, or, without prior notice to Greene County, make any change in its policies and practices with respect to pricing of its other products and services;

•	take any action intended or which may be expected to result in any of its representations or warranties included in the merger agreement being or becoming untrue in any respect, in any closing condition not being satisfied, or in a violation of any provision of the merger agreement;

•	make any changes in its accounting methods or method of tax accounting, practices or policies;

•	enter into any commercial securitization of loans or create any special purpose funding entity;

•	enter into, amend or terminate any agreement between Independent or any of its subsidiaries, other than agreements with its current customers in the ordinary course of its banking business;

•	introduce any new products or services, any marketing campaigns (not in the ordinary course of business) or any new sales compensation or incentive programs or arrangements, without prior notice to Greene County;

•	make or change any tax election, settle or compromise any tax liability, agree to an extension of the statute of limitations with respect to the assessment or determination of any taxes, enter into any closing agreement with respect to any tax or surrender any right to claim a tax refund;

•	intentionally take, or intentionally fail to take, any action that would be expected to adversely impair or delay the transactions contemplated by the merger agreement; or

•	agree to or make any commitment to take any of the actions listed above.

     Greene County. Except as expressly contemplated or permitted by the merger agreement or required by applicable law, Greene County has agreed that prior to the completion of the merger it will not, without the prior written consent of Independent:

•	amend its charter or bylaws in a manner that would materially and adversely affect the economic benefits of the merger to Independent’s shareholders;

•	take any action intended or reasonably expected to result in any of its representations or warranties included in the merger agreement being or becoming untrue in any material respect, or in any closing condition not being satisfied, or in a material violation of any provision of the merger agreement;

•	intentionally take, or intentionally fail to take, any action that would reasonably be expected to materially and adversely impair or delay the transactions contemplated by the merger agreement; or

•	agree to or make any commitment to take any of the actions listed above.

Acquisition Proposals by Third Parties

     Independent has agreed that it will not initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in negotiations concerning, or provide any nonpublic information to, or have discussions with, any third-party relating to any acquisition proposal.

     For purposes of the merger agreement, the term acquisition proposal means (except for the transactions contemplated by the merger agreement) any:

•	tender or exchange offer, or proposal for a merger, consolidation or other business combination involving Independent or any of its subsidiaries;

•	proposal or offer to acquire more than 15% of the voting power in Independent or any of its subsidiaries; or

•	proposal or offer to acquire more than 15% of the business, assets or deposits of Independent or any of its subsidiaries.

     However, if Independent receives an unsolicited bona fide acquisition proposal and Independent’s board of directors concludes in good faith that the proposal constitutes or is reasonably likely to result in a superior proposal, then Independent may provide nonpublic information and engage in negotiations or have discussions relating to the proposal to the extent its board of directors concludes in good faith (based on the advice of Independent’s outside legal counsel) that failure to take those actions would more likely than not violate its fiduciary duties under applicable law. Before providing any nonpublic information, Independent must enter into a confidentiality agreement with the third-party that is no less favorable to Independent than the confidentiality agreement existing between Independent and Greene County.

     For purposes of the merger agreement, a superior proposal is a bona fide written

•	tender or exchange offer, or proposal for a merger, consolidation or other business combination involving Independent;

•	proposal or offer to acquire a majority of the voting power in Independent; or

•	proposal or offer to acquire a majority of the business, assets or deposits of Independent,

which Independent’s board of directors concludes in good faith is more favorable, from a financial point of view, to Independent’s shareholders than the merger and the other transactions contemplated by the merger agreement, after

•	receiving the advice of its financial advisors (who must be Southard Financial, an independent valuation firm, or an independent investment banking firm);

•	taking into account the likelihood of completion of the proposed transaction as compared to, and with due regard for, the terms of the merger agreement; and

•	taking into account all legal (with the advice of outside counsel), financial (including the financing terms of the proposal), regulatory and other aspects of the proposal and any other relevant factors permitted under applicable law.

     Independent has also agreed to the following:

•	that its board of directors will recommend approval of the merger to its shareholders and will not withdraw, modify or take any other action or make any public statement in connection with the special meeting that is inconsistent with that recommendation unless (i) the board determines in good faith, based on advice of outside counsel, that failure to take that action would result in a violation of its fiduciary duties under applicable law, and (ii) if the board intends to take the action following an acquisition proposal:

•	the Independent board of directors must have complied with its obligations relating to acquisition proposals described above;

•	the Independent board of directors must have concluded in good faith that the acquisition proposal constitutes a superior proposal, after considering any changes which may be offered by Greene County as described below; and

•	Independent must give Greene County at least five business days to respond to the acquisition proposal and Independent and its financial and legal advisors must negotiate with Greene County in good faith to make adjustments to the merger agreement offered by Greene County during that time so that the acquisition proposal ceases to constitute a superior proposal;

•	to submit the merger agreement to its shareholders for their adoption, even if the Independent board of directors has changed its recommendation regarding the merger;

•	not to submit any other acquisition proposal to its shareholders for their approval;

•	to cease any activities, negotiations or discussions with any persons with respect to acquisition proposals and to use reasonable best efforts to enforce any confidentiality or similar agreement relating to acquisition proposals; and

•	to promptly advise Greene County of receiving an acquisition proposal regarding the substance of the proposal and the identity of the person making the proposal and to keep Greene County updated as to developments relating to the acquisition proposal.

     If Independent pursues an acquisition proposal or if either the board of directors of Independent does not recommend approval of the merger, or if the Independent shareholders do not approve this merger while Independent is considering an acquisition proposal, then Independent will be liable for a termination fee of up to $1.0 million. See “ — Termination Fees”.

Dividends

     We will coordinate the declaration and payment of regular quarterly cash dividends on Greene County common stock and Independent common stock with the intent that Independent shareholders will not receive more than one dividend, or fail to receive one dividend, for any single quarter. Greene County has agreed that if the merger is consummated after its dividend record date for the fourth quarter of 2003, Independent may, taking the exchange ratio into account, pay a dividend equal to Greene County’s dividend.

Other Agreements

     The merger agreement contains other agreements, in addition to the covenants relating to the conduct of business described above. Both Independent and Greene County have agreed to the following:

•	to use our reasonable best efforts to complete the merger;

•	to cooperate with each other and to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, including this document and the registration statement of which this document is a part, and to obtain and comply with all permits, consents, approvals and authorizations of all third parties and governmental entities necessary or advisable to consummate the transactions contemplated by the merger agreement;

•	not to take any action that could prevent the merger from qualifying as a reorganization under the Internal Revenue Code;

•	to provide each other, upon request, with all information concerning ourselves and our subsidiaries, directors, officers and shareholders and other matters for purposes of this proxy statement/prospectus and other filings and statements made in connection with the merger;

•	to notify each other of any communication from any governmental entity that causes us to believe there is reasonable likelihood that any requisite regulatory approval will not be obtained or will be materially delayed or conditioned;

•	to give notice to each other of any change or event that would have a material adverse effect on us or that would be reasonably likely to cause or constitute a material breach of any of our representations, warranties or covenants in the merger agreement;

•	to have certain officers of Independent and Greene County meet on a regular basis regarding our businesses and operations; and

•	to provide each other with other information concerning their business, properties and personnel and to give each other, upon reasonable notice and subject to applicable law, with certain exceptions, reasonable access to their properties, books, contracts, commitments and records.

     Independent has also agreed to the following:

•	to take all lawful action to call, give notice of, convene and hold the special meeting of its shareholders as promptly as practicable to consider and vote on the merger agreement and, subject to the right of Independent’s board of directors to change its recommendation regarding the merger agreement, as described above under “ — Acquisition Proposals by Third Parties,” to take all lawful action to solicit the adoption of the merger agreement by its shareholders;

•	to use its reasonable best efforts to cause each of its directors, executive officers and other affiliates to deliver to Greene County a written agreement relating to the transfer restrictions required by federal securities laws regarding the Greene County common stock held by that person;

•	to provide Greene County with certain information regarding loans to its directors, officers, employees and other affiliates; and

•	to provide Greene County with certain information regarding the insurance policies of Independent and its subsidiaries.

     Greene County has also agreed to the following:

•	that, upon completion of the merger, it will indemnify and hold harmless the officers, directors and employees of Independent and its subsidiaries for any liabilities incurred in connection with any matters arising out of their service as an officer of Independent or the merger;

•	subject to certain limitations, to use its best efforts to provide directors’ and officers’ liability insurance to Independent’s directors and officers immediately prior to completion of the merger for three years after the merger is completed on terms at least as advantageous to those directors and officers as Independent’s comparable insurance in place before the completion of the merger of Greene County and Independent;

•	that all provisions of the charter documents of Independent and its subsidiaries in effect on June 17, 2003 regarding the rights of directors, officers and employees of Independent to indemnification and limitation of liability for matters occurring on or prior to completion of the merger will continue in effect after the merger; and

•	to use its best efforts to cause the shares of Greene County common stock issued in the merger to be approved for listing on the Nasdaq Stock Market.

Required Regulatory Approvals

     We have agreed to use reasonable best efforts to obtain all regulatory approvals required for the consummation of the merger. These approvals, along with the expiration of any statutory waiting periods related to these approvals, are referred to as the “required regulatory approvals.” Consummation of the merger is conditioned on, among other things, the receipt of approvals by the Federal Reserve Bank of Atlanta and the Tennessee Department of Financial Institutions. The receipt of approval of the Federal Deposit Insurance Corporation is not required to consummate the merger of Greene County and Independent.

     Greene County filed a formal application with the Federal Reserve for approval of the merger on August 29, 2003. Following approval of the application by the Federal Reserve, the United States Department of Justice has up to 30 days to challenge the merger on antitrust grounds. Greene County concurrently filed the Federal Reserve application with the Tennessee Department of Financial Institutions for approval of the merger.

     Upon the consummation of the merger, Greene County may, at its discretion, merge First Independent Bank and Rutherford Bank and Trust, wholly-owned subsidiaries of Independent, with Greene County Bank, a wholly-owned subsidiary of Greene County. Greene County and Independent have filed a formal application with the FDIC for approval of the subsidiary merger, but may, at the discretion of Greene County, withdraw the formal application. Following approval of the application by the FDIC, the United States Department of Justice has up to 30 days to submit any adverse comments relating to competitive factors resulting from the merger. Greene County and Independent concurrently filed the FDIC application with the Tennessee Department of Financial Institutions for approval of the subsidiary merger, but Greene County may withdraw the application at its discretion.

     While we believe that we will obtain the required regulatory approvals in a timely manner, there can be no assurance if or when the approvals will be obtained. Also, we are not aware of any other significant governmental approvals that are required for consummation of the merger. If any other approval or action is required, it is presently contemplated that we would seek to obtain approval but would not be certain whether or when the approval could be obtained.

Conditions to Completion of the Merger

     Our obligations to complete the merger are subject to the satisfaction or waiver, where permissible, of a number of conditions, including the following:

•	the merger agreement must be adopted by the holders of a majority of the outstanding shares of Independent common stock entitled to vote on it;

•	the Greene County common stock to be issued in the merger must be approved for listing on the Nasdaq Stock Market;

•	the registration statement filed with the Securities and Exchange Commission of which this document is a part must be effective, and no stop order suspending its effectiveness will have been issued, or any proceeding for that purpose initiated or threatened, by the Securities and Exchange Commission;

•	all regulatory approvals required to complete the transactions contemplated in the merger agreement must have been obtained and must remain in full force and effect and any waiting periods required by law must have expired;

•	there must be no government action or other legal restraint or prohibition preventing completion of the merger or any of the other transactions contemplated by the merger agreement;

•	the representations and warranties of the other party to the merger agreement must be true and correct, except as would not or would not reasonably be expected to have a material adverse effect, and the other party to the merger agreement must have performed in all material respects all obligations required to be performed by it under the merger agreement; and

•	Greene County and Independent must have received an opinion of Kutak Rock LLP, dated as of the date the merger is completed, that, on the basis of facts, representations and assumptions set forth in the opinion, the merger will be treated as a tax-free reorganization under Section 368 of the Internal Revenue Code, each of Independent and Greene County will be a party to that reorganization and subject to customary exceptions and except to the extent of any cash received, no gain or loss will be recognized by Independent shareholders in the merger.

     Greene County’s obligation to complete the merger is also subject to the satisfaction or waiver, where permissible, of a number of additional conditions, including the following:

•	none of the regulatory approvals required to complete the merger contain any restriction or condition which would be reasonably expected to have a material adverse effect on Greene County or the surviving corporation;

•	Greene County must have received resignations from those directors of Independent’s subsidiaries specified by Greene County; and

•	Greene County must have received executed non-compete agreements from every director of Independent that is not an employee of Independent or its subsidiaries.

Employee Benefit Plans

     Greene County has agreed from and after the completion of the merger to:

•	begin providing benefits to the employees of Independent and its subsidiaries that are the same as those benefits provided to similarly situated employees of Greene County as soon as practicable after the consummation of the merger, but in no event later than the date such employees are placed on the same payroll service as the employees of Greene County, and, until such time, to provide benefits no less favorable than the benefits provided to similarly situated employees of Greene County;

•	comply with the contractual commitments and employee benefit obligations of Independent to its current and former employees in accordance with their terms, and honor all vacation and paid time off for the current employees of Independent and its subsidiaries that has accrued through the date of the merger, in accordance with the Independent policy as in effect on the date of the signing of the merger agreement;

•	provide employees of Independent and its subsidiaries who become employees of Greene County after the merger with credit for the most recent period of uninterrupted service with Independent and any of its subsidiaries (and their predecessors) prior to the completion of the merger (including certain bridging or prior services credit) for all purposes under Greene County’s or its subsidiaries’ compensation and benefit plans;

•	cause any and all preexisting condition limitations (to the extent such limitations did not apply to preexisting conditions under comparable Independent benefit plans) and eligibility waiting periods under group health plans of Greene County to be waived with respect to employees of Independent and its subsidiaries who become employees of Greene County after the merger and who become participants in Greene County’s group health plans (as well as their eligible dependents); and

•	use its reasonable efforts to give credit for, or otherwise take into account, the out-of-pocket expenses and annual expense limitations paid by employees of Independent and its subsidiaries who become employees of Greene County after the merger under the comparable Greene County compensation and benefit plans in which these employees will participate in respect of the year in which the merger occurs.

     Subject to the limitations described above, Greene County and its subsidiaries will be entitled to amend, modify or terminate any compensation and benefit plans, or other contracts, arrangements, commitments or understandings, in a manner consistent with their terms and applicable law.

     Independent has agreed, or to cause its subsidiaries to agree, to:

•	amend all existing 401(k) plans to prevent any new loans from being made to any participants in such plans;

•	amend its severance pay programs for employees, before the merger is completed, to require that all payments to be made to any participants under those programs shall be in lump-sum cash payments only, and not paid in installments over time; and

•	use its reasonable best efforts to cause any employees of Independent or its subsidiaries who have employment, change-in-control or severance agreements to agree to receive any severance or other related payments to which they are entitled under those agreements, which would otherwise be paid in installments over time (other than if any such installments payments are payable either in respect of a covenant not to solicit or are expressly distinguished as not being in respect of any severance obligation), in the form of a lump-sum cash payment within 30 days after the date any of these installment payments would otherwise begin to be paid (or, if these installment payments have already begun to be paid, after the date the agreements are amended).

Termination of the Merger Agreement

     The merger agreement may be terminated at any time before the merger is completed by:

•	our mutual consent;

•	either of us, if any governmental entity that must grant a regulatory approval has denied approval of the merger by final and nonappealable action or any governmental entity issues a final and nonappealable order prohibiting the consummation of the merger;

•	either of us, if the merger is not consummated on or before March 31, 2004;

•	either of us, if the other party is in continuing breach of a representation, warranty or covenant contained in the merger agreement that is not cured within 30 days following written notice to the breaching party or that cannot be cured before the consummation of the merger, as long as (i) the party seeking to terminate the merger agreement is not in material breach of any of its representations, warranties or covenants in the merger agreement and (ii) the breach would entitle the nonbreaching party not to complete the merger;

•	either of us, if the required approval of the Independent shareholders is not obtained at the special meeting, or an adjournment thereof;

•	Greene County, if Independent’s board of directors fails to recommend the merger to Independent’s shareholders or withdraws, modifies or changes in a manner adverse to Greene County its recommendation or if Independent materially breaches its obligations in connection with the special meeting to vote on the merger by failing to call, give notice of, convene or hold the meeting;

•	Greene County, if Independent materially breaches any of its other agreements described in the merger agreement;

•	Greene County, if a tender offer or exchange offer for 25% or more of the outstanding Independent common stock is commenced and Independent’s board of directors recommends that Independent shareholders tender their shares in this offer or otherwise fails to recommend that Independent shareholders reject the offer within 10 business days after commencement of the offer;

•	Independent, if both of the following conditions are satisfied:

•	the average closing price of Greene County common stock as reported on the Nasdaq Stock Market for the 20 consecutive business days ending on the fifth business day prior to the consummation on the merger is less than $21.80; and

•	the percentage decline in price of Greene County common stock from the starting price, $25.20, is more than 113.5% of the decline in the SNL Financial Bank Index for banks with assets between $500 million and $1 billion.

Independent must provide written notice to Greene County within two business days after the fifth day prior to the consummation of the merger in order to exercise its right to terminate the merger agreement on this basis. However, no termination will occur if Greene County exercises its right to increase the merger consideration by:

•	the difference between $21.80 and the average closing price of Greene County common stock as reported on the Nasdaq Stock Market for the 20 consecutive business days ending on the fifth day prior to the consummation on the merger;

multiplied by

•	836,310, which is the total stock merger consideration.

Greene County has two business days after receiving Independent’s notice to exercise this right; or

•	Independent, if it shall have received a superior proposal and Independent’s board of directors has determined to accept the superior proposal.

Termination Fees

     Independent must pay to Greene County certain fees, as described below, if the merger agreement is terminated.

•	If the merger agreement is terminated by Greene County because:

•	Independent’s board of directors fails to recommend the merger to Independent’s shareholders or withdraws, modifies or changes its recommendation in a manner adverse to Greene County;

•	Independent materially breaches its obligations in connection with the special meeting to vote on the merger by failing to call, give notice of, convene or hold the meeting;

•	Independent materially breaches any of its other agreements described in the merger agreement;

•	a tender offer or exchange offer for 25% or more of the outstanding Independent common stock is commenced and Independent’s board of directors recommends that Independent shareholders tender their shares in this offer or otherwise fails to recommend that Independent shareholders reject the offer; or

•	Independent if it shall have received a superior proposal and Independent’s board of directors has determined to accept the superior proposal,

then Independent must pay to Greene County a termination fee of $1.0 million on the second business day after the date of termination.

•	If the merger agreement is terminated by Greene County:

•	because Independent is in continuing, willful breach of a representation, warranty or covenant contained in the merger agreement that is not cured within 30 days following written notice to the breaching party or that cannot be cured before the consummation of the merger; and

•	Greene County is not in material breach of any of its representations, warranties or covenants in the merger agreement; and

•	Independent’s breach would entitle Greene County not to complete the merger; and

•	an acquisition proposal has been publicly announced, communicated or made known to Independent’s senior management or board of directors before the date of termination (or an intention, whether or not conditional, to make an acquisition proposal is announced or communicated);

then Independent must pay to Greene County $375,000 on the second business day after the date of termination. If, within 18 months of such termination, Independent or any of its subsidiaries actually enter into a definitive agreement with respect to, or completes, any acquisition proposal, Independent must pay to Greene County the remaining $625,000 of the termination fee.

•	If the merger is terminated by either of us because:

•	the required approval of Independent shareholders is not obtained at the special meeting; and

•	an acquisition proposal has been publicly announced, communicated or made known to Independent’s senior management or board of directors before the date of the special meeting (or an intention, whether or not conditional, to make an acquisition proposal is announced or communicated), then (i) Independent must pay to Greene County $375,000 on the second business day after the date of termination and (ii) if within 18 months of the termination Independent or any of its subsidiaries enters into a definitive agreement with respect to, or completes, any acquisition proposal, Independent must pay to Greene County the remaining $625,000 of the termination fee.

     If Independent fails to timely pay the termination fee, it must pay the costs and expenses incurred by Greene County to collect such payment, together with interest.

     Greene County must pay to Independent fees, in the amount of $250,000, if (i) the merger agreement is terminated due to the non-approval of Greene County’s regulatory applications and (ii) the non-approving regulatory authority states in writing that the non-approval was solely because of the condition of Greene County. Further, if this occurs, then Greene County must also reimburse Independent for its share of printing and mailing costs associated with this proxy statement/prospectus. If Greene County fails to timely pay these amounts, Greene County must pay the costs and expenses incurred by Independent to collect the termination fees, together with interest.

Amendment, Extension and Waiver

     Subject to applicable law, we may amend the merger agreement at any time before or after approval by Independent shareholders, so long as the amendment does not reduce or change the form of consideration to be delivered to Independent shareholders after they have adopted the merger agreement. Any amendment to the merger agreement must be in writing and signed on behalf of both of us.

     At any time before the consummation of the merger, we may:

•	extend the time for performance of any of the other party’s obligations;

•	waive any inaccuracies contained in the representations and warranties in the merger agreement or any document delivered pursuant to the merger agreement; and

•	waive compliance with any of the agreements or conditions contained in the merger agreement.

     Any agreement to an extension or waiver must be in writing signed on behalf of the party agreeing to the extension or waiver.

Expenses

     Except expenses incurred in connection with the termination of the merger and the printing and mailing of this proxy statement/prospectus, the merger agreement provides that each of us will pay our own costs and expenses in connection with the merger and the transactions contemplated by the merger agreement.

     Printing and mailing expenses will be evenly split between Independent and Greene County. However, if the merger agreement is terminated because the regulators do not approve this transaction due solely to Greene County, then Greene County will be solely responsible for printing and mailing costs, including reimbursing Independent for its printing and mailing costs to date. See “ — Termination Fees” above.

Material United States Federal Income
Tax Consequences of the Merger

     The following discussion summarizes the material anticipated United States federal income tax consequences of the merger to Independent shareholders who hold their shares of Independent common stock as capital assets. This discussion does not address the tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the merger (whether or not such transactions are undertaken in connection with the merger). In addition, this discussion does not address all of the federal income tax consequences that may be important to each taxpayer in light of its particular circumstances, nor does this discussion address the federal income tax consequences that may be applicable to taxpayers subject to special treatment under the Internal Revenue Code, such as:

•	tax-exempt organizations;

•	financial institutions, insurance companies and broker-dealers or persons who have elected to use the mark-to-market method of accounting with respect to their securities holdings;

•	shareholders who hold their Independent shares as part of a hedge, straddle, wash sale, synthetic security, conversion transaction or other integrated investment comprised of Independent shares and one or more other investments;

•	persons who acquired their Independent shares through the exercise of employee stock options, through a benefit plan or otherwise in a compensatory transaction;

•	shareholders who are not U.S. persons within the meaning of the Internal Revenue Code or that have a functional currency other than the U.S. dollar; or

•	shareholders who exercise their dissenters’ rights.

     No information is provided in this document or the tax opinions referred to below with respect to the tax consequences, if any, of the merger under applicable foreign, state, local and other tax laws. This discussion and the tax opinions are based upon the provisions of the Internal Revenue Code, applicable Treasury regulations, administrative rulings and judicial decisions, all as in effect as of the date of this proxy statement/prospectus. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes could apply retroactively, will not affect the accuracy of this discussion or the statements or conclusions set forth in the tax opinions referred to below.

     In connection with the filing of the registration statement of which this proxy statement/prospectus is a part, we have received an opinion of Kutak Rock LLP that, as of the date of such opinion, if certain factual circumstances exist, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that we will each be a party to that reorganization. We will not be required to consummate the merger unless we each receive an additional opinion of Kutak Rock LLP, dated the closing date of the merger, confirming that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that we will each be a party to that reorganization.

     The opinion of Kutak Rock LLP regarding the merger has relied, and the opinions regarding the merger as of the closing date will rely, on (1) representations and covenants made by us, including those contained in certificates of our officers, and (2) specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the agreement and plan of merger. In addition, the opinion of Kutak Rock LLP has assumed, and its ability to provide the opinions at the closing of the merger will depend on, the absence of changes to the anticipated facts or changes in law between the date of this proxy statement/prospectus and the closing date. If any of those representations, covenants or assumptions is inaccurate, Kutak Rock LLP may not be able to provide the required opinions to be delivered at the closing of the merger and/or the tax consequences of the merger could differ from those described in the opinions that counsel have delivered.

     The opinions of Kutak Rock LLP do not bind the Internal Revenue Service and do not preclude the IRS or the courts from adopting a contrary position. We do not intend to obtain a ruling from the IRS on the tax consequences of the merger. If the IRS were to assert successfully that the merger is not a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, then each Independent shareholder would be required to recognize gain or loss equal to the difference between (i) the sum of the fair market value of the Greene County common stock and the amount of cash received in the exchange and (ii) the shareholder’s adjusted tax basis in the Independent stock surrendered for such consideration. Such gain or loss would be a capital gain or loss, provided that such shares of Independent common stock were held as capital assets by the shareholder at the effective time of the merger. Such capital gain or loss recognized would be long-term capital gain or loss if the Independent shareholder’s holding period for the Independent common stock was more than one year. In such event, an Independent shareholder’s total initial tax basis in the Greene County common stock received would be equal to its fair market value at the effective time of the merger, and the shareholder’s holding period for the Greene County common stock would begin on the day after the merger.

     Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, neither Greene County nor Independent will recognize any gain or loss as a result of the merger. The federal income tax consequences of the merger qualifying as a reorganization to a particular Independent shareholder will vary depending primarily on whether the shareholder exchanges his or her Independent common stock solely for Greene County common stock (except for cash received instead of a fractional share of Greene County common stock), solely for cash or for a combination of Greene County common stock and cash. In the event an Independent shareholder makes an election to receive solely cash or a combination of Greene County common stock and cash, such shareholder will not know the extent to which the shareholder’s elected form of merger consideration will be given effect. Regardless of whether an Independent shareholder elects to receive Greene County common stock, cash or a combination of Greene County common stock and cash, the federal income tax consequences to such shareholder will depend on the actual merger consideration received by the shareholder.

     Independent Shareholders Receiving Only Greene County Common Stock. No gain or loss will be recognized by an Independent shareholder as a result of the surrender of shares of Independent common stock solely in exchange for shares of Greene County common stock pursuant to the merger (except with respect to cash received instead of fractional shares of Greene County common stock, as discussed below). The aggregate tax basis of the shares of Greene County common stock received in the merger (including any fractional shares of Greene County common stock deemed received) will be the same as the aggregate tax basis of the shares of Independent common stock surrendered in exchange for the Greene County common stock. The holding period of the shares of Greene County common stock received (including any fractional shares of Greene County common stock deemed received) will include the holding period of shares of Independent common stock surrendered in exchange for the Greene County common stock, provided that such shares were held as capital assets of the shareholder at the effective time of the merger.

     Independent Shareholders Receiving Only Cash. A holder of Independent common stock that does not receive any shares of Greene County common stock pursuant to the merger (and is not treated as constructively owning, after the merger, Greene County common stock held by certain family members and entities affiliated with the holder under the Internal Revenue Code) will generally recognize gain or loss equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the shares of Independent common stock exchanged in the merger. Such gain or loss will be a capital gain or loss, provided that such shares of Independent common stock were held as capital assets by the shareholder at the effective time of the merger. Such capital gain or loss will be a long-term capital gain or loss to the extent that, at the effective time of the merger, the holder has a holding period in such Independent common stock of more than one year. The Internal Revenue Code contains limitations on the extent to which a taxpayer may deduct capital losses from ordinary income.

     Independent Shareholders Receiving Both Cash and Greene County Common Stock. If a holder of Independent common stock receives both Greene County common stock and cash (other than cash in lieu of a fractional interest in Greene County common stock) in the merger, that holder will recognize gain, if any, equal to the lesser of:

•	the amount of cash received; or

•	the amount by which the sum of the amount of cash received and the fair market value at the effective time of the Greene County common stock received exceeds the holder’s adjusted tax basis in the shares of Independent common stock exchanged in the merger.

     Any recognized gain could be taxed as a capital gain or a dividend. Such gain will generally be capital gain (provided that such shares of Independent common stock were held as capital assets by the shareholder at the effective time of the merger), unless the shareholder’s exchange of Independent common stock for cash and Greene County common stock “has the effect of the distribution of a dividend” after giving effect to the constructive ownership rules of the Internal Revenue Code, in which case such gain might be treated as ordinary income. Any capital gain recognized generally will be long-term capital gain to the extent that, at the effective time of the merger, the holder has a holding period in the Independent common stock exchanged in the merger of more than one year. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Independent shareholder, Independent shareholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the merger.

     The aggregate tax basis of the shares of Greene County common stock received in the merger (including any fractional shares of Greene County common stock deemed received) will be the same as the aggregate tax basis of the shares of Independent common stock surrendered in exchange for such Greene County common stock in the merger, increased by the amount of gain recognized in the exchange (whether characterized as capital gain or a dividend) and reduced by the amount of cash received in the exchange. The holding period of the shares of Greene County common stock received (including any fractional share of Greene County common stock deemed received) will include the holding period of shares of Independent common stock surrendered in exchange for the Greene County common stock, provided that such shares were held as capital assets of the shareholder at the effective time of the merger. An Independent shareholder who receives a combination of Greene County common stock and cash in exchange for his or her Independent common stock will not be permitted to recognize any loss for federal income tax purposes.

     An Independent shareholder’s federal income tax consequences will also depend on whether his or her shares of Independent common stock were purchased at different times at different prices. If they were, the Independent shareholder could realize gain with respect to some of the shares of Independent common stock and loss with respect to other shares. Such Independent shareholder would have to recognize such gain to the extent such shareholder receives cash with respect to those shares in which the shareholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the merger of the Greene County common stock received, but could not recognize loss with respect to those shares in which the Independent shareholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the merger of the Greene County common stock received. Thus, a shareholder may not be able to offset any loss with respect to some of the shares against the gains recognized with respect to the other shares. Any disallowed loss would be included in the adjusted basis of the Greene County common stock. Such Independent shareholder is urged to consult his or her own tax advisor respecting the tax consequences of the merger to that shareholder.

     Cash Instead of Fractional Shares. Independent shareholders who receive cash instead of a fractional share of Greene County common stock will be treated as having received the fractional share in the merger and then as having the fractional share redeemed by Greene County in exchange for the cash actually distributed instead of the fractional share, with such redemption qualifying as an exchange under Section 302 of the Internal Revenue Code. Accordingly, such holders will generally recognize gain or loss equal to the difference between the tax basis of the holder’s Independent common stock allocable to that fractional share and the amount of cash received. The gain or loss generally will be capital gain or loss and long-term capital gain or loss if the Independent stock exchanged has been held for more than one year.

     Backup Withholding. Independent shareholders may be subject, under certain circumstances, to backup withholding at a rate of 30% with respect to the amount of cash, if any, received in the merger, including cash received instead of fractional shares, unless the holder provides proof of an applicable exemption or correct taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules. Any amount withheld under the backup withholding rules is not additional tax and may be refunded or credited against the holder’s federal income tax liability, so long as the required information is furnished to the IRS.

     The preceding summary does not purport to be a complete analysis or discussion of all potential tax effects relevant to the merger. Accordingly, Independent shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the merger, including tax return reporting requirements, the applicability and effect of federal, state, local, foreign and other tax laws and the effect of any proposed changes in the tax laws.

Management and Operations of
Greene County Following the Merger

     Operations. Greene County intends to introduce its products and services into the existing Independent system. Greene County expects to convert the banking branches in the Independent system to Greene County’s information and data processing systems for certain major functions, including deposit operations, loan servicing and item processing.

     Cost Savings. Although no assurances can be given that any specific level of expense savings will be realized or as to the timing thereof, Greene County currently expects to achieve substantial savings in the combined company’s operating expense base, primarily through elimination of redundant corporate overhead and staff positions and consolidation of back office operations.

     Management After the Merger. Greene County is undertaking a review of its management needs following the merger and intends to retain those personnel it believes will contribute to the implementation of its business strategy.

     Board of Directors After the Merger. The board of directors of the combined company following the merger will be the same as the Greene County board of directors prior to the merger, except that promptly after the consummation of the merger, Greene County will appoint Ronald E. Mayberry to the boards of directors of Greene County and Greene County Bank.

Interests of Certain Persons in the Merger

     The directors and executive officers of Independent, together with their affiliates, beneficially owned, as of the record date, a total of 130,296 shares of Independent’s common stock representing 19.48% (not including 9,963 stock options granted to Independent’s directors and executive officers, 1,860 of which will be cashed out and 8,103 of which will be converted to options to purchase Greene County common stock in connection with the merger if not exercised prior to the closing date of the merger) of all outstanding shares of Independent’s common stock. The directors and executive officers of Independent will receive the same consideration in the merger for their shares as the other shareholders of Independent. Certain members of Independent’s management and Independent’s board of directors have other interests in the merger, as described below, that are in addition to their interests as Independent shareholders. Independent’s board of directors is aware of their interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

     Employment Agreements. Immediately prior to consummation of the merger, Greene County will enter into an employment agreement with Ronald E. Mayberry, the president and chief executive officer of Independent, who will serve as regional president and as a director of both Greene County and Greene County Bank following the merger. The employment agreement will have a three-year term with automatic one-year renewals, unless terminated by either party upon 60 days’ prior written notice. During the first two years of the employment agreement, Mr. Mayberry’s salary will be $165,000 per year and he will receive a minimum bonus of $10,000 each year. Mr. Mayberry will also be granted options to purchase 2,500 shares of Greene County’s common stock each year, and he will be entitled to other fringe benefits normally associated with executives in comparable positions. In addition, should Mr. Mayberry be terminated without just cause or constructively discharged, he will be entitled to receive the pro rata portion of his salary for the period commencing on the date of termination through the remaining term of the agreement, plus unpaid bonuses and stock options and continued participation under various benefit plans.

     Barry Buckley, president of Rutherford, is employed pursuant to an employment agreement with a one-year term renewable automatically, unless terminated by either party on 60 days’ written notice. Mr. Buckley’s annual salary is $115,000 and cannot be less than that amount for any renewal terms. Upon the consummation of the merger, the employment agreement automatically extends for a period of two years. If Mr. Buckley’s employment terminates, then in certain circumstances he will be entitled to the minimum compensation he would have received through the end of the then-current term and medical insurance coverage.

     Stock Options. Upon the consummation of the merger, all outstanding incentive stock options will immediately and automatically vest. Also, they will be converted into options to purchase Greene County’s common stock based upon the exchange ratio of 1.7878 shares of Greene County’s common stock for each Independent share, as adjusted. Options held by directors of Independent are fully vested and will be converted to cash upon consummation of the merger on the basis of $45.00 per share, as adjusted. As of the date of this proxy statement/prospectus, the employees of Independent held options to acquire 11,365 shares of Independent’s common stock and the non-employee directors of Independent held options to acquire 1,860 shares of Independent’s common stock. At the exchange ratio of 1.7878 of shares of Greene County’s common stock for each share of Independent’s common stock, these options will be converted to options to purchase 20,322 shares of Greene County’s common stock and $42,408 in cash, respectively.

     Related Party Transactions. During the past several years, Independent, First Independent and Rutherford have had transactions in the ordinary course of business with some of their respective directors and executive officers or their affiliates. Such transactions, including borrowings and loan commitments, were on substantially the same terms, including interest rates and collateral, as applicable, as those prevailing at the time of the transaction for comparable transactions. In the opinion of management of Independent, such transactions did not involve more than a normal risk of collectibility, nor did they present significant unfavorable features.

     Deferred Compensation Plan. Independent’s deferred compensation plan permits each director of Independent or its subsidiaries to defer a portion of his or her total compensation, including bonuses. Independent will terminate the deferred compensation plan and the plan participants will receive a cash payment prior to the consummation of the merger, unless Greene County waives this requirement. The payment will be calculated in accordance with the provisions of the deferred compensation plan. If the cost of termination exceeds $300,000, then the merger consideration will be reduced. See “ — Conversion of Independent Common Stock and Independent Stock Options” above.

     Indemnification; Directors’ and Officers’ Insurance. The merger agreement provides that from and after the consummation of the merger, Greene County agrees to indemnify and hold harmless each person serving as an officer or director of Independent and each subsidiary of Independent immediately prior to the effective time from and against all damages, liabilities, judgments and claims (and related expenses, including reasonable attorney’s fees and amounts paid in settlement) based upon or arising from his or her capacity as an officer or director of Independent or a subsidiary of Independent, to the full extent as indemnification is required or allowed under the charter of Independent or its applicable subsidiary, as the same is in effect on the date of the merger agreement.

     The merger agreement also provides that Greene County shall use its reasonable best efforts to cause the persons serving as officers and directors of Independent immediately prior to the effective time to be covered for a period of three years from the closing date by the directors’ and officers’ liability insurance policy or policies maintained by Greene County.

Accounting Treatment

     We intend to treat the merger as a purchase by Greene County of Independent under generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of Independent will be recorded, as of the consummation of the merger, at their respective fair values and added to those of Greene County. Financial statements and reported results of operations of Greene County issued after the consummation of the merger will reflect these values, but will not be restated retroactively to reflect the historical financial position or results of operations of Independent.

Stock Market Listing

     Greene County has agreed to use its best efforts to list on the Nasdaq Stock Market the shares of Greene County common stock to be issued in the merger. It is a condition to the consummation of the merger that those shares be approved for listing on the Nasdaq Stock Market, subject to official notice of issuance. Following the merger, the shares of Greene County will continue to trade on the Nasdaq Stock Market under the symbol “GCBS.”

Restrictions on Resales by Affiliates

     The shares of Greene County common stock that Independent shareholders will own following the merger have been registered under the Securities Act of 1933. They may be traded freely and without restriction by you if you are not an “affiliate” of Independent under the Securities Act. An affiliate of Independent, as defined by the rules under the Securities Act, is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Independent. Affiliates generally include directors, executive officers and beneficial owners of 10% or more of any class of capital stock. Persons who are affiliates of Independent at the time the merger is submitted for vote of the Independent shareholders and who receive shares of Greene County common stock in the merger may not subsequently sell their shares of Greene County common stock acquired in the merger except pursuant to an effective registration statement under the Securities Act of 1933 or an applicable exemption from the registration requirements of the Securities Act of 1933, including Rules 144 and 145 issued by the Securities and Exchange Commission under the Securities Act of 1933.

     The merger agreement requires Independent to use its reasonable best efforts to cause its affiliates to sign agreements to the effect that those affiliates will not offer or sell or otherwise dispose of any of the shares of Greene County issued to those affiliates in the merger in violation of the Securities Act of 1933 or the related Securities and Exchange Commission rules and regulations.

     This proxy statement/prospectus does not cover any sale of Greene County common stock received in the merger by any person that may be deemed to be an affiliate of Independent.

Dissenters’ Rights

     Independent shareholders are entitled to dissenters’ rights under and pursuant to Chapter 48-23 of Tennessee Business Corporation Act. Any Independent shareholder who does not wish to accept the cash and/or Greene County common stock provided for in the merger agreement has the right to dissent from the merger and to demand an appraisal of his or her shares to obtain fair value. Fair value is determined between the shareholder and Independent or by a judicial determination. Shareholders must comply strictly with the provisions of Chapter 48-23 to perfect their dissenters’ rights.

     This discussion is not a complete statement of the law pertaining to dissenters’ rights under the Tennessee Business Corporation Act and is qualified in full by the full text of Chapter 48-23 of the Tennessee Business Corporation Act, which is reprinted in its entirety as Appendix D to this proxy statement/prospectus. All references in this summary to a “shareholder” are to the record holder of the shares of Independent common stock as to which appraisal rights are asserted.

     A person having a beneficial interest in shares of independent common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect the dissenters’ rights provided under Chapter 48-23.

     If an Independent shareholder elects to demand appraisal of his or her shares, the shareholder must (i) deliver to Independent, before the vote is taken at the special meeting, written notice of the shareholder’s intent to demand payment for his or her shares if the merger is consummated, and (ii) not vote in favor of the merger. An abstention, a vote against or failure to vote will satisfy this requirement, but a vote in favor of the merger, by proxy or in person, will constitute a waiver of the shareholder’s dissenters’ rights and will nullify any previously filed written demands for appraisal.

     If the merger is authorized at the special meeting, Independent must deliver a written dissenters’ notice to all Independent shareholders who properly satisfied the dissenter requirements noted above. The notice must be sent within 10 days after the merger is approved at the special meeting or the merger effective date, whichever is first to occur. Moreover, the notice must:

•	state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

•	inform holders of uncertificated shares, if any, to what extent transfer of the shares will be restricted after the payment demand is received;

•	supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the merger and requires that the Independent shareholder certify whether or not her or she acquired beneficial ownership of the shares before that date;

•	set a date by which Independent or Greene County must receive the payment demand, which date may not be fewer than one nor more than two months after the date this notice is delivered; and

•	be accompanied by a copy of Chapter 48-23, if not previously provided.

     Once an Independent shareholder has received the notice, he or she must submit to Independent or Greene County a demand for payment on the form provided by Independent or Greene County, state whether he or she received beneficial ownership of the shares prior to the date set, and deposit all share certificates with Independent in accordance with the notice. Independent shareholders who exercise their dissenters’ rights shall retain all rights as shareholders until their rights are cancelled due to the consummation of the merger. A demand for payment filed by a shareholder may not be withdrawn unless Independent consents thereto.

     If an Independent shareholder fails to comply with the requirements of Chapter 48-23, then that shareholder will be entitled to receive the cash payment for any shares of stock held as of the merger effective date as provided for in the merger agreement. Such shareholders will no longer have any dissenters’ rights.

     Once the merger is consummated, Greene County must pay to Independent shareholders who properly executed their dissenters’ rights the amount Greene County believes to be the fair value of the shares owned by such shareholders, plus accrued interest. Such payment must be accompanied by:

•	Independent’s balance sheet as of a fiscal year that ended no more than 16 months before the date of payment, an income statement for the same year, a statement of changes in shareholders’ equity for that year, and the most recent interim financial statements, if any;

•	a statement of Greene County’s estimate of the fair value of the shares;

•	an explanation of how the interest was calculated;

•	a statement of the dissenter’s right to demand payment under the Tennessee Business Corporation Act; and

•	if not previously provided, a copy of Chapter 48-23.

     An Independent shareholder that receives a payment may notify Greene County in writing of their own estimation of fair value for the shares and demand payment of that amount plus accrued interest (less the amount of any payment previously made by Greene County) if (i) the shareholder believes that Greene County’s payment is less than fair value or (ii) if Greene County fails to make a payment within two months of the date set for demanding payment under the notice.

     If Greene County and any Independent shareholder do not agree on the fair value of the shares, Greene County must commence a judicial proceeding within two months after the demand for payment was received from an Independent stockholder and petition the court to determine the fair value of the shares and accrued interest. If Greene County does not commence the judicial proceeding within two months of the receipt of the demand for payment, Greene County must pay to all Independent shareholders the amount demanded. Greene County must make all shareholders whose demands remain unsettled party to the judicial proceeding. The court must then, after a hearing, determine the fair value for the shares, plus interest, held by the shareholders and order Greene County to make the appropriate payment to shareholders.

     In determining fair value, the court is required to take into account all relevant factors. The fair value of the shares as determined under Chapter 48-23 could be more, the same as or less than the value that the shareholders are entitled to receive pursuant to the merger agreement.

     The costs of the judicial proceeding shall be borne by Greene County, except that the court may assess fees and expenses to shareholders if the court finds that they acted arbitrarily, vexatiously or not in good faith in demanding payment. Upon the application of a shareholder, the court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and expenses and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

     Failure to follow the steps required by Chapter 48-23 of the Tennessee Business Corporation Act for perfecting dissenters’ rights may result in the loss of dissenters’ rights, in which event you will only be entitled to receive the consideration with respect to your dissenting shares in accordance with the merger agreement. In view of the complexity of these provisions, if you are an Independent shareholder and are considering exercising your dissenters’ rights, you should consult your own legal advisor.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF INDEPENDENT

     All dollar amounts set forth below, other than per-share amounts and percentages, are in thousands unless otherwise noted.

Critical Accounting Policies and Estimates

     Independent’s consolidated financial statements and accompanying notes have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reported periods.

     Management continually evaluates Independent’s accounting policies and estimates it uses to prepare the consolidated financial statements. In general, management’s estimates are based on historical experience, information from regulators and third party professionals and various assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

     Independent believes its critical accounting policies and estimates include the valuation of the allowance for loan losses. Based on management’s calculation, an allowance of $1,323 at June 30, 2003, $1,292 at December 31, 2002 and $1,248 at December 31, 2001 was an adequate estimate of losses within the loan portfolio on each date. If the mix and amount of future charge-off percentages differ significantly from those assumptions used by management in making its determination, the allowance for loan losses and provision for loan losses on the statements of income could be materially affected.

Changes in Results of Operations

     Net Income. Net income was $489 for the six months ended June 30, 2003 compared to $223 for the comparable period in 2002. The significant increase is primarily due to the large provision for loan losses required in the first six months of 2002. Net income for the year ended 2002 was $1,152, an increase of $174, or 17.77%, as compared to net income of $978 for 2001. The increase is primarily attributable to an increase in net interest income of $554, or 10.42%, to $5,868 in 2002 from $5,314 in 2001 and an increase in noninterest income of $242, or 18.30%, to $1,564 in 2002 from $1,322 in 2001, offset, in part, by an increase of $335, or 7.25%, in noninterest expense to $4,957 in 2002 from $4,622 in 2001. The increase in net interest income primarily reflects an increased volume in loans and securities along with declining cost of funds associated with the declining interest rate environment. The increase in noninterest income for each comparative period resulted from Independent’s continued emphasis on fee-based income, particularly in the deposit products. The increase in the provision for loan losses results primarily from the increase in Independent’s non-performing assets during and as of the year ended December 31, 2002.

     Net Interest Income. The largest source of earnings for Independent is net interest income, which is the difference between interest income on interest-earning assets and interest paid on deposits and other interest-bearing liabilities. The primary factors that affect net interest income are changes in volume and yields of interest-earning assets and interest-bearing liabilities, which are affected in part by management’s responses to changes in interest rates through asset/liability management.

     Net interest income was $2,871 for the six months ended June 30, 2003 compared to $2,880 for the same period in 2002. Total interest income decreased $444, or 9.46%, to $4,250 for the six months ended June 30, 2003 compared to $4,694 for the six-month period ended June 30, 2002. Yields on all categories of interest-earning assets, including loans, securities and federal funds sold, were lower in the first half of 2003 compared to the first half of 2002. Yields on all types of deposit accounts, including interest-bearing demand deposits, savings deposits and certificates of deposit, and repurchase agreements also decreased in the first half of 2003 compared to the similar period in 2002. Total interest expense was $1,379 for the six months ended June 30, 2003 compared to $1,814 for the equivalent period in 2002, a decrease of $435, or 23.98%.

     During the year ended 2002, net interest income was $5,868 as compared to $5,314 in 2001, an increase of 10.42%. This increase was due primarily to an increase in net yield on earning assets as reflected on the following table of average balances, coupled with a slight increase in average balances of earning assets.

     Average Balances, Interest Rates and Yields. Net interest income is affected by (i) the difference between yields earned on interest-earning assets and rates paid on interest-bearing liabilities (“interest rate spread”) and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. An indication of the effectiveness of an institution’s net interest income management is its “net yield on interest-earning assets,” which is net interest income divided by average interest-earning assets.

     The rapidly declining rate environment in 2001 resulted in a significant reduction in the net yield on interest-earning assets due to assets repricing more quickly than liabilities. As rates stabilized during 2002, net yield on earnings assets improved as reflected on the tables below.

     The following table sets forth certain information relating to Independent’s consolidated average interest-earning assets and interest-bearing liabilities and reflects the average yield on assets and average cost of liabilities for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented.

	2002			2001			2000

	Average		Average	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

	(Dollars in Thousands)
Interest-earning assets:
Loans[1]	$103,932	$7,535	7.25%	$97,290	$8,778	9.02%	$94,165	$9,148	9.71%
Securities:
Taxable	27,694	1,401	5.06%	22,747	1,354	5.95%	19,602	1,252	6.38%
Tax-exempt[2]	4,944	207	4.19%	4,266	200	4.69%	3,993	189	4.73%
Federal funds sold	10,085	170	1.69%	13,190	502	3.81%	5,814	361	6.21%

Total interest-earning assets	$146,655	$9,313	6.35%	$137,493	$10,834	7.88%	$123,574	$10,950	8.86%

Non-interest-earning assets:
Cash and due from banks	$8,076			$6,307			$5,750
Premises and equipment	4,900			5,081			5,296
Other, less allowance for loan losses	114			272			350

Total non-interest- earning assets	$13,090			$11,660			$11,396

Total Assets	$159,745			$149,153			$134,970

Interest-bearing liabilities:
Deposits	$122,612	$3,391	2.77%	$114,592	$5,415	4.73%	$103,729	$5,219	5.03%
Securities sold under repurchase agreements	2,077	54	2.60%	2,179	105	4.82%	2,368	130	5.49%

Total interest-bearing liabilities	$124,689	$3,445	2.76%	$116,771	$5,520	4.73%	$106,097	$5,349	5.04%
Non-interest-bearing liabilities:
Demand deposits	$19,840			$17,842			$15,999
Other liabilities	894			1,122			862

Total liabilities	$20,734			$18,964			$16,861
Stockholders’ equity	14,322			13,418			12,012

Total liabilities and stockholders’ equity	$159,745			$149,153			$134,970

Net interest income		$5,868			$5,314			$5,601

Margin analysis:
Interest rate spread			3.59%			3.15%			3.82%
Net yield on interest-earning assets (net interest margin)			4.00%			3.86%			4.53%

1 Average loan balances include nonaccrual loans. Interest income collected on nonaccrual loans has been included.

2 Tax-exempt income has not been adjusted to tax-equivalent basis since it is not material.

     Rate/Volume Analysis. The following table analyzes net interest income in terms of changes in the volume of interest-earning assets and interest-bearing liabilities and changes in yields and rates. The table reflects the extent to which changes in the interest income and interest expense are attributable to changes in volume (changes in volume multiplied by prior year rate) and changes in rate (changes in rate multiplied by prior year volume).

	2002	vs.	2001	2001	vs.	2000

			Total			Total
	Volume	Rate	Change	Volume	Rate	Change

	(In thousands)
Interest Income:
Loans	$569	$(1,812)	$(1,243)	$297	$(667)	$(370)
Securities:
Taxable	268	(221)	47	191	(89)	102
Tax-exempt	30	(23)	7	13	(2)	11
Federal funds sold	(99)	(233)	(332)	322	(181)	141

Total interest income	768	(2,289)	(1,521)	823	(939)	(116)

Interest Expense:
Deposits	356	(2,380)	(2,024)	526	(330)	196
Securities sold under repurchase agreements	(5)	(46)	(51)	(10)	(15)	(25)

Total interest expense	351	(2,426)	(2,075)	516	(345)	171

Net interest income	$417	$137	$554	$307	$(594)	$(287)

     Total assets have increased from $154,476 at December 31, 2001 to $168,312 at December 31, 2002 and $172,563 at June 30, 2003. The majority of the increase has been in securities and federal funds sold due to slow loan growth. Although loans have increased slightly from 2001 through June 30, 2003, the rate of growth has been minimal due to lower demand and increased competitive factors. Deposit growth has been much better as reflected by the $13,092 increase from 2001 to 2002, and the $4,176 increase during 2003.

     Due to the shift in earning assets during 2003 to federal funds sold, which generally bear lower rates than loans and securities, net interest income and the net yield on interest earning assets are getting significant downward pressure, which has a negative impact on earnings.

     There has been a tendency by management to keep Independent in a more liquid position during 2003, in anticipation of a possible business combination, which has a negative impact on net interest income.

     Provision for Loan Losses. Management assesses the adequacy of the allowance for loan losses by applying the provisions of “Statement of Financial Accounting Standards” No. 114. Specific allocations are determined for loans considered to be impaired and loss factors are assigned to unimpaired loans to determine an appropriate level in the allowance for loan losses. The allowance is increased, as necessary, by making a provision for loan losses. The specific allocations for impaired loans are assigned based on an estimated net realizable value after a thorough review of the credit relationship. The potential loss factors associated with unimpaired loans are based on a combination of both internal and industry net loss experience, as well as management’s review of trends within the portfolio and related industries.

     Generally, commercial, commercial real estate and residential real estate loans are assigned a level of risk at inception. Thereafter, these loans are reviewed on an ongoing basis. The review includes loan payment and collateral status, borrowers’ financial data and borrowers’ internal operating factors such as cash flows, operating income, liquidity, leverage and loan documentation, and any significant change can result in an increase or decrease in the loan’s assigned risk grade. Aggregate dollar volume by risk grade is monitored on an ongoing basis. The establishment of and any changes to risk grades for consumer loans are generally based upon payment performance.

     Management reviews certain key loan quality indicators on a quarterly basis, including current economic conditions, delinquency trends and ratios, portfolio mix changes and other information management deems necessary. This review process provides a degree of objective measurement that is used in conjunction with periodic internal evaluations. To the extent that this process yields differences between estimated and actual observed losses, adjustments are made to provisions and/or the level of the allowance for loan losses.

     Independent was the victim of a large customer bankruptcy during 2002 that was well publicized and affected several other financial institutions throughout Middle Tennessee. The bankruptcy resulted in a large charge-off in the first half of 2002 along with significant provisions for loan losses. However, in the last half of 2002, Independent was able to recover a significant amount of the charge-off. Consequently, it was necessary to reverse some of the provision for loan loss incurred in the first six months of 2002 in order to have a properly stated allowance for loan losses as of December 31, 2002. The provision for loan losses for the six-month period ending June 30, 2003 is $507 less than the same period in the previous year for the same reason as discussed above. The provision in the year ended 2002 was $127 more than in 2001 primarily because of the higher level of charge-off activity and nonperforming loans.

     The ratio of non-performing loans to total loans was 1.61% at June 30, 2003, 1.46% at December 31, 2002 and 0.67% at December 31, 2001. The ratio of Independent’s allowance for loan losses to non-performing loans decreased to 79.28% at June 30, 2003 from 85.79% at December 31, 2002 compared to 186.55% at the previous year-end. Total non-performing loans increased $163 in the first six months of 2003 and $837 in 2002 and as compared to the prior year-end.

     If negative trends in levels of non-performing loans continue, additional provisions for loan losses may be necessary, which will have a negative impact on earnings.

     Noninterest Income. Noninterest income consists primarily of service charges on deposit accounts and other commissions and fees.

     Total noninterest income for 2002 increased to $1,564 as compared to $1,322 in 2001. The increase in 2002 was due primarily to service charges and fees associated with deposit accounts. This growth was due to a combination of deposit growth and implementation of an automatic overdraft program in the second half of 2002. Similarly, noninterest income for the first six months of 2003 increased by $233, or 37.82%, as compared to the prior year for the same reasons previously discussed.

     Noninterest Expense. Noninterest expense includes, among others, personnel, occupancy and other expenses such as data processing, printing and supplies, legal and professional fees, postage and FDIC assessments. Total noninterest expense was $4,957 in 2002, compared to $4,622 in 2001 and $2,620 for the six months ended June 30, 2003, a $247, or 10.4%, increase from the same period in 2002. A significant portion of this increase is due to additional activities related to finding a potential merger partner.

     Personnel costs are the primary element of Independent’s noninterest expenses. In 2002, salaries and benefits represented $2,621, or 52.87%, of total noninterest expenses. This was an increase of $174, or 7.11%, over 2001’s total of $2,447.

Changes in Financial Condition

     Total assets at December 31, 2002 were $168,312, an increase of $13,836, or 8.96%, over total assets of $154,476 at December 31, 2001. The increase reflects an increase in loans, net, of $2,861, or 2.88%, to $102,161 at December 31, 2002 from $99,300 at December 31, 2001. Average assets for 2002 also increased to $159,745, an increase of $10,592, or 7.10%, from the average asset balance of $149,153 for 2001. This increase was primarily the result of a 6.83% increase in the average balance of loans to $103,932 in 2002 from $97,290 in 2001, and a 20.82% increase in the average balance of securities to $32,638 in 2002 from $27,013 in 2001. Independent’s return on average assets increased in 2002 to 0.72% from 0.66% in 2001.

     Total assets at December 31, 2001 were $154,476, an increase of $9,458, or 6.52%, over 2000’s year-end total assets of $145,018. Average assets for 2001 were $149,153, an increase of $14,183, or 10.51%, over 2000 average assets of $134,970. This increase was primarily the result of a 3.32% increase in the average balance of loans to $97,290 in 2001 from $94,165 in 2001, and an increase in the average balance of securities in 2001 to $27,013 from $23,595 in 2000.

Liquidity and Capital Resources

     Liquidity. Liquidity refers to the ability or the financial flexibility to manage future cash flows to meet the needs of depositors and borrowers and fund operations. Maintaining appropriate levels of liquidity allows Independent to have sufficient funds available for reserve requirements, customer demand for loans, withdrawal of deposit balances and maturities of deposits and other liabilities. Independent’s primary source of liquidity is dividends paid by First Independent and Rutherford. Applicable Tennessee statutes and regulations impose restrictions on the amount of dividends that may be declared by First Independent and Rutherford. Further, any dividend payments are subject to the continuing ability of First Independent and Rutherford to maintain compliance with minimum federal regulatory capital requirements and to retain its characterization under federal regulations as a “well-capitalized” institution. In addition, Independent maintains lines of credit with the Federal Home Loan Bank of Cincinnati and federal funds lines of credit totaling $11,100. Independent believes it has sufficient liquidity to satisfy its current operations.

     In 2002, operating activities of Independent provided $2,466 of cash flows, reflecting net income of $1,152 and adjusted to include noncash operating expenses such as $692 in provision for loan losses and amortization and depreciation of $363.

     Investing activities, including lending, used $7,854 of Independent’s cash flows, as opposed to using cash flows of $8,857 in 2001. The net change in loans used $3,553 in funds, up from $3,073 in 2001. Maturities and calls of securities, net of purchases of securities in 2002, used $4,154 in cash flows. These cash inflows were reduced, in part, by investment in premises and equipment of $148.

     Net additional cash flows of $12,585 were provided by financing activities, while these activities provided cash of $8,394 in 2001. The change was attributable primarily to net deposit flows of $13,092 versus net deposit flows in 2001 in the amount of $8,299. During 2002, management actively pursued deposits in order to fund loan growth and increase liquidity. Offsetting these cash inflows in 2002 was a decrease in cash resulting from the change in repurchase agreements in the amount of $500. During the six-month period ending June 30, 2003, cash and cash equivalents increased $13,688, as compared to a decrease of $1,510 in the same period one year earlier. The increase, as previously mentioned, is due primarily to maturity, calls, prepayments of securities, an increase in deposits and a significant portion of the resulting funds remained in federal funds sold.

     Capital Resources. Independent’s capital position is reflected in its shareholders’ equity, subject to certain adjustments for regulatory purposes. Total capital continued to exceed regulatory requirements in all periods presented. Management believes the capital base of Independent allows it to take advantage of business opportunities while maintaining the level of resources deemed appropriate by management of Independent to address business risks inherent in Independent’s daily operations.

     Shareholders’ equity was $15,541 on June 30, 2003 and $15,083 on December 31, 2002, compared to $13,848 on December 31, 2001. The increase in shareholders’ equity arises primarily from net income for period ended on each respective date.

     Risk-based capital regulations adopted by the FRB and the FDIC require both bank holding companies and banks to achieve and maintain specified ratios of capital to risk-weighted assets. The risk-based capital rules are designed to measure “Tier 1” capital (consisting of stockholders’ equity, less goodwill) and total capital in relation to the credit risk of both on- and off-balance sheet items. Under the guidelines, one of four risk weights is applied to the different on-balance sheet items. Off-balance sheet items, such as loan commitments, are also subject to risk weighting after conversion to balance sheet equivalent amounts. All bank holding companies and banks must maintain a minimum total capital to total risk-weighted assets ratio of 8.00%, at least half of which must be in the form of core, or Tier 1, capital. In all periods presented, Independent, First Independent and Rutherford Bank each satisfied their respective minimum regulatory capital requirements, and were considered “well-capitalized” within the meaning of federal regulatory requirements. See note 12 to Independent’s consolidated financial statements in this proxy statement/prospectus for more information.

Asset/Liability Management

     Independent’s management actively measures and manages interest rate risk using a process developed by First Independent and Rutherford. The board of directors and its asset/liability committee are also responsible for approving Independent’s asset/liability management policies, overseeing the formulation and implementation of strategies to improve balance sheet positioning and earnings, and reviewing Independent’s interest rate sensitivity position.

     One of the tools that management uses to measure short-term interest rate risk is a net interest income simulation model prepared by an independent firm. This simulation estimates the impact that various changes in the overall level of interest rates over one- and two-year time horizons would have on net interest income. The results help Independent develop strategies for managing exposure to interest rate risk.

     Like any forecasting technique, interest rate simulation modeling is based on a large number of assumptions. In this case, the assumptions relate primarily to loan and deposit growth, asset and liability prepayments, interest rates and balance sheet management strategies. Management believes that both individually and in the aggregate the assumptions are reasonable. Nevertheless, the simulation modeling process produces only a sophisticated estimate, not a precise calculation of exposure.

     Independent also uses an economic value of equity model, prepared and reviewed by the same independent firm, to complement its short-term interest rate risk analysis. The benefit of this model is that it measures exposure to interest rate changes over time frames longer than the two-year net interest income simulation. The economic value of Independent’s equity is determined by calculating the net present value of projected future cash flows for current asset and liability positions based on the current yield curve.

     Economic value analysis has several limitations. For example, the economic values of asset and liability balance sheet positions do not represent the true fair values of the positions, since economic values reflect an analysis at one particular point in time and do not consider the value of Independent’s franchise. In addition, Independent must estimate cash flow for assets and liabilities with indeterminate maturities. Moreover, the model’s present value calculations do not take into consideration future changes in the balance sheet that will likely result from ongoing loan and deposit activities conducted by Independent’s core business. Finally, the analysis requires assumptions about events which span several years. Despite its limitations, the economic value of equity model is a relatively sophisticated tool for evaluating the longer-term effect of possible interest rate movements.

Interest Rate Sensitivity

     A key element in the financial performance of financial institutions is the level and type of interest rate risk assumed. The single most significant measure of interest rate risk is the relationship of the repricing periods of earning assets and interest-bearing liabilities. The more closely the repricing periods are correlated, the less interest rate risk Independent assumes. Independent has a significant portion of its securities portfolio invested in callable securities. As such, it is anticipated that approximately $14,000 will be called prior to stated maturity in the next quarter. Therefore, securities expected to be called by the issuer prior to maturity in the next 90 days have been shown as repricing in that same time period. A summary of the repricing schedule of Independent’s interest earning assets and interest-bearing liabilities (GAP) at year-end 2002 follows:

				Over 5
	1-90 Days	91-365 Days	1-5 years	Years	Total

	(Dollars in thousands)
Interest earning assets:
Loans	$47,201	$23,182	$30,993	$2,077	$103,453
U.S. Government securities, MBS and CMOs	14,780	14	12,911	5,778	33,483
Federal funds sold	17,493	—	—	—	17,493

Total interest earning assets	79,474	23,196	43,904	7,855	154,429

Interest bearing liabilities:
Interest bearing demand deposits	1,910	—	12,777	—	14,687
Savings deposits	9,891	—	25,005	—	34,896
Time deposits	18,469	39,469	17,637	—	75,575
Federal funds purchased	—	1,750	—	—	1,750

Total interest bearing liabilities	30,270	41,219	55,419	—	126,908

Rate sensitive gap	49,204	(18,023)	(11,515)	7,855	27,521

Rate sensitive cumulative gap	49,204	31,181	19,666	27,521

Cumulative gap as a percentage of earnings assets	31.86%	20.19%	12.73%	17.82%

     Independent’s primary business is banking and the resulting earnings, primarily net interest income, are susceptible to changes in market interest rates. It is management’s goal to maximize net interest income within acceptable levels of interest rate and liquidity risks. Repricing gap (the difference between assets and liabilities that reprice within a specific time period) and simulation modeling (projecting net interest income under various interest rate scenarios and balance sheet assumptions) are the primary methods First Independent and Rutherford use in analyzing and managing interest rate risk.

     Gap analysis attempts to capture the amounts and timing of balances exposed to changes in interest rates at a given point in time. Independent’s current gap position reflects a bias towards asset sensitivity. The amount of change Independent’s deposit base realizes in relation to the total change in market interest rates is significantly less than that of the asset base. When this is taken into account, repricing assets are substantially more than repricing liabilities in the three month time horizon and are more evenly matched after one year. As a result, in periods of declining interest rates, net interest income is negatively affected in the short-term. Likewise, increasing rates generally have a positive impact on net interest income in the short-term.

Quantitative and Qualitative Disclosures about Market Risk

     Independent’s primary component of market risk is interest rate volatility. Fluctuations in interest rates will ultimately impact both the level of income and expense recorded on a large portion of Independent’s assets and liabilities, and the market value of all interest-earning assets and interest-bearing liabilities, other than those which possess a short term to maturity. Based upon the nature of Independent’s operations, Independent does not maintain any foreign currency exchange or commodity price risk.

     The following table provides information about Independent’s financial instruments that are sensitive to changes in interest rates as of December 31, 2002. These market risk sensitive instruments have been entered into by Independent for purposes other than trading. Independent does not hold market risk sensitive instruments for trading purposes. Amounts described below do not take into account possible loan, security, or interest bearing deposit renewals or repricing for such renewals. The information provided by this table should be read in connection with Independent’s audited consolidated financial statements and “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION.”

EXPECTED MATURITY DATE

						FAIR
	1 yr or <	1 - 5 yrs	5 - 10 yrs	> 10 yrs	TOTAL	VALUE

			(Dollars in thousands)
INTEREST-EARNING ASSETS:
Loans, net of unearned interest:(1)
Variable rate	$20,681	$8,206	$536	$—	$29,423	$29,423
Average interest rate	5.10%	4.93%	5.42%	—	5.06%
Fixed rate	29,163	44,729	138	—	74,030	75,644
Average interest rate	7.11%	7.28%	5.53%	—	7.21%
Securities(2)	—	23,269	9,763	451	33,483	33,720
Average interest rate	—	3.73%	5.31%	4.40%	4.20%
Federal funds sold	17,493	—	—	—	17,493	17,493
Average interest rate	0.97%	—	—	—	0.97%
INTEREST-BEARING
LIABILITIES:
Interest-bearing deposits	107,945	17,110	103	—	125,158	125,967
Average interest rate	2.12%	4.12%	2.25%	—	2.39%
Federal funds purchased	1,750	—	—	—	1,750	1,750
Average interest rate	2.25%	—	—	—	2.25%

     (1) Loan amounts and weighted average interest rates for loans net out any undisbursed loan proceeds, make no assumptions about loan prepayments, and do not include the allowance for loan losses.

     (2)  Securities include our investment in obligations of certain political subdivisions within the State of Tennessee. Average interest rates have not been adjusted for any federal, state, or municipal tax liability that Independent may incur.

Inflation

     The effect of inflation on financial institutions differs from its impact on other types of businesses. Since assets and liabilities of banks are primarily monetary in nature, they are more affected by changes in interest rates than by the rate of inflation.

     Inflation generates increased credit demand and fluctuation in interest rates. Although credit demand and interest rates are not directly tied to inflation, each can significantly impact net interest income. As in any business or industry, expenses such as salaries, equipment, occupancy and other operating expenses also are subject to the upward pressures created by inflation.

     Since the rate of inflation has been stable during the last several years, the impact of inflation on the earnings of Independent has been insignificant.

Effect of New Accounting Standards

     New accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases and early extinguishment of debt were issued in 2002. Management has determined that the new accounting standards do not have a material impact on Independent’s financial condition or results of operations.

     The Financial Accounting Standards Board recently issued two new accounting standards, Statement 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, and Statement 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities, both of which generally become effective in the quarter beginning July 1, 2003. Independent’s management determined that, upon adopting the new standards, they will not materially affect Independent’s operating results or financial condition.

BUSINESS OF INDEPENDENT

     All dollar amounts set forth below, other than per share amounts and percentages, are in thousands unless otherwise noted.

Overview

     The Holding Company. Independent was formed in October 1992 and serves as the bank holding company for Rutherford and First Independent, which are Tennessee-chartered commercial banks that conduct the principal business of Independent. At December 31, 2002, Independent maintained a main office in Gallatin, Tennessee. The banks maintain seven offices in Sumner and Rutherford Counties.

     Independent’s assets consist primarily of its investment in the banks and liquid investments. Its primary activities are conducted through the subsidiary banks. At December 31, 2002, Independent’s consolidated total assets were $168,312, its consolidated net loans were $102,161, its total deposits were $150,372 and its total shareholders’ equity was $15,083.

     Independent’s net income is dependent primarily on its net interest income, which is the difference between the interest income earned on its loans, investment assets and other interest-earning assets and the interest paid on deposits and other interest bearing liabilities. To a lesser extent, Independent’s net income also is affected by its non-interest income derived principally from service charges and fees as well as the level of non-interest expenses such as salaries and employee benefits.

     The operations of Independent are significantly affected by prevailing economic conditions, competition and the monetary, fiscal and regulatory policies of governmental agencies. Lending activities are influenced by the general credit needs of small businesses in Independent’s market area, competition among lenders, the level of interest rates and the availability of funds. Deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, account maturities and the levels of personal income and savings in Independent’s market area.

     The principal executive offices of Independent are located at 710 Nashville Pike, Gallatin, Tennessee 37066 and its telephone number is (615) 452-9000.

     The Banks. First Independent and Rutherford are Tennessee-chartered commercial banks. The principal business of the banks consists of attracting deposits from the general public and investing those funds, together with funds generated from operations and from principal and interest payments on loans, primarily in commercial, commercial and residential real estate loans, and installment consumer loans.

Banking Activities

     Both First Independent and Rutherford are engaged in the general retail banking business and provide financial products and services to individuals and small- to medium-sized businesses. These financial products and services include conventional checking and savings accounts; money market accounts; certificates of deposit; debit cards; business loans; mortgage loans; credit cards and other consumer-oriented financial services; and safe deposit and night depository facilities. Each of the banks also offers full-service brokerage activities through PFIC Securities. In addition, the banks offer insurance products and services, fixed rate annuities, variable rate annuities, mutual funds and investment securities, as well as financial planning services to their customers.

     First Independent operates four offices in Sumner County, Tennessee, and four automated teller machines, which provide 24-hour banking services to its customers.

     Rutherford operates three offices in Rutherford County, Tennessee, and three automated teller machines.

     Deposits of the banks are insured by the Bank Insurance Fund of the FDIC to a maximum of $100,000 for each insured depositor. The banks are subject to supervision and regulation by the Tennessee Department of Financial Institutions and the FDIC. See “SUPERVISION AND REGULATION OF INDEPENDENT.”

Lending Activities

     General. The loan portfolio of Independent is composed of commercial, commercial and residential real estate and installment consumer loans. Such loans are primarily originated within Independent’s market areas of Middle Tennessee and are generally secured by residential or commercial real estate or business or personal property located in the counties of and surrounding Sumner and Rutherford, Tennessee.

     Loan Composition. The following table sets forth the composition of Independent’s loans as of each of the dates indicated.

	June 30,	December 31,

	2003	2002	2001	2000

	(In thousands)
Commercial	$17,668	$16,219	$17,365	$19,109
Commercial real estate	53,340	53,740	50,308	47,747
Residential real estate	23,811	24,151	23,445	22,973
Consumer	8,640	9,269	9,254	7,423
Other	148	111	193	815

Total	103,607	103,490	100,565	98,067
Less:
Unearned Income	(42)	(37)	(17)	(22)
Allowance for loan losses	(1,323)	(1,292)	(1,248)	(1,253)

Net loans	$102,242	$102,161	$99,300	$96,792

     Real estate construction loans are included in commercial real estate loans above and amount to $9,610 at June 30, 2003; $11,278, $15,043 and $15,751 at December 31, 2002, 2001 and 2000, respectively.

     Loan Maturities. The following table reflects at December 31, 2002 the dollar amount of loans maturing based on their contractual terms to maturity. Demand loans, loans having no stated schedule of repayments and loans having no stated maturity are reported as due in one year or less.

		Due After
		One Year
	Due in One	Through	Due After
	Year or Less	Five Years	Five Years	Total

		(In thousands)
Commercial	$9,373	$6,846	$—	$16,219
Commercial real estate	27,843	25,371	526	53,740
Residential real estate	10,278	13,741	132	24,151
Consumer	2,263	6,990	16	9,269
Other	111	—	—	111

Total	$49,868	$52,948	$674	$103,490

     The following table sets forth the dollar amount of the loans maturing subsequent to the year ending December 31, 2002 between those with predetermined interest rates and those with floating, or variable, interest rates.

		Variable
	Fixed Rate	Rate	Total

		(In thousands)
Commercial	$6,846	$—	$6,846
Commercial real estate	24,758	1,139	25,897
Residential real estate	13,548	325	13,873
Consumer	7,006	—	7,006
Other	—	—	—

Total	$52,158	$1,464	$53,622

     Commercial Loans. Commercial loans are made for a variety of business purposes, including working capital, inventory and equipment and capital expansion. At December 31, 2002, commercial loans outstanding totaled $16,219, or 15.7%, of Independent’s loan portfolio. The terms for commercial loans are generally one to seven years. Commercial loan applications must be supported by current financial information on the borrower and, where appropriate, by adequate collateral. Commercial loans are generally underwritten by addressing cash flow (debt service coverage), primary and secondary sources of repayment, financial strength of any guarantor, liquidity, leverage, management experience, ownership structure, economic conditions and industry-specific trends and collateral. The loan to value ratio depends on the type of collateral. Generally speaking, accounts receivable are financed at 70% of accounts receivable less than 90 days past due. If other collateral is taken to support the loan, the loan to value of accounts receivable may approach 85%. Inventory financing will range between 50% and 60% depending on the borrower and nature of inventory. Independent requires a first lien position for such loans. These types of loans are generally considered to be a higher credit risk than other loans originated by Independent.

     Commercial Real Estate Loans. Independent originates commercial loans, generally to existing business customers, secured by real estate located in Independent’s market area. At December 31, 2002, commercial real estate loans totaled $53,740, or 51.9%, of Independent’s loan portfolio. The terms of such loans are generally for 10 to 20 years and are priced based in part upon the prime rate, as reported in The Wall Street Journal. Commercial real estate loans are generally underwritten by addressing cash flow (debt service coverage), primary and secondary source of repayment, financial strength of any guarantor, strength of the tenant (if any), liquidity, leverage, management experience, ownership structure, economic conditions and industry specific trends and collateral. Generally, Independent will loan up to 80-85% of the value of improved property, 65% of the value of raw land and 75% of the value of land to be acquired and developed. A first lien on the property and assignment of lease is required if the collateral is rental property, with second lien positions considered on a case-by-case basis.

     Residential Real Estate. Independent also originates one-to-four family, owner-occupied residential mortgage loans secured by property located in Independent’s primary market area. The majority of Independent’s residential mortgage loans consists of loans secured by owner-occupied, single-family residences. At December 31, 2002, Independent had $24,151, or 23.3%, of its loan portfolio in residential real estate loans. Residential real estate loans generally have a loan-to-value ratio of 85%. These loans are underwritten by giving consideration to the ability to pay, stability of employment or source of income, credit history and loan-to-value ratio.

     Installment Consumer Loans. At December 31, 2002, Independent’s installment consumer loan portfolio totaled $9,269, or 9.09%, of Independent’s total loan portfolio. Independent’s consumer loan portfolio is composed of secured and unsecured loans originated by the banks. The consumer loans of the banks have a higher risk of default than other loans originated. The performance of consumer loans will be affected by the local and regional economy as well as the rates of personal bankruptcies, job loss, divorce and other individual-specific characteristics.

     Past Due, Special Mention, Classified and Non Accrual Loans. Independent classifies its problem loans into three categories: past due loans, special mention loans and classified loans (both accruing and non-accruing interest).

     When management determines that a loan is no longer performing, and that collection of interest appears doubtful, the loan is placed on non-accrual status. All loans that are 90 days past due are considered non-accrual unless they are adequately secured and there is reasonable assurance of full collection of principal and interest. Management closely monitors all loans that are contractually 90 days past due, treated as “special mention” or otherwise classified or on non-accrual status. Non-accrual loans that are 120 days past due without assurance of repayment are charged off against the allowance for loan losses.

     The following table sets forth information with respect to Independent’s non-performing assets at the dates indicated. At these dates, Independent did not have any restructured loans within the meaning of Statement of Financial Accounting Standards No. 15.

	At June 30,	At December 31,

	2003	2002	2001	2000

	(In thousands)
Loans accounted for on a non-accrual basis	$1,690	$1,506	$563	$321
Accruing loans which are contractually past due 90 days or more as to interest or principal payments	—	—	106	—

Total non-performing loans	1,690	1,506	669	321
Real estate owned:
Foreclosures	—	—	—	—
Other real estate held and repossessed assets	—	—	—	—

Total non performing assets	$1,690	$1,506	$669	$321

     Independent’s continuing efforts to resolve nonperforming loans occasionally include foreclosures, which result in Independent’s ownership of the real estate underlying the mortgage. If non-accrual loans at December 31, 2002 had been current according to their original terms and had been outstanding throughout 2002, or since origination if originated during the year, interest income on these loans would have been approximately $67. Interest actually recognized on these loans during 2002 was not significant.

     Total impaired loans increased by $466, or 82.8%, from $563 at December 31, 2001 to $1,029 at December 31, 2002.

     At December 31, 2002, Independent did not have any other loans that are not currently classified as non-accrual or 90 days past due or otherwise restructured but which known information about possible credit problems of borrowers caused management to have concerns as to the ability of the borrowers to comply with present loan repayment terms. Such loans were considered classified by Independent and were composed primarily of various consumer loans and residential real estate loans. Generally, these are bankruptcy loans that are adequately secured and management expects substantial collection of these accounts through reaffirmation or liquidation of collateral.

     Allowance for Loan Losses. The allowance for loan losses is maintained at a level which management believes is adequate to absorb all probable losses on loans then present in the loan portfolio. The amount of the allowance is affected by: (1) loan charge offs, which decrease the allowance; (2) recoveries on loans previously charged-off, which increase the allowance; and (3) the provision of possible loan losses charged to income, which increases the allowance. In determining the provision for possible loan losses, it is necessary for management to monitor fluctuations in the allowance resulting from actual charge-offs and recoveries, and to periodically review the size and composition of the loan portfolio in light of current and anticipated economic conditions in an effort to evaluate portfolio risks. If actual losses exceed the amount of the allowance for loan losses, earnings of Independent could be adversely affected. The amount of the provision is based on management’s judgment of those risks. During the year ended December 31, 2002, Independent’s provision for loan losses increased by $127 from the year ended 2001 to $692 to arrive at an allowance for loan loss reserve of $1,292. Independent utilized this provision to adjust the allowance for loan losses to a level it deemed adequate as of December 31, 2002.

     The following is a summary of activity in the allowance for loan losses for the periods indicated:

	Six Months Ended
	June 30, 2003	Year Ended December 31,

		2002	2001	2000

	(Dollars in thousands)
Balance at beginning of period	$1,292	$1,248	$1,253	$1,076

Charge-offs:
Commercial	(57)	(750)	(502)	(224)
Residential real estate	(171)	(28)	(54)	(253)
Consumer	(43)	(196)	(26)	—
Other	(55)	(61)	—	—

Total charge-offs	(326)	(1,035)	(582)	(477)

Recoveries:
Commercial	28	362	4	95
Residential real estate	—	19	—	11
Consumer	25	6	8	—
Other	22	—	—	—

Total recoveries	75	387	12	106

Net charge-offs	(251)	(648)	(570)	(371)
Provision for loan losses	282	692	565	548

Balance at end of period	$1,323	$1,292	$1,248	$1,253

Ratio of net charge-offs to average loans outstanding, net of unearned discount, during the period	0.50%	0.62%	0.59%	0.39%

Ratio of allowance for loan losses to non-performing loans	78.28%	85.79%	186.55%	390.34%

Ratio of allowance for loan losses to total loans	1.28%	1.29%	1.24%	1.28%

     Breakdown of allowance for loan losses by category. The following table presents an allocation among the listed categories of Independent’s allowance for loan losses at the dates indicated and the percentage of loans in each category to the total amount of loans at the end of the respective periods.

	At June 30,		At December 31,

	2003		2002		2001		2000

	(Dollars in thousands)
		Percent of		Percent of		Percent of		Percent of
		loan in each		loan in each		loan in each		loan in each
		category to		category to		category to		category to
	Amount	total loans	Amount	total loans	Amount	total loans	Amount	total loans

Balance at end of period applicable to:
Commercial	$220	17.1%	$349	15.7%	$374	17.3%	$411	19.5%
Commercial real estate	672	51.5%	585	51.9%	523	50.0%	513	48.7%
Residential real estate	288	23.0%	236	23.3%	229	23.3%	224	23.4%
Consumer	135	8.3%	121	9.1%	121	9.4%	97	7.4%
Other	8	0.1%	1	—%	1	—%	8	1.0%

Totals	$1,323	100.0%	$1,292	100.0%	$1,248	100.00%	$1,253	100.0%

Investment Activities

     General. Independent maintains a portfolio of investments to provide liquidity and an additional source of income.

     Securities by Category. The following table sets forth the carrying value of the securities, by major categories, held by Independent at December 31, 2002, 2001 and 2000.

	At December 31,

	2002	2001	2000

	(In thousands)
Securities Held to Maturity:
U.S. Treasury securities and obligations of U.S Government, corporations and agencies	$8,247	$21,995	$6,945
Obligations of state and political subdivisions	4,308	4,573	4,210
Corporate	746	746	—
Mortgage backed	—	64	99

Total	$13,301	$27,378	$11,254

Securities Available for Sale:
U.S. Treasury securities and obligations of U.S Government, corporations and agencies	$19,824	$1,764	$12,075
Obligations of state and political subdivisions	322	—	—
Mortgage backed	36	96	155

Total	$20,182	$1,860	$12,230

     Maturity Distributions of Securities. The following table sets forth the distributions of maturities of securities at amortized cost as of December 31, 2002.

			Due After
		Due After	Five
		One	Years
	Due in One	Year through	through	Due After
	Year or Less	Five Years	Ten Years	Ten Years	Total

	(Dollars in thousands)
Securities held to maturity:
U.S. Treasury securities and obligations of the U.S. Government, corporations and agencies	$—	$4,247	$4,000	$—	$8,247
Obligations of state and political subdivisions	—	2,250	1,643	415	4,308
Corporate	—	—	746	—	746
Securities available for sale:
U.S. Treasury securities and obligations of the U.S. Government, corporations and agencies	500	16,660	2,500	—	19,660
Obligations of state and political subdivisions	—	319	—	—	319
Mortgage backed	—	—	—	36	36

Subtotal	500	23,476	8,889	451	33,316
Market value adjustment on available for sale securities	—	131	36	—	167

Total	$500	$23,607	$8,925	$451	$33,483

Weighted average yield (a)	3.29%	4.00%	5.08%	4.40%	4.20%

(a)	Actual yields on tax-exempt obligations do not differ materially from yields computed on a tax equivalent basis. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Deposits

     Deposits are the primary source of funds for Independent. Such deposits consist of checking accounts, regular savings deposits, NOW accounts, Money Market Accounts and market rate Certificates of Deposit. Deposits are attracted from individuals, partnerships and corporations in Independent’s market area. In addition, Independent obtains deposits from state and local entities and, to a lesser extent, U.S. Government and other depository institutions. Independent’s policy permits the acceptance of limited amounts of brokered deposits.

     The following table sets forth the average balances and average interest rates based on daily balances for deposits for the periods indicated.

	Year Ended December 31,

	2002		2001		2000
	Average	Average	Average	Average	Average	Average
	Balance	Rate Paid	Balance	Rate Paid	Balance	Rate Paid

			(Dollars in thousands)
Types of deposits (all in domestic offices):
Non-interest-bearing demand deposits	$19,840	—	$17,842	—	$15,999	—
Interest-bearing demand deposits	44,155	1.32%	34,468	2.60%	30,858	3.29%
Savings deposits	4,869	.93%	3,428	1.53%	3,139	1.73%
Time deposits	73,588	3.75%	76,696	5.82%	69,732	5.95%

Total deposits	$142,452		$132,434		$119,728

     The following table indicates the amount of Independent’s certificates of deposit of $100,000 or more by time remaining until maturity as of December 31, 2002.

Certificates of
Maturity Period	Deposit

(In thousands)
Three months or less	$7,838
Over three through six months	6,629
Over six through twelve months	11,099
Over twelve months	7,876

Total	$33,442

Properties

     First Independent and Rutherford each own their main office and branch facilities. Independent operates from the main office facility of First Independent in Gallatin, Tennessee. In addition to its main office, which contains approximately 6,385 square feet, First Independent operates the Indian Lake Branch in Hendersonville, Tennessee, containing approximately 3,125 square feet; the New Shackle Island Branch in Hendersonville, Tennessee, containing approximately 2,109 square feet; and the East Main Branch in Gallatin, Tennessee, containing approximately 2,800 square feet.

     In addition to its main office which contains approximately 4,902 square feet, Rutherford operates its Cason Lane Branch in Murfreesboro, Tennessee, containing approximately 2,124 square feet, and the Smyrna Branch in Smyrna, Tennessee, containing approximately 480 square feet. A new Smyrna Branch facility, which is currently under construction, will contain approximately 3,000 square feet.

Competition

     Both First Independent and Rutherford are subject to substantial competition in all aspects of their business. Both face intense competition for loans and deposits from other banks in their respective market areas. In certain aspects of their banking business, each bank also competes with savings and loans associations, credit unions, small loan companies, insurance companies, mortgage companies, finance companies, brokerage houses and other financial institutions. Many of their competitors are not subject to the same degree of regulation and number of restrictions as First Independent and Rutherford. Further, many of their competitors have greater financial resources than First Independent and Rutherford.

     There are 16 commercial banks with offices in Sumner County operating a combined total of 37 offices. There are 13 commercial banks with offices in Rutherford County operating a combined total of 53 offices. A number of the competing banks are branches of major regional bank holding companies which have assets and resources substantially greater than those of First Independent and Rutherford.

Personnel

     First Independent had 39 full-time equivalent employees as of June 30, 2003. Rutherford had 18 full-time equivalent employees as of June 30, 2003. Independent has no separate employees, other than those who are also employed by First Independent or Rutherford. Relationships with employees are believed to be good.

SUPERVISION AND REGULATION OF INDEPENDENT

     The following is a brief summary of certain statutes, rules and regulations affecting Independent, First Independent and Rutherford. A number of other statutes and regulations have an impact on their operations. The following summary of applicable statutes and regulations does not purport to be complete and is qualified in its entirety by reference to such statutes and regulations.

Bank Holding Company Regulation

     Independent is registered as a bank holding company under the Bank Holding Company Act of 1956 and, as such, is subject to supervision, regulation and examination by the Federal Reserve.

     Acquisitions and Mergers. Under the Holding Company Act, a bank holding company must obtain the prior approval of the Federal Reserve before (a) acquiring direct or indirect ownership or control of any voting shares of any bank or bank holding company if, after such acquisition, the bank holding company would directly or indirectly own or control more than 5% of such shares; (b) acquiring all or substantially all of the assets of another bank or bank holding company; or (c) merging or consolidating with another bank holding company. Also, any company must obtain approval of the Federal Reserve prior to acquiring control of Independent, First Independent or Rutherford. For purposes of the Bank Holding Company Act, “control” is defined as ownership of more than 25% of any class of voting securities of Independent, First Independent or Rutherford, the ability to control the election of a majority of the directors, or the exercise of a controlling influence over management or policies of Independent, First Independent or Rutherford.

     The Bank Holding Company Act, as amended by the Riegle-Neal Act, generally permits the Federal Reserve to approve interstate bank acquisitions by bank holding companies without regard to any prohibitions of state law.

     The Change in Bank Control Act and the related regulations of the Federal Reserve require any person or persons acting in concert (except for companies required to make application under the Holding Company Act), to file a written notice with the Federal Reserve before such person or persons may acquire control of Independent, First Independent or Rutherford. The Change in Bank Control Act defines “control” as the power, directly or indirectly, to vote 25% or more of any voting securities or to direct the management or policies of a bank holding company or an insured bank.

     Bank holding companies like Independent are currently prohibited from engaging in activities other than banking and activities so closely related to banking or managing or controlling banks as to be a proper incident thereto. The Federal Reserve’s regulations contain a list of permissible nonbanking activities that are closely related to banking or managing or controlling banks. A bank holding company must file an application or notice with the Federal Reserve prior to acquiring more than 5% of the voting shares of a company engaged in such activities. Financial modernization legislation enacted on November 12, 1999, however, greatly broadened the scope of activities permissible for bank holding companies. Effective March 11, 2000, this legislation permitted bank holding companies, upon classification as financial holding companies, to engage in a broad variety of activities “financial” in nature.

     Capital Requirements. Independent is also subject to Federal Reserve guidelines that require bank holding companies to maintain specified minimum ratios of capital to total assets and capital to risk-weighted assets. See “—Capital Requirements.”

     Dividends. The Federal Reserve has the power to prohibit dividends by bank holding companies if their actions constitute unsafe or unsound practices. The Federal Reserve has issued a policy statement expressing its view that a bank holding company should pay cash dividends only to the extent that its net income for the past year is sufficient to cover both the cash dividends and a rate of earning retention that is consistent with its regulatory capital needs, asset quality, and overall financial condition.

     Under Tennessee law, Independent may not make any distribution to shareholders if, after giving it effect (i) Independent would not be able to pay its debts as they become due in the usual course of business; or (ii) Independent’s total assets would be less than the sum of its total liabilities plus (unless the charter permits otherwise) the amount that would be needed, if Independent were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

     Under Tennessee law, First Independent and Rutherford may not declare dividends in any year that exceeds the total of its net income of that year combined with its retained net income of the preceding two years without the prior approval of the Commissioner of the Tennessee Department of Financial Institutions.

     Support of Banking Subsidiaries. Under Federal Reserve policy, Independent is expected to act as a source of financial strength to its banking subsidiaries and, where required, to commit resources to support each of such subsidiaries. Further, if First Independent or Rutherford’s capital levels were to fall below minimum regulatory guidelines, First Independent and Rutherford would need to develop a capital plan to increase their respective capital levels and Independent would be required to guarantee First Independent’s and Rutherford’s compliance with the capital plan in order for such plan to be accepted by the federal regulatory authority.

     Under the “cross guarantee” provisions of the Federal Deposit Insurance Act, any FDIC-insured subsidiary of Independent such as First Independent and Rutherford could be liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with (i) the default of any other

FDIC-insured subsidiary also controlled by Independent or (ii) any assistance provided by the FDIC to any FDIC-insured subsidiary of Independent in danger of default.

     Transactions with Affiliates. The Federal Reserve Act imposes legal restrictions on the quality and amount of credit that a bank holding company or its non-bank subsidiaries (“affiliates”) may obtain from bank subsidiaries of the holding company. For instance, these restrictions generally require that any such extensions of credit by a bank to its affiliates be on nonpreferential terms and be secured by designated amounts of specified collateral. Further, a bank’s ability to lend to its affiliates is limited to 10% per affiliate (20% in the aggregate to all affiliates) of First Independent’s and Rutherford’s capital and surplus.

Bank Regulation

     As Tennessee banking institutions, First Independent and Rutherford are subject to regulation, supervision and regular examination by the FDIC and the Tennessee Department of Financial Institutions. The deposits of First Independent and Rutherford are insured by the FDIC to the maximum extent provided by law (a maximum of $100,000 for each insured depositor). Tennessee and federal banking laws and regulations control, among other things, required reserves, investments, loans, mergers and consolidations, issuance of securities, payment of dividends, and establishment of branches and other aspects of First Independent’s and Rutherford’s operations. Supervision, regulation and examination of Independent, First Independent and Rutherford by their respective regulatory agencies are intended primarily for the protection of depositors rather than for holders of the common stock of Independent.

     Extensions of Credit. Under joint regulations of the federal banking agencies, including the FDIC, banks must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards, including loan-to-value limits that are clear and measurable, loan administration procedures and documentation, approval and reporting requirements. A bank’s real estate lending policy must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies (the “Interagency Guidelines”) that have been adopted by the federal bank regulators. The Interagency Guidelines, among other things, call upon depository institutions to establish internal loan-to-value limits for real estate loans that are not in excess of the loan-to-value limits specified in the Guidelines for the various types of real estate loans. The Interagency Guidelines state that it may be appropriate in individual cases to originate or purchase loans with loan-to-value ratios in excess of the supervisory loan-to-value limits. The aggregate amount of loans in excess of the supervisory loan-to-value limits, however, should not exceed 100% of total capital and the total of such loans secured by commercial, agricultural, multifamily and other non-one-to-four family residential properties should not exceed 30% of total capital.

     Federal Deposit Insurance. First Independent and Rutherford are subject to FDIC deposit insurance assessments. The FDIC has established a risk-based deposit insurance assessment system for insured depository institutions, under which insured institutions are assigned assessment risk classifications based upon capital levels and supervisory evaluations. Bank Insurance Fund assessment rates depend on the capital category and supervisory category to which a bank is assigned and currently range from $0.00 to $0.27 per $100 of insured deposits.

     Safety and Soundness Standards. The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) required the federal bank regulatory agencies to prescribe, by regulation, non-capital safety and soundness standards for all insured depository institutions and depository institution holding companies. The FDIC and the other federal banking agencies have adopted guidelines prescribing safety and soundness standards pursuant to FDICIA. The safety and soundness guidelines establish general standards relating to internal controls and information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, and compensation, fees and benefits. Among other things, the guidelines require banks to maintain appropriate systems and practices to identify and manage risks and exposures identified in the guidelines.

Capital Requirements

     The Federal Reserve has established guidelines with respect to the maintenance of appropriate levels of capital by registered bank holding companies, and the FDIC has established similar guidelines for state-chartered banks that are not members of the Federal Reserve. The regulations of the Federal Reserve and FDIC impose two sets of capital adequacy requirements: minimum leverage rules, which require the maintenance of a specified minimum ratio of capital to total assets, and risk-based capital rules, which require the maintenance of specified minimum ratios of capital to “risk-weighted” assets. As of June 30, 2003, Independent, First Independent and Rutherford satisfied the minimum required regulatory capital requirements.

     The FDIC has issued final regulations that classify insured depository institutions by capital levels and require the appropriate federal banking regulator to take prompt action to resolve the problems of any institution that fails to satisfy the capital standards. Under such regulations, a “well-capitalized” bank is one that is not subject to any regulatory order or directive to meet any specific capital level and that has or exceeds the following capital levels: a total risk-based capital ratio of 10%, a Tier 1 risk-based capital ratio of 6%, and a leverage ratio of 5%. As of June 30, 2003, First Independent and Rutherford were “well-capitalized” as defined by the regulations.

Legislative, Legal and Regulatory Developments

     The banking industry is generally subject to extensive regulatory oversight. Independent, as a bank holding company, and First Independent and Rutherford, as state-chartered banks with deposits insured by the FDIC, are subject to a number of laws and regulations. Many of these laws and regulations have undergone significant change in recent years. These laws and regulations impose restrictions on activities, minimum capital requirements, lending and deposit restrictions and numerous other requirements. Future changes to these laws and regulations, and other new financial services laws and regulations, are likely and cannot be predicted with certainty. Future legislative or regulatory change, or changes in enforcement practices or court rulings, may have a dramatic and potentially adverse impact on Independent and its bank and other subsidiaries.

     FDIC. The FDIC and members of the United States Congress have recently proposed new legislation that would reform the bank deposit insurance system. This reform could merge Bank Insurance Fund and Savings Association Insurance Fund insurance funds, increase the deposit insurance coverage limits and index future coverage limitations, among other changes. Most significantly, reform proposals could allow the FDIC to raise or lower (within certain limits) the currently mandated designated reserve ratio requiring the FDIC to maintain a 1.25% reserve ratio ($1.25 against $100 of insured deposits), and require certain changes in the calculation methodology. Although it is too early to predict the ultimate impact of such proposals, they could, if adopted, result in the imposition of additional deposit insurance premium costs on Independent.

     Sarbanes-Oxley Act. On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 (the “S-O Act”), implementing legislative reforms intended to address corporate and accounting fraud. While the provisions of the S-O Act are applicable specifically only to public companies, the Federal Reserve and the FDIC, which regulate Independent, First Independent and Rutherford, have encouraged non-publicly traded banking organizations with less than $500 million in total assets to comply with certain of the provisions that are statutory requirements for publicly traded companies. Among the practices encouraged by the bank regulatory authorities are:

•	annual audits by an independent public accountant;

•	audit committee preapproval of all audit and non-audit services to be provided by the independent auditors;

•	rotation of the independent auditor’s partner-in-charge of the audit;

•	a report by the independent auditor on all critical accounting policies used by the company;

•	disclosure of alternative accounting treatments discussed with management and their ramifications; and other written communications provided to management;

•	voluntarily refraining from hiring former employees of the independent auditing firm as inside officers for one year after leaving the auditing firm’s employment;

•	maintenance of an audit committee consisting entirely of outside directors, a mechanism for employees to submit concerns to the committee about questionable accounting, internal accounting control or auditing matters and a procedure for timely investigation of the complaints received;

•	consideration of the inclusion with audited financial statements of a certification by the chief executive officer and the chief financial officer, similar to the one required of public companies by the S-O Act;

•	refraining from improper influence on the conduct of audits;

•	consideration of supplementing the audit with an internal control assessment by management and an attestation of this assessment by the independent auditor;

•	adoption of a code of ethics for senior financial officers; and

•	consideration of disclosing whether the board has a financial expert.

     USA Patriot Act. The President of the United States signed the USA Patriot Act (“USA-PA”), into law on October 26, 2001. The USA-PA establishes a wide variety of new and enhanced ways of combating international terrorism. The provisions that affect national banks (and other financial institutions) most directly are contained in Title III of the act. In general, Title III amends current law-primarily the Bank Secrecy Act—to provide the Secretary of the Treasury (“Treasury”) and other departments and agencies of the federal government with enhanced authority to identify, deter, and punish international money laundering and other crimes.

     Among other things, the USA-PA prohibits financial institutions from doing business with foreign “shell” banks and requires increased due diligence for private banking transactions and correspondent accounts for foreign banks. In addition, financial institutions will have to follow new minimum verification of identity standards for all new accounts and will be permitted to share information with law enforcement authorities under circumstances that were not previously permitted. These and other provisions of the USA-PA became effective at varying times and the Treasury and various federal banking agencies are responsible for issuing regulations to implement the new law.

COMPARISON OF RIGHTS OF GREENE COUNTY AND INDEPENDENT SHAREHOLDERS

     At the effective time of the merger, Independent shareholders who receive shares of Greene County common stock will become shareholders of Greene County, and their rights as shareholders will be determined by Greene County’s amended and restated charter and amended and restated bylaws. The following discussion summarizes certain material differences between the rights of shareholders of Greene County and Independent resulting from the differences in their governing documents. The following discussion is necessarily general and it is not intended to be a complete statement of all of the rights of shareholders of their respective entities. The following discussion is qualified in its entirety by reference to the Tennessee Business Corporation Act and the governing corporate instruments of Greene County and Independent, to which the shareholders of Independent are referred.

Summary

	Greene County		Independent

•	One vote for each share held	•	One vote for each share held

•	No cumulative voting rights in the election of directors	•	No cumulative voting rights in the election of directors

•	Dividends may be paid from funds legally available, subject to contractual and regulatory restrictions and payable at the discretion of the board of directors	•	Dividends may be paid from funds legally available, subject to contractual and regulatory restrictions and payable at the discretion of the board of directors

•	Right to participate pro rata in distribution of assets upon liquidation	•	Right to participate pro rata in distribution of assets upon liquidation

•	No pre-emptive rights to acquire additional shares or securities	•	No pre-emptive rights to acquire additional shares or securities

•	Directors serve three-year terms	•	Directors serve three-year terms

•	Some corporate actions, including business combinations, require the affirmative action of 80% of the votes entitled to be cast by all shareholders and a majority of the votes entitled to be cast by all shareholders other than a shareholder holding 10% or more of the voting shares	•	Some corporate actions not involving a shareholder holding 20% or more of the voting shares, require the affirmative action of two-thirds of the votes entitled to be cast by all shareholders and if a business combination involving a shareholder holding 20% or more of the voting shares, then the affirmative action of 80% of the votes entitled to be cast by all shareholders and at least 67% of the votes entitled to be cast by all shareholders other than a shareholder holding 20% or more of the voting shares

•	No preferred stock is authorized	•	No preferred stock is authorized

Authorized Capital Stock

     Greene County. Greene County’s amended and restated charter authorizes the issuance of an aggregate of 15,000,000 shares of common stock, $2.00 par value per share, of which 6,823,312 shares were issued and outstanding as of September 4, 2003. There is no preferred stock authorized, issued or outstanding. Holders of Greene County common stock have unlimited voting rights and are entitled to one vote per share for all purposes. They are entitled to such dividends, if any, as may be declared by the board of directors in compliance with the provisions of the Tennessee Business Corporation Act and the regulations of the appropriate regulatory authorities and to receive the net assets of the corporation upon dissolution. Greene County shareholders do not have any preemptive rights with respect to acquiring additional shares of Greene County common stock, and the shares are not subject to any conversion, redemption or sinking fund provisions. The outstanding shares of Greene County common stock are, and the shares to be issued in connection with the merger will be, when issued, fully paid and nonassessable. Greene County shareholders do not have cumulative voting rights in the election of directors.

     Greene County’s board of directors may authorize the issuance of authorized but unissued shares of Greene County common stock without shareholder approval, unless such approval is required in a particular case by applicable laws or regulations.

     The authorized but unissued shares of Greene County common stock will be issuable from time to time for any corporate purpose, including, without limitation, stock splits, stock dividends, employee benefit and compensation plans, acquisitions, and public or private sales for cash as a means of raising capital. Such shares could be used to dilute the stock ownership of persons seeking to obtain control of Greene County. In addition, the sale of a substantial number of shares of Greene County common stock to persons who have an understanding with Greene County concerning the voting of such shares, or the distribution or declaration of a common stock dividend to Greene County shareholders may have the effect of discouraging or increasing the cost of unsolicited attempts to acquire control of Greene County.

     Independent. Independent’s authorized common stock consists of 5,000,000 shares of Independent common stock, $4.00 par value per share, of which 669,031 shares were issued and outstanding as of the record date. Generally, holders of Independent common stock have the same rights and privileges with respect to Independent as the holders of Greene County common stock have with respect to Greene County.

Removal of Directors

     Greene County. Greene County’s amended and restated charter and amended and restated bylaws provide that any director may be removed with or without cause and upon the affirmative vote of the holders of a majority of the outstanding shares of Greene County entitled to vote.

     Independent. Independent’s charter provides that a director may be removed with or without cause and upon the affirmative vote of two-thirds of the holders entitled to vote.

Vote Required for Shareholder Approval

     Greene County. Greene County’s amended and restated bylaws state that the affirmative vote of a majority of the shares of Greene County common stock represented at the meeting and entitled to vote on the subject matter will represent the act of the shareholders, except that directors shall be elected by a plurality of the votes cast in the election.

     Independent. Independent’s bylaws provide that, unless otherwise specified in the charter, bylaws or required by law, all matters which require shareholder action, including amendments to the charter, must be approved by a majority of shareholders present in person or by proxy at the meeting.

Special Meeting of Shareholders

     Greene County. Greene County’s amended and restated bylaws state that special meetings of the shareholders may be called only by the board of directors or a committee duly designated by the board of directors.

     Independent. Independent’s bylaws state that special meetings of the shareholders may be called only by (1) the chairman of the board of Independent, (2) the president of Independent, (3) the board of directors, or (4) the holders of not less than 20% of all the shares entitled to vote at the meeting.

Shareholder Nominations and Shareholder Proposals

     Greene County. Greene County’s amended and restated charter establishes advance notice requirements for shareholder proposals and the nomination (other than by or at the direction of Greene County’s board of directors or one of its committees) of candidates for election as directors. The advance notice requirements provide that for shareholder business or a shareholder proposal to be brought before a meeting, the shareholder must give notice of the business or proposal in writing no less than 40 and not more than 60 days prior to the meeting, except that if notice or public disclosure of the meeting is effected fewer than 50 days before the meeting, such written notice must be delivered to the corporate secretary not later than the close of the tenth day following the day on which notice of the meeting was mailed to shareholders.

     In accordance with Securities and Exchange Commission Rule 14a-8 under the Securities and Exchange Act of 1934, shareholder proposals intended to be included in the proxy statement and presented at a regularly scheduled annual meeting must be received by Greene County at least 120 days before the anniversary of the date that the previous year’s proxy statement was first mailed to shareholders. As provided in the Securities and Exchange Commission rules, if the annual meeting date has been changed by more than 30 days from the date of the prior year’s meeting, or for special meetings, the proposal must be submitted within a reasonable time before Greene County begins to mail its proxy materials.

     Independent. Independent’s bylaws provide that written notice of an annual or special meeting shall be given not less than 10 days nor more than two months before the meeting, stating the date, time and purpose of the meeting.

Directors

     Greene County. Greene County’s amended and restated charter and amended and restated bylaws provide for a board of directors having not less than three nor more than 15 members, unless all of the outstanding stock of Greene County is owned of record by less than three shareholders, in which case the number of directors may be less than three, but not less than the shareholders of records. The exact number shall be fixed in accordance with Greene County’s amended and restated bylaws and currently consists of 10 members. Directors are divided into three classes as nearly equal in number as possible, with each class elected to a staggered three-year term. There is no cumulative voting on directors. The directors do not need to be shareholders of Greene County.

     Independent. Independent’s charter and bylaws provide for a board of directors having not less than three nor more than 12 members. The current board of directors consists of eight members. The Independent board of directors is divided into three classes, with each class comprising as near as possible to one-third of the total number of directors. All of the directors of a particular class are elected in the same year for a three-year term of office; only one class of directors is up for election in any particular year. There is no cumulative voting on directors. Directors are not required to own stock in Independent but at least three-fourths of the directors shall be U.S. citizens; at least two-thirds shall be residents of Tennessee or reside within 25 miles of the main office of Independent; and a majority shall reside within 100 miles of the main office of Independent.

Exculpation and Indemnification

     The Tennessee Business Corporation Act provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if:

•	the director or officer acted in good faith;

•	in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest;

•	in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation; and

•	in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful.

     In actions brought by or in the right of the corporation, however, the Tennessee Business Corporation Act provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the Tennessee Business Corporation Act mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The Tennessee Business Corporation Act also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the Tennessee Business Corporation Act provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, notwithstanding the fact that (i) such officer or director was adjudged liable to the corporation in a proceeding by or in right of the corporation, (ii) such officer or director was adjudged liable on the basis that personal benefit was improperly received by him; or (iii) such officer or director breached his duty of care to the corporation.

     Greene County. Greene County’s amended and restated charter and amended and restated bylaws require Greene County to indemnify its officers and directors to the fullest extent permitted by the Tennessee Business Corporation Act.

     Independent. Independent’s charter and bylaws require Independent to indemnify its officers and directors to the fullest extent permitted by the Tennessee Business Corporation Act.

Mergers, Share Exchanges and Sales of Assets

     Greene County. The Tennessee Business Corporation Act generally requires that any merger, share exchange or sale of all or substantially all the assets of a corporation other than in the ordinary course of business must be approved by the affirmative vote of the majority of the issued and outstanding shares of each voting group entitled to vote. Approval of a merger by the shareholders of the surviving corporation is not required in certain instances, however, including (as in the case of the merger with Independent) a merger in which the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, does not exceed by more than 20% the number of voting shares outstanding immediately before the merger.

     Independent. Independent’s charter requires the affirmative vote of a majority of the outstanding voting shares to approve any business combination if the combination was unanimously approved by its board of directors. Otherwise, a two-thirds vote of the outstanding voting shares is required. This merger was approved unanimously by the board of directors of Independent.

Anti-Takeover Statutes

     Tennessee has adopted a series of statutes which can have an anti-takeover effect and may delay or prevent a tender offer or takeover attempt that a shareholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares.

     Tennessee Business Corporation Act. The Tennessee Business Corporation Act provides that an interested shareholder (defined as a person owning, either directly or indirectly, 10% or more of the voting securities in a Tennessee corporation) cannot engage in a business combination with that corporation unless the transaction takes place at least five years after the interested shareholder first becomes an interested shareholder, and unless either the transaction (a) is approved by at least two-thirds of the shares of the corporation not beneficially owned by an interested shareholder or (b) satisfies certain fairness conditions specified in the Tennessee Business Corporation Act relating to the price to be paid to the non-interested shareholders in such transactions.

     These provisions apply to Tennessee corporations unless one of two events occurs. A business combination with an entity can proceed without the five-year moratorium if the business combination or transaction resulting in the shareholder becoming an interested shareholder is approved by the target corporation’s board of directors before that entity becomes an interested shareholder. Alternatively, the corporation may enact an amendment to its charter or bylaws to remove itself entirely from the Tennessee Business Corporation Act. This amendment must be approved by a majority of the shareholders who have held shares for more than one year prior to the vote and may not take effect for at least two years after the vote.

     Greene County. Greene County’s amended and restated charter contains a provision that is substantially similar to the Tennessee Business Corporation Act. Under Greene County’s amended and restated charter, this provision may only be amended or repealed by the affirmative vote of at least 80% of the outstanding shares of voting stock and the affirmative vote of a majority of the outstanding shares of voting stock not including the voting stock beneficially owned by an interested shareholder (defined as a person owning, either directly or indirectly, 10% or more of the voting stock of Greene County).

     Independent. Independent’s charter contains a modified version of the Tennessee Business Combination Act. Under Independent’s charter, any merger, consolidation or sale, exchange or lease of all or substantially all of the assets of Independent with any controlling shareholder (defined as any shareholder owning or controlling 20% of the voting stock of Independent) requires the affirmative vote of at least 80% of the outstanding shares of voting stock and the affirmative vote of at least 67% of the outstanding shares of voting stock not including the voting stock held by a controlling shareholder. The voting requirements for this provision do not apply to transactions which are (a) approved by a majority of Independent’s board of directors or (b) the price to be paid by the controlling shareholder satisfies certain conditions. Under Independent’s charter, this provision may only be amended or repealed by the affirmative vote of at least 80% of the outstanding shares of voting stock.

     Tennessee Control Share Acquisition Act. The Tennessee Control Share Acquisition Act takes away the voting rights of a purchaser’s shares any time an acquisition of shares in a Tennessee corporation brings the purchaser’s voting power to 20%, 33-1/3%, or more than 50% of all voting power in such corporation. The purchaser’s voting rights can be maintained or re-established only by a majority vote of all the shares entitled to vote generally with respect to the election of directors other than those shares owned by the acquirer and the officers and inside directors of the corporation.

     The Tennessee Control Share Acquisition Act applies only to a corporation that has adopted a provision in its charter or bylaws declaring that the Tennessee Control Share Acquisition Act will apply.

     Greene County. Greene County’s amended and restated charter has adopted such a provision, and, therefore, Greene County is subject to such act.

     Independent. Independent’s charter has not adopted such a provision, and, therefore, Independent is not subject to such act.

     Tennessee Greenmail Act. The Tennessee Greenmail Act prohibits a Tennessee corporation whose stock is registered or traded on a national securities exchange or registered with the Securities and Exchange Commission, from purchasing, directly or indirectly, any of its shares at a price above the market value of the shares from any person who holds more than 3% of the class of securities to be purchased if such person has held the shares for less than two years, unless the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the corporation or the corporation makes an offer, of at least equal value per share, to all holders of shares of the class. Under the Tennessee Greenmail Act, the market value of the shares is defined as the average of the highest and lowest closing market price for the shares during the 30 trading days preceding the purchase and sale or preceding the commencement or announcement of a tender offer if the seller of the shares has commenced a tender offer or announced an intention to seek control of the corporation.

     Greene County. Greene County’s common stock is traded on the Nasdaq Stock Market and, therefore, is subject to such act.

     Independent. Independent’s common stock is not registered or traded on a national securities exchange nor is Independent registered with the Securities and Exchange Commission. Therefore, Independent is not subject to the Tennessee Greenmail Act.

Amendments to Charter and Bylaws

     Greene County. Greene County’s amended and restated charter provides that it may only be amended in accordance with the Tennessee Business Corporation Act. For any amendment that requires shareholder approval, the Tennessee Business Corporation Act provides that the amendment is approved if (1) more votes are cast for the amendment than against the amendment if a quorum of shareholders is present at a shareholder meeting or (2) the board of directors obtains written consent of shareholders who own a majority of the corporation’s voting stock. Greene County’s amended and restated bylaws state that the board of directors may amend any provision of the amended and restated bylaws upon majority vote of the board of directors present at a meeting of the board of directors, except that an amendment changing the number of directors shall require the affirmative vote of a majority of the members of the entire board of directors. Greene County’s shareholders may not amend the amended and restated bylaws except upon affirmative vote at a meeting of shareholders of a majority of the outstanding shares of voting stock.

     Independent. Independent’s charter provides that certain provisions may be amended or repealed by the shareholders of Independent by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of voting stock. The amendment or repeal of a provision setting forth the requirements to approve a merger, sale or other disposition of all or substantially all of the assets of Independent involving a shareholder holding 20% or more of the outstanding voting stock requires the affirmative vote of not less than 80% of the outstanding voting stock. Independent’s bylaws may be altered, amended or repealed by a majority vote of the entire board of directors or by the affirmative vote of the holders of at least two-thirds of the outstanding shares of voting stock.

Consideration of Business Combinations

     Greene County. Greene County’s amended and restated charter does not specify any factors to which Greene County’s board of directors must give consideration in evaluating a transaction involving a potential change in control of Greene County.

     Independent. Independent’s charter sets forth specific factors to which Independent’s board of directors must give consideration in evaluating a transaction involving a potential change in control of Independent.

OWNERSHIP OF INDEPENDENT COMMON STOCK BY CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF INDEPENDENT

     The following table sets forth, as of the record date, information as to the shares of Independent common stock beneficially owned by each person who, to the knowledge of Independent, is the owner of more than 5% of the outstanding shares of Independent, by each director of Independent and by the executive officers and directors of Independent as a group:

	Number of Common		Percentage of
Name	Shares Beneficially Owned[1]		Outstanding Shares

E. Ray Bowles	14,604	[2]	2.18%
Gary H. Branham	23,513	[3]	3.51%
Gary S. Dorris	17,513	[4]	2.62%
Ronald E. Mayberry	42,118	[5]	6.22%
Mark S. Moore	7,112	[6]	1.06%
Thomas B. Perkins	16,584	[7]	2.48%
Helen Porter	15,890	[8]	2.37%
Tom D. Vance	2,907	[9]	0.43%
Executive officers and directors as a group (8 individuals)	140,259		20.66%

1 In accordance with Rule 13d-3 under the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Independent common stock if he or she has voting and/or investment power with respect to such security. The table includes shares owned by spouses, other immediate family members in trust, shares held in retirement accounts or funds for the benefit of the named individuals and other forms of ownership, over which shares the persons named in the table possess voting and/or investment power. Also includes any shares underlying stock options that are exercisable within 60 days of the record date.

2 Includes 6,715 shares owned by Mr. Bowles’ spouse.

3 Includes 21,173 shares owned jointly by Mr. Branham with his spouse, 1,336 shares owned jointly by Mr. Branham with his grandmother and which are voted by Mr. Branham, and 666 shares owned jointly by Mr. Branham with his son.

4 Includes 1,060 shares held by Cede & Co. through Edward D. Jones and Company as custodian for Mr. Dorris.

5 Includes 396 shares owned by Mr. Mayberry’s spouse.

6 Shares are held by Mr. Moore jointly with his spouse.

7 Includes 799 shares owned by Mr. Perkins’ spouse and 2,011 held by First Independent as custodian for Mr. Perkins.

8 Includes 8,242 shares held by Wilson Bank & Trust as custodian for Mrs. Porter, and 7,310 shares held by Wilson Bank & Trust as custodian for Mrs. Porter’s spouse.

9 Includes 1,169 shares owned jointly by Mr. Vance with his spouse, 584 shares owned by his spouse, 577 shares owned by his daughter and 577 shares owned jointly by his wife and son.

EXPERTS

     The consolidated financial statements incorporated in this proxy statement/prospectus by reference from Greene County’s Annual Report on Form 10-K for the year ended December 31, 2002 have been audited by Crowe Chizek and Company LLC, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Independent as of December 31, 2002 have been audited by Crowe Chizek and Company LLC, independent auditors, and the consolidated financial statements of Independent as of December 31, 2001 have been audited by Heathcott & Mullaly, P.C., who merged with Crowe Chizek and Company LLC as of April 1, 2002 and have been included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

     Certain legal matters with respect to the validity of the Greene County common stock to be issued pursuant to the merger will be passed upon by Kutak Rock LLP, special counsel to Greene County. The federal income tax consequences of the merger will be passed upon for Greene County by Kutak Rock LLP.

WHERE YOU CAN FIND MORE INFORMATION

     Greene County files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information that Greene County files with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Greene County’s Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Securities and Exchange Commission at http://www.sec.gov.

     Greene County filed a registration statement on Form S-4 to register with the Securities and Exchange Commission the shares of Greene County common stock to be issued to Independent shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Greene County and a proxy statement of Independent for the Independent special meeting.

     The Securities and Exchange Commission allows Greene County to “incorporate by reference” information into this proxy statement/prospectus, which means that Greene County can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in the proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Greene County has previously filed with the Securities and Exchange Commission. These documents contain important information about Greene County and its business.

     This document incorporates by reference the following documents that have previously been filed with the Securities and Exchange Commission by Greene County (File No. 0-14289):

•	Annual Report on Form 10-K for the year ended December 31, 2002;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 and June 30, 2003;

•	Current Reports on Form 8-K dated April 17, 2003 and July 16, 2003; and

•	the description of Greene County’s common stock contained in the Company’s Registration Statement on Form S-2 (File No. 333-926) filed with the Commission on February 12, 1996 and all amendments or reports filed for the purpose of updating such description.

     Greene County also incorporates by reference additional documents that it may file with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the Independent special meeting. These include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

     You may obtain any of the documents incorporated by reference in this proxy statement/prospectus, other than exhibits to those documents, without charge by requesting them in writing or by telephone from Greene County at the following address:

Greene County Bancshares, Inc.
100 North Main Street
Greeneville, Tennessee 37743-4992
Attention: William F. Richmond
Telephone: (423) 639-5111

     If you would like to request documents, please do so prior to October 9, 2003, in order to receive them before the Independent special meeting.

     Independent has supplied all information contained in this proxy statement/prospectus relating to Independent, and Greene County has supplied all such information relating to Greene County.

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote your shares at the Independent special meeting. Independent and Greene County have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/ prospectus. This proxy statement/prospectus is dated August 27, 2003. You should not assume that the information contained in the proxy statement/prospectus is accurate as of any date other than that date, and neither the mailing of this proxy statement/prospectus to Independent’s shareholders nor the issuance of Greene County common stock in the merger will create any implication to the contrary.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This document, including information included or incorporated by reference in this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to statements about, (a) the separate financial condition, results of operations and business of Greene County and Independent; (b) the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (c) our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (d) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

     The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our businesses may not be combined successfully, or such combination may take longer to accomplish than expected;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	governmental approvals of the merger may not be obtained, or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the risks associated with continued diversification of assets and adverse changes to credit quality;

•	competition from other financial services companies in our markets;

•	the concentration of Greene County’s operations in eastern Tennessee may adversely affect results if the eastern Tennessee economy or real estate market declines; and

•	the risk of an economic slowdown that would adversely affect credit quality and loan originations.

     Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in our respective reports filed with the Securities and Exchange Commission.

     All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to either of us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements above. Neither of us undertakes any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

INDEX TO INDEPENDENT BANKSHARES CORPORATION
CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT AUDITORS

Board of Directors
Independent Bankshares Corporation
Gallatin, Tennessee

We have audited the consolidated balance sheet of Independent Bankshares Corporation as of December 31, 2002, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements as of and for the year ended December 31, 2001, were audited by Heathcott & Mullaly, P.C. who merged with Crowe Chizek and Company LLC as of April 1, 2002, and whose report dated January 31, 2002 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2002 consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Independent Bankshares Corporation as of December 31, 2002, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Crowe Chizek and Company LLC

Brentwood, Tennessee
February 7, 2003

INDEPENDENT BANKSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS
June 30, 2003 and December 31, 2002 and 2001

		December 31,
	June 30, 2003	2002	2001

	(unaudited)
ASSETS
Cash and due from financial institutions	$12,531,343	$8,750,675	$7,109,663
Federal funds sold	27,400,000	17,493,000	11,937,000

Cash and cash equivalents	39,931,343	26,243,675	19,046,663
Securities available for sale	16,164,179	20,181,552	1,860,494
Securities held to maturity (fair value June 30, 2003 - $8,049,352, December 31, 2002 and 2001 - $13,538,314 and $27,534,215)	7,797,353	13,301,263	27,377,947
Total loans	103,564,783	103,453,431	100,547,936
Allowance for loan losses	1,323,201	1,292,090	1,247,844

Loans, net	102,241,582	102,161,341	99,300,092
Federal Home Loan Bank stock - restricted	437,700	433,600	408,900
Accrued interest receivable	729,077	764,077	936,827
Premises and equipment, net	4,389,797	4,433,565	4,648,704
Other assets	871,740	792,525	896,860

Total assets	$172,562,771	$168,311,598	$154,476,487

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities
Deposits
Noninterest-bearing	$27,814,205	$25,213,747	$19,852,620
Interest-bearing	126,733,838	125,157,875	117,427,032

Total deposits	154,548,043	150,371,622	137,279,652
Securities sold under agreement to repurchase	1,750,000	1,750,000	2,250,000
Accrued interest payable	382,877	464,779	700,223
Other liabilities	340,512	641,772	398,791

Total liabilities	157,021,432	153,228,173	140,628,666
Shareholders’ equity
Common stock, $4 par value; 5,000,000 shares authorized; June 30, 2003 – 669,031 shares issued, December 31, 2002 – 649,837 shares issued, December 31, 2001 – 630,956 shares issued	2,676,124	2,599,348	2,523,824
Additional paid-in capital	7,124,898	6,721,824	6,325,323
Retained earnings	5,662,768	5,661,064	4,988,756
Accumulated other comprehensive income	77,549	101,189	9,918

Total shareholders’ equity	15,541,339	15,083,425	13,847,821

Total liabilities and shareholders’ equity	$172,562,771	$168,311,598	$154,476,487

See accompanying notes to consolidated financial statements.

INDEPENDENT BANKSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Six months ended June 30, 2003 and 2002 and years ended December 31, 2002 and 2001

	June 30,		December 31,
	2003	2002	2002	2001

	(unaudited)
Interest income
Loans, including fees	$3,492,861	$3,747,353	$7,534,996	$8,778,225

Securities
Taxable	553,068	761,952	1,401,317	1,354,087
Tax exempt	93,220	101,406	207,144	199,725
Federal funds sold	110,818	83,089	169,684	501,578

Total interest income	4,249,967	4,693,800	9,313,141	10,833,615
Interest expense
Deposits	1,359,692	1,781,241	3,390,774	5,414,734
Securities sold under agreements to repurchase	19,526	32,914	54,685	104,733

Total interest expense	1,379,218	1,814,155	3,445,459	5,519,467

Net interest income	2,870,749	2,879,645	5,867,682	5,314,148
Provision for loan losses	281,581	789,000	691,730	565,000

Net interest income after provision for loan losses	2,589,168	2,090,645	5,175,952	4,749,148
Noninterest income
Service charges on deposit accounts	756,898	466,736	1,303,923	968,044
Other service charges, commissions and fees	92,044	148,881	259,805	351,741
Net gains on sale of securities	—	—	—	2,000

Total noninterest income	848,942	615,617	1,563,728	1,321,785
Noninterest expense
Salaries and employee benefits	1,283,783	1,296,171	2,621,216	2,447,114
Occupancy	202,625	185,404	389,851	377,455
Furniture and equipment	290,604	291,798	599,555	556,973
Data processing	130,560	123,719	257,355	251,300
Other	712,694	475,984	1,089,351	988,828

Total noninterest expense	2,620,266	2,373,076	4,957,328	4,621,670

Income before income taxes	817,844	333,186	1,782,352	1,449,263
Income tax expense	328,540	109,929	630,612	471,303

Net income	$489,304	$223,257	$1,151,740	$977,960

Earnings per common share
Basic	$0.73	$0.33	$1.72	$1.46
Diluted	$0.72	$0.33	$1.72	$1.46

See accompanying notes to consolidated financial statements.

INDEPENDENT BANKSHARES CORPORATION
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
Six months ended June 30, 2003 and years ended December 31, 2002 and 2001

					Accumulated
			Additional		Other	Total
		Common	Paid-In	Retained	Comprehensive	Shareholders’
	Shares	Stock	Capital	Earnings	Income	Equity

Balance, January 1, 2001	612,774	$2,451,096	$5,943,501	$4,470,900	$(77,793)	$12,787,704
Comprehensive income
Net income	—	—	—	977,960	—	977,960
Other comprehensive income, net of income taxes
Unrealized holding gains on securities available for sale during the period, net of $52,988 in income taxes	—	—	—	—	88,951	88,951
Less: adjustment for gains included in net income, net of $760 in income taxes	—	—	—	—	(1,240)	(1,240)

Total comprehensive income						1,065,671
Common stock dividend and fractional shares paid in cash	18,182	72,728	381,822	(460,104)	—	(5,554)

Balance, December 31, 2001	630,956	2,523,824	6,325,323	4,988,756	9,918	13,847,821
Comprehensive income
Net income	—	—	—	1,151,740	—	1,151,740
Other comprehensive income, net of income taxes
Unrealized holding gains on securities available for sale during the period, net of $56,632 in income taxes	—	—	—	—	91,271	91,271

Total comprehensive income						1,243,011
Common stock dividend and fractional shares paid in cash	18,881	75,524	396,501	(479,432)	—	(7,407)

Balance, December 31, 2002	649,837	2,599,348	6,721,824	5,661,064	101,189	15,083,425

Comprehensive income (unaudited)
Net income (unaudited)	—	—	—	489,304	—	489,304
Other comprehensive income, net of income taxes (unaudited)
Unrealized holding gains on securities available for sale during the period, net of ($14,668) in income taxes (unaudited)					(23,640)	(23,640)

Total comprehensive income (unaudited)						465,664
Common stock dividend and fractional shares paid in cash (unaudited)	19,194	76,776	403,074	(487,600)	—	(7,750)

Balance, June 30, 2003 (unaudited)	669,031	$2,676,124	$7,124,898	$5,662,768	$77,549	$15,541,339

See accompanying notes to consolidated financial statements.

INDEPENDENT BANKSHARES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Six months ended June 30, 2003 and 2002 and years ended December 31, 2002 and 2001

	June 30,		December 31,
	2003	2002	2002	2001

	(unaudited)
Cash flows from operating activities
Net income	$489,304	$223,257	$1,151,740	$977,960
Adjustments to reconcile net income to net cash from operating activities
Provision for loan losses	281,581	789,000	691,730	565,000
Depreciation	161,073	178,484	362,834	361,577
Gain on sale of equipment	—	—	—	(3,229)
Federal Home Loan Bank stock dividend	(4,100)	(10,100)	(24,700)	(28,000)
Net (gain) on sales of securities	—	—	—	(2,000)
Net change in:
Accrued interest receivable	35,000	(35,723)	172,750	77,614
Other assets	(64,547)	253,334	104,335	(60,679)
Accrued interest payable	(81,902)	(199,874)	(235,444)	(54,770)
Other liabilities	(301,260)	(244,494)	242,981	47,773

Net cash from operating activities	515,149	953,884	2,466,226	1,881,246
Cash flows from investing activities
Available for sale securities:
Sales, maturities, prepayments and calls	18,179,065	286,157	16,040,000	13,511,606
Purchases	(14,200,000)	(1,000,000)	(34,038,921)	(3,000,000)
Held to maturity securities:
Maturities, prepayments and calls	6,153,910	12,644,077	30,408,877	20,516,061
Purchases	(650,000)	(14,165,000)	(16,563,059)	(36,638,079)
Net change in loans	(361,822)	(7,276,175)	(3,552,979)	(3,073,008)
Premises and equipment expenditures, net	(117,305)	(81,487)	(147,695)	(173,581)

Net cash from investing activities	9,003,848	(9,592,428)	(7,853,777)	(8,857,001)
Cash flows from financing activities
Net change in deposits	4,176,421	7,135,633	13,091,970	8,299,479
Net change in securities sold under agreement to repurchase	—	—	(500,000)	100,000
Cash paid on fractional shares	(7,750)	(7,407)	(7,407)	(5,554)

Net cash from financing activities	4,168,671	7,128,226	12,584,563	8,393,925
Net change in cash and cash equivalents	13,687,668	(1,510,318)	7,197,012	1,418,170
Beginning cash and cash equivalents	26,243,675	19,046,663	19,046,663	17,628,493

Ending cash and cash equivalents	$39,931,343	$17,536,345	$26,243,675	$19,046,663

Supplemental cash flow information:
Interest paid	$1,441,594	$2,014,028	$3,680,903	$5,574,237
Income taxes paid	468,075	130,452	272,636	517,813

See accompanying notes to consolidated financial statements.

INDEPENDENT BANKSHARES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002 and December 31, 2002 and 2001

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations and Principles of Consolidation: The consolidated financial statements include Independent Bankshares Corporation and its wholly-owned subsidiaries, First Independent Bank (FIB) and Rutherford Bank and Trust (RB&T), together referred to as “the Company”. Intercompany transactions and balances are eliminated in consolidation. All information presented as of June 30, 2003 and for the six-month periods ending June 30, 2003 and 2002 is unaudited.

The Company provides financial services through its offices in Sumner and Rutherford Counties. Its primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are residential mortgage, commercial, and installment loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. Other financial instruments, which potentially represent concentrations of credit risk, include deposit accounts in other financial institutions and federal funds sold.

While the chief decision-makers monitor the revenue streams of the various products and services, the identifiable segments are not material and operations are managed and financial performance is evaluated on a Company-wide basis. Accordingly, all of the financial service operations are considered by management to be aggregated in one reportable operating segment.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. The allowance for loan losses and fair values of financial instruments are particularly subject to change.

Cash Flows: Cash and cash equivalents include cash, deposits with other financial institutions under 90 days, and federal funds sold. Net cash flows are reported for loan and deposit transactions.

Securities: Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities are classified as available for sale when they might be sold before maturity. Securities available for sale are carried at fair value, with unrealized holding gains and losses reported in other comprehensive income. Other securities such as Federal Home Loan Bank stock are carried at cost.

Interest income includes amortization of purchase premium or discount. Gains and losses on sales are based on the amortized cost of the security sold. Securities are written down to fair value when a decline in fair value is not temporary.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs and an allowance for loan losses.

(Continued)

INDEPENDENT BANKSHARES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002 and December 31, 2002 and 2001

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off. Loan losses are charged against the allowance when management believes the loan balance is uncollectible.

A loan is impaired when full payment under the loan terms is not expected. Commercial and commercial real estate loans are individually evaluated for impairment. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Large groups of smaller balance homogeneous loans, such as consumer and residential real estate loans, are collectively evaluated for impairment, and accordingly, they are not separately identified for impairment disclosures.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value when acquired, establishing a new cost basis. If fair value declines, a valuation allowance is recorded through expense. Costs after acquisition are expensed.

Premises and Equipment: Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Buildings and related components are depreciated using the straight-line method with useful lives ranging from 30 to 39 years. Furniture, fixtures and equipment are depreciated using the straight-line (or accelerated) method with useful lives ranging from 3 to 7 years.

Bank-Owned Life Insurance: First Independent Bank has purchased life insurance policies on certain key executives and directors. Bank owned life insurance is recorded at its cash surrender value, or the amount that can be realized.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

(Continued)

INDEPENDENT BANKSHARES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002 and December 31, 2002 and 2001

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Repurchase Agreements: Substantially all repurchase agreement liabilities represent amounts advanced by various customers. Securities are pledged to cover these liabilities, which are not covered by federal deposit insurance.

Benefit Plans: Profit-sharing and 401k plan expense is the amount contributed determined by Board decision. Deferred compensation plan expense is allocated over years of service.

Stock Compensation: Employee compensation expense under stock options is reported using the intrinsic value method. No stock-based compensation cost is reflected in net income, as all options granted had an exercise price equal to or greater than the market price of the underlying common stock at date of grant. The following table illustrates the effect on net income and earnings per share if expense was measured using the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation.

	June 30,		December 31,

	2003	2002	2002	2001

	(unaudited)
Net income as reported	$489,304	$223,257	$1,151,740	$977,960
Deduct: Stock-based compensation expense determined under fair value based method, net of tax	(6,456)	(4,288)	(8,575)	(45,311)

Pro forma net income	$482,848	$218,969	$1,143,165	$932,649
Basic earnings per share as reported	$0.73	$0.33	$1.72	$1.46
Pro forma basic earnings per share	0.72	0.33	1.71	1.39
Diluted earnings per share as reported	0.72	0.33	1.72	1.46
Pro forma diluted earnings per share	0.71	0.33	1.70	1.39

The pro forma effects are computed using an option pricing model, using the following weighted-average assumptions as of grant date: risk free interest rate—5.09%, expected option life—8 years and dividend yield—0.00%. No options were granted during 2003 (unaudited) and 2002.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

Off Balance Sheet Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and standby letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

(Continued)

INDEPENDENT BANKSHARES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002 and December 31, 2002 and 2001

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Earnings Per Common Share: Basic earnings per common share is net income divided by the weighted average number of common shares outstanding during the period. Weighted average shares outstanding used to compute basic earnings per share was 669,031 for all periods presented. Diluted earnings per common share includes the dilutive effect of additional potential common shares issuable under stock options. Weighted average share outstanding used to compute diluted earnings per share was 675,989 at June 30, 2003 and 670,569 for each of the other periods presented. Earnings and dividends per share are restated for all dividends through the date of issue of the financial statements.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available for sale which are also recognized as separate components of equity.

Newly Issued But Not Yet Effective Accounting Standards: New accounting standards on asset retirement obligations, restructuring activities and exit costs, operating leases, and early extinguishment of debt were issued in 2002. Management determined that the new accounting standards will not have a material impact on the Company’s financial condition or results of operations.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Restrictions on Cash: Cash on hand or on deposit with the Federal Reserve Bank of $1,425,000, $1,453,000 and $925,000 was required to meet regulatory reserve and clearing requirements at June 30, 2003 (unaudited) and December 31, 2002 and 2001. These balances do not earn interest.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation.

(Continued)

INDEPENDENT BANKSHARES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002 and December 31, 2002 and 2001

NOTE 2 - SECURITIES

The fair value of securities available for sale and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss) were as follows:

		Gross	Gross
		Unrealized	Unrealized
	Fair Value	Gains	Losses

June 30, 2003 (unaudited)
U.S. Government and federal agency	$15,819,261	$117,882	$—
State and municipal	328,610	10,966	—
Mortgage-backed	16,308	289	—

	$16,164,179	$129,137	$—

December 31, 2002
U.S. Government and federal agency	$19,823,143	$163,130	$—
State and municipal	322,137	3,551	—
Mortgage-backed	36,272	632	—

	$20,181,552	$167,313	$—

December 31, 2001
U.S. Government and federal agency	$1,764,375	$22,500	$(8,125)
Mortgage-backed	96,119	1,621	—

	$1,860,494	$24,121	$(8,125)

(Continued)

INDEPENDENT BANKSHARES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002 and December 31, 2002 and 2001

NOTE 2 – SECURITIES (Continued)

The carrying amount, unrecognized gains and losses, and fair value of securities held to maturity were as follows:

		Gross	Gross
	Carrying	Unrecognized	Unrecognized	Fair
	Amount	Gains	Losses	Value

June 30, 2003 (unaudited)
U.S. Government and federal agency	$2,997,554	$45,806	$—	$3,043,360
State and municipal	4,052,651	185,866	—	4,238,517
Corporate	747,148	20,327	—	767,475

Total	$7,797,353	$251,999	$—	$8,049,352

December 31, 2002
U.S. Government and federal agency	$8,246,963	$151,327	$—	$8,398,290
State and municipal	4,307,590	119,023	(6,614)	4,419,999
Corporate	746,710	—	(26,685)	720,025

Total	$13,301,263	$270,350	$(33,299)	$13,538,314

December 31, 2001
U.S. Government and federal agency	$21,994,876	$207,977	$(49,621)	$22,153,232
State and municipal	4,573,348	60,478	(22,267)	4,611,559
Mortgage-backed	63,850	979	—	64,829
Corporate	745,873	—	(41,278)	704,595

Total	$27,377,947	$269,434	$(113,166)	$27,534,215

The fair value of debt securities and carrying amount, if different, at June 30, 2003 (unaudited) and December 31, 2002 by contractual maturity were as follows. Securities not due at a single maturity date, primarily mortgage-backed securities, are shown separately.

	Available for sale	Held to maturity

	Fair	Amortized	Fair
	Value	Cost	Value

June 30, 2003 (unaudited)
Due in one year or less	$500,313	$351,171	$360,055
Due from one to five years	7,796,975	2,841,056	2,940,096
Due from five to ten years	7,602,442	4,503,624	4,645,574
Due after ten years	248,141	101,502	103,628
Mortgage-backed	16,308	—	—

Total	$16,164,179	$7,797,353	$8,049,352

(Continued)

INDEPENDENT BANKSHARES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002 and December 31, 2002 and 2001

NOTE 2 - SECURITIES (Continued)

	Available for sale	Held to maturity

	Fair	Amortized	Fair
December 31, 2002	Value	Cost	Value

Due in one year or less	$500,469	$—	$—
Due from one to five years	17,005,262	6,496,963	6,617,665
Due from five to ten years	2,639,549	6,390,557	6,502,941
Due after ten years	—	413,743	417,708
Mortgage-backed	36,272	—	—

Total	$20,181,552	$13,301,263	$13,538,314

Securities pledged at June 30, 2003 (unaudited) and December 31, 2002 and 2001 had a carrying amount of $8,050,000, $8,328,000 and $6,103,000 and were pledged to secure public deposits and repurchase agreements.

At June 30, 2003 (unaudited) and December 31, 2002 and 2001, there were no holdings of securities of any one issuer, other than the U.S. Government and its agencies, in an amount greater than ten percent of shareholders’ equity.

NOTE 3 - LOANS

A summary of loans outstanding by category follows:

	June 30,	December 31,
	2003	2002	2001

	(unaudited)
Real estate – construction	$9,610,248	$11,278,154	$15,043,472
Real estate – residential	23,811,225	24,151,320	23,444,576
Real estate – commercial	43,729,573	42,461,515	35,264,921
Commercial	17,667,861	16,218,927	17,365,477
Consumer	8,640,216	9,268,893	9,253,597
Other	147,844	111,482	193,256
Net deferred loan fees	(42,184)	(36,860)	(17,363)

	103,564,783	103,453,431	100,547,936
Allowance for loan losses	(1,323,201)	(1,292,090)	(1,247,844)

	$102,241,582	$102,161,341	$99,300,092

(Continued)

INDEPENDENT BANKSHARES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002 and December 31, 2002 and 2001

NOTE 3 - LOANS (Continued)

Activity in the allowance for loan losses were as follows:

	June 30,		December 31,

	2003	2002	2002	2001

	(unaudited)
Beginning balance	$1,292,090	$1,247,844	$1,247,844	$1,253,357
Provision for loan losses	281,581	789,000	691,730	565,000
Loans charged-off	(326,360)	(876,710)	(1,035,439)	(581,583)
Recoveries	75,890	21,747	387,955	11,070

Ending balance	$1,323,201	$1,181,881	$1,292,090	$1,247,844

Impaired loans were as follows:

	June 30,	December 31,
	2003	2002	2001

	(unaudited)
Year-end loans with no allocated allowance for loan losses	$—	$—	$—
Year-end loans with allocated allowance for loan losses	1,690,000	1,029,000	563,000

Total	$1,690,000	$1,029,000	$563,000

Amount of the allowance for loan losses allocated	$334,000	$136,000	$113,000
Average of impaired loans during the year	$1,567,000	$1,051,000	$450,000
Interest income recognized during impairment	14,713	67,299	17,496
Cash-basis interest income recognized	46,547	50,954	17,496
Nonperforming loans were as follows:
Loans past due over 90 days still on accrual	$—	$—	$106,000
Nonaccrual loans	1,690,000	1,506,000	563,000

Nonperforming loans and impaired loans are defined differently. Some loans may be included in both categories, whereas other loans may only be included in one category.

(Continued)

INDEPENDENT BANKSHARES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002 and December 31, 2002 and 2001

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment were as follows.

		December 31,
	June 30, 2003	2002	2001

	(unaudited)
Land	$1,447,960	$1,447,960	$1,447,960
Building	3,063,774	3,156,827	3,131,167
Furniture, fixtures and equipment	2,658,113	2,450,231	2,328,196

	7,169,847	7,055,018	6,907,323
Less: Accumulated depreciation	2,780,050	2,621,453	2,258,619

	$4,389,797	$4,433,565	$4,648,704

Depreciation expense was $161,073 and $178,484 (unaudited) for the six months ended June 30, 2003 and 2002 and $362,834 and $361,577 for the years ended December 31, 2002 and 2001.

NOTE 5 - DEPOSITS

Time deposits of $100,000 or more were $33,096,000 as of June 30, 2003 (unaudited) and $33,442,000 and $31,321,000 at December 31, 2002 and 2001.

Scheduled maturities of time deposits as of June 30, 2003 (unaudited) were as follows.

2003 (6 months)	$36,151,803
2004	23,068,401
2005	10,495,901
2006	3,564,107
2007 and thereafter	1,401,402

Scheduled maturities of time deposits as of December 31, 2002 were as follows.

2003	$21,869,992
2004	38,011,356
2005	8,275,296
2006	6,632,506
2007 and thereafter	1,012,994

(Continued)

INDEPENDENT BANKSHARES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002 and December 31, 2002 and 2001

NOTE 6 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase are secured by mortgage-backed securities with a carrying amount of $1,750,000, $1,750,000 and $2,250,000 at June 30, 2003 (unaudited) and year-end 2002 and 2001.

Securities sold under agreements to repurchase are financing arrangements that mature within two years. At maturity, the securities underlying the agreements are returned to the Company. Information concerning securities sold under agreements to repurchase is summarized as follows:

		Years ended
	Six months ended	December 31,
	June 30, 2003	2002	2001

	(unaudited)
Average daily balance during the year	$1,750,000	$2,057,000	$2,175,000
Average interest rate during the year	2.23%	2.62%	4.75%
Maximum month-end balance during the year	$1,750,000	$2,250,000	$2,250,000
Weighted average interest rate at year-end	2.25%	2.25%	3.67%

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

The Banks have established lines of credit with the Federal Home Loan Bank (FHLB) secured by a blanket pledge of 1-4 family residential mortgage loans. The extent of the line is dependent, in part, on available collateral. The arrangement is structured so that the carrying value of the loans pledged amounts to 150% of the principal balance of the advances from the FHLB. To participate in this program, the Banks are required to be a member of the Federal Home Loan Bank and own stock in the FHLB. The Banks have $437,700 and $433,600 of such stock at June 30, 2003 (unaudited) and December 31, 2002 to satisfy this requirement. There were no outstanding advances as of June 30, 2003 (unaudited) and December 31, 2002 or 2001.

(Continued)

INDEPENDENT BANKSHARES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002 and December 31, 2002 and 2001

NOTE 8 - INCOME TAXES

The provision for income taxes consists of the following:

	Six months ended		Years ended
	June 30,		December 31,
	2003	2002	2002	2001

	(unaudited)
Current
Federal	$297,115	$37,183	$515,210	$381,510
State	55,250	12,820	122,962	81,992

	352,365	50,003	638,172	463,502
Deferred
Federal	(20,075)	49,826	(6,713)	6,567
State	(3,750)	10,100	(847)	1,234

	(23,825)	59,926	(7,560)	7,801

	$328,540	$109,929	$630,612	$471,303

Significant temporary differences that result in deferred tax assets (liabilities) and the tax effect of each are as follows at June 30, 2003 and December 31, 2002 and 2001.

	Deferred Tax Asset (Liability)
		December 31,
	June 30, 2003	2002	2001

	(unaudited)
Allowance for loan losses	$333,135	$309,310	$321,228
Excess tax depreciation	(42,346)	(42,346)	(58,378)
Unrealized securities (gains) losses	(47,530)	(66,124)	(6,078)
Other	53,686	53,686	50,240

	$296,945	$254,526	$307,012

The net deferred tax asset is included in other assets on the consolidated balance sheets.

(Continued)

INDEPENDENT BANKSHARES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002 and December 31, 2002 and 2001

NOTE 8 - INCOME TAXES (Continued)

A reconciliation of the provision for income taxes with the amount of income taxes computed at the federal statutory rate (34%) follows:

	Six months ended		Years ended
	June 30,		December 31,
	2003	2002	2002	2001

	(unaudited)
Tax expense at statutory rate	$278,067	$113,283	$606,000	$492,749
Increase (decrease) in taxes resulting from Tax-exempt income	(26,941)	(19,799)	(70,429)	(57,534)
State taxes, net of federal benefit	33,990	15,127	80,596	54,929
Expenses not deductible	3,326	3,566	14,211	5,940
Life insurance proceeds	—	—	—	(26,790)
Other	40,098	2,248	234	2,009

	$328,540	$109,929	$630,612	$471,303

NOTE 9 - OTHER BENEFIT PLANS

401(k) Plan: The Company maintains a 401(k) savings plan for all employees who have attained the age of 21. Employer contributions to the plan are determined annually by the Board of Directors. The Company contributed $38,166 and $42,234 for the six months ended June 30, 2003 and 2002 (unaudited) and $85,985 and $76,361 in 2002 and 2001, respectively.

Deferred Compensation Plan: The Company has a non-qualified deferred compensation arrangement with participating members of the board of directors. Under the plans, the Company pays each participant, or their beneficiary, the amount of fees deferred plus interest over 15 years, beginning with the individual’s termination of service. A liability is accrued for the obligation under these plans. The expense incurred for the deferred directors fees for the six months ended June 30, 2003 and 2002 was $18,045 (unaudited) and $16,191 (unaudited) and $32,382 and $47,944 for the years ended December 31, 2002 and 2001. The deferred compensation liability totaled $262,676 (unaudited), $250,443 and $229,685 as of June 30, 2003 and December 31, 2002 and 2001. The Company purchased life insurance on the participants. The cash surrender value of such insurance was $409,029 (unaudited), $398,495 and $297,574 as of June 30, 2003 and December 31, 2002 and 2001 and is included in other assets.

(Continued)

INDEPENDENT BANKSHARES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002 and December 31, 2002 and 2001

NOTE 10 - STOCK OPTIONS

On March 10, 1998, the Company’s shareholders approved an Incentive Stock Option Plan and Directors’ Nonqualified Stock Option Plan of 1998 (the “Plan”) authorizing up to 27,500 shares to strengthen its ability to attract and retain key officers and directors. The Plan provides for the grant of options at the discretion of the Board of Directors of the Company to administer the Plan. The option exercise price must be at least 100% (110% in the case of a holder of 10% or more of the common stock) of the fair market value of the stock on the date the option is granted and the options are exercisable by the holder thereof in full at any time prior to their expiration in accordance with the terms of the Plan. Stock options granted pursuant to the Plan will expire on or before (1) the date which is the tenth anniversary of the date the option is granted, or (2) the date which is the fifth anniversary of the date the option is granted in the event that the option is granted to a key employee who owns more than 10% of the total combined voting power of all classes of stock of the Company.

The stock options granted in 2001 have an effective date of December 31, 1999. The 2001 compensation cost presented in the proforma disclosures includes vesting at 40% related to the employee options.

Incentive stock options – These are stock options for employees that vest 20% each year such that each option shall be fully vested at the expiration of five years from its date of grant.

Non qualified stock options – These are stock options for directors of the two subsidiaries that are fully vested when granted.

A summary of the activity in the plan is as follows:

	June 30, 2003		December 31, 2002		December 31, 2001

	(unaudited)
		Weighted		Weighted		Weighted
		Average		Average		Average
		Exercise		Exercise		Exercise
	Shares	Price	Shares	Price	Shares	Price

Outstanding at beginning of year	15,143	$21.4	818,526	$21.48	0	$—
Granted	—	—	—	21.48	17,984	24.27
Adjustment for 3% stock dividend	455	—	556	21.48	542	24.27
Exercised	—	—	—	—	—	—
Forfeited or expired	(1,865)	—	(3,939)	21.48	—	24.27

Outstanding at end of period	13,733	$21.48	15,143	$21.48	18,526	$24.27

Options exercisable at end of period	10,237		10,237		8,562

Weighted average fair value of options granted during year	—		—		$153,404

(Continued)

INDEPENDENT BANKSHARES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002 and December 31, 2002 and 2001

NOTE 10 - STOCK OPTIONS (Continued)

The number and weighted average exercise price of options outstanding at year end December 31, 2002 is provided below:

	Outstanding			Exerciseable

Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise		Contractual	Exercise		Exercise
Prices	Number	Life	Price	Number	Price

$21.48	15,143	7 years	$21.48	10,237	$21.48

Outstanding at year end	15,143			10,237

There was no change to the number of options exercisable as of June 30, 2003 (unaudited). As of June 30, 2003 (unaudited), the weighted average remaining contractual life was 6.5 years.

NOTE 11 - COMMON STOCK DIVIDENDS

The Company’s Board of Directors approved the issuance of three percent stock dividends in 2003, 2002 and 2001. No fractional shares were issued with these dividends. Cash was paid to those shareholders who would have otherwise received fractional shares.

The following is information describing the stock dividends:

Declaration Date	Record Date	Payment Date	Market Value	Shares Issued

January 23, 2001	January 23, 2001	March 1, 2001	$25/share	18,161
January 24, 2002	January 24, 2002	February 26, 2002	$25/share	18,657
January 30, 2003	January 30, 2003	February 10, 2003	$25/share	19,194

Earnings per share amounts and weighted average shares outstanding have been restated as if the stock dividends (including the stock dividends approved on January 30, 2003) had occurred at the beginning of the years presented.

(Continued)

INDEPENDENT BANKSHARES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002 and December 31, 2002 and 2001

NOTE 12 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for banks, prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. As of June 30, 2003 (unaudited), December 31, 2002 and 2001, the most recent regulatory notifications categorized FIB and RB&T as well capitalized under the regulatory framework for prompt corrective action.

Capital amounts (in thousands) and ratios are presented below at six months ended June 30, 2003 (unaudited):

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

June 30, 2003 (unaudited)
Total Capital to risk weighted assets
Consolidated	$16,943	15.2%	$8,937	8.00%	$11,172	10.00%
First Independent Bank	11,331	15.4%	5,887	8.00%	7,359	10.00%
Rutherford Bank & Trust	5,481	12.4%	3,530	8.00%	4,413	10.00%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	$15,464	13.8%	$4,469	4.00%	$6,703	6.00%
First Independent Bank	10,539	14.3%	2,944	4.00%	4,415	6.00%
Rutherford Bank & Trust	4,950	11.2%	1,765	4.00%	2,648	6.00%
Tier 1 (Core) Capital to average assets
Consolidated	$15,464	9.2%	$6,713	4.00%	$8,391	5.00%
First Independent Bank	10,539	9.4%	4,468	4.00%	5,585	5.00%
Rutherford Bank & Trust	4,950	8.8%	2,245	4.00%	2,806	5.00%

(Continued)

INDEPENDENT BANKSHARES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002 and December 31, 2002 and 2001

NOTE 12 - CAPITAL REQUIREMENTS AND RESTRICTIONS ON RETAINED EARNINGS (Continued)

Capital amounts (in thousands) and ratios are presented below at year-end.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions

	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2002
Total Capital to risk weighted assets
Consolidated	$16,269	14.14%	$9,209	8.00%	$11,512	10.00%
First Independent Bank	10,806	15.19%	5,692	8.00%	7,115	10.00%
Rutherford Bank & Trust	5,463	12.42%	3,518	8.00%	4,397	10.00%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	$14,982	13.01%	$4,605	4.00%	$6,907	6.00%
First Independent Bank	10,063	14.14%	2,846	4.00%	4,269	6.00%
Rutherford Bank & Trust	4,914	11.18%	1,759	4.00%	2,638	6.00%
Tier 1 (Core) Capital to average assets
Consolidated	$14,982	9.00%	$6,656	4.00%	$8,320	5.00%
First Independent Bank	10,063	9.27%	4,342	4.00%	5,428	5.00%
Rutherford Bank & Trust	4,914	8.49%	2,314	4.00%	2,892	5.00%
December 31, 2001
Total Capital to risk weighted assets
Consolidated	$15,056	13.57%	$11,087	8.00%	$8,869	10.00%
First Independent Bank	9,911	14.06%	5,639	8.00%	7,049	10.00%
Rutherford Bank & Trust	5,138	12.73%	3,320	8.00%	4,038	10.00%
Tier 1 (Core) Capital to risk weighted assets
Consolidated	$13,838	12.48%	$6,652	4.00%	$4,435	6.00%
First Independent Bank	9,200	13.05%	2,819	4.00%	4,229	6.00%
Rutherford Bank & Trust	4,631	11.47%	1,615	4.00%	2,423	6.00%
Tier 1 (Core) Capital to average assets
Consolidated	$13,838	9.00%	$7,687	4.00%	$6,150	5.00%
First Independent Bank	9,911	9.03%	4,075	4.00%	5,094	5.00%
Rutherford Bank & Trust	4,631	8.93%	2,075	4.00%	2,593	5.00%

The Company’s ability to pay dividends is dependent on the Banks, which are restricted by state law and regulations. These regulations pose no practical limitation as the Company does not intend to pay cash dividends in the foreseeable future. At June 30, 2003 (unaudited) and December 31, 2002, $2,129,004 and $2,129,700 of retained earnings was available for dividends in future periods.

(continued)

INDEPENDENT BANKSHARES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002 and December 31, 2002 and 2001

NOTE 13 - OFF-BALANCE-SHEET ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, letters of credit, and overdraft protection, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The contractual amount of financial instruments with off-balance-sheet risk was as follows:

	June 30,	December 31,
	2003	2002	2001

	(unaudited)
Commitments to make loans	$22,223,602	$22,078,000	$23,184,000
Unused lines of credit and letters of credit	2,552,048	2,171,000	3,031,000

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair value of the Company’s financial instruments is as follows at December 31, 2002 and 2001:

	2002		2001

	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value

Financial assets
Cash and due from banks	$8,750,675	$8,751,000	$7,109,663	$7,110,000
Federal funds sold	17,493,000	17,493,000	11,937,000	11,937,000
Securities available for sale	20,181,552	20,182,000	1,860,494	1,860,000
Securities held to maturity	13,301,263	13,538,000	27,377,947	27,534,000
Loans, net	102,161,341	103,775,000	99,300,092	101,900,000
Federal Home Loan Bank stock	433,600	434,000	408,900	409,000
Accrued interest receivable	764,077	764,000	936,827	937,000
Financial liabilities
Deposits	150,371,622	151,181,000	137,279,652	138,480,000
Securities sold under agreement to repurchase	1,750,000	1,750,000	2,250,000	2,250,000
Accrued interest payable	464,779	465,000	700,223	700,000

(Continued)

INDEPENDENT BANKSHARES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002 and December 31, 2002 and 2001

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

	2002		2001

	Carrying	Fair	Carrying	Fair
	Amounts	Value	Amounts	Value

Off-balance sheet credit-related items:
Loan commitments	$—	$—	$—	$—
Letters of credits	—	—	—	—

The carrying values in the preceding tables are included in the consolidated balance sheets under the applicable captions.

The methods and assumptions used to estimate fair value are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, Federal Home Loan Bank stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes, and if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values. Fair value of debt is based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or cost that would be charged to enter into or terminate such arrangements.

NOTE 15 - OTHER OPERATING EXPENSES

Other operating expenses consist of the following:

	Six months ended		Years ended
	June 30,		December 31,
	2003	2002	2002	2001

	(unaudited)
Supplies	$70,441	$59,314	$125,192	$111,155
Postage, freight and courier	68,402	71,156	145,766	128,352
Legal and professional	236,609	58,701	198,550	150,545
Directors fees	67,100	52,850	113,450	127,150
Other	270,142	233,963	506,393	471,626

	$712,694	$475,984	$1,089,351	$988,828

(Continued)

INDEPENDENT BANKSHARES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002 and December 31, 2002 and 2001

NOTE 16 - PARENT COMPANY ONLY FINANCIAL INFORMATION

Condensed Balance Sheets

	June 30,	December 31,
	2003	2002	2001

	(unaudited)
Assets
Cash	$5,181	$2,052	$5,833
Investment in securities	15,565,386	15,078,422	13,841,131
Prepaid income taxes	—	258,535	122,006
Other assets	30,397	3,000	3,000

	$15,600,964	$15,342,009	$13,971,970

Liabilities and Shareholders’ Equity
Liabilities
Accrued expenses	$59,625	$258,584	$9,448
Amounts due to subsidiaries	—	—	114,701

Total liabilities	59,625	258,584	124,149
Stockholders’ equity
Common stock	2,675,144	2,598,368	2,523,740
Additional paid-in capital	7,119,753	6,716,679	6,324,882
Retained earnings	5,668,893	5,667,189	4,989,281
Accumulated other comprehensive income	77,549	101,189	9,918

Total shareholders’ equity	15,541,339	15,083,425	13,847,821

	$15,600,964	$15,342,009	$13,971,970

(Continued)

INDEPENDENT BANKSHARES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002 and December 31, 2002 and 2001

NOTE 16 - PARENT COMPANY ONLY FINANCIAL INFORMATION (Continued)

Condensed Statements of Income

	Six months ended		Years ended
	June 30,		December 31,
	2003	2002	2002	2001

	(unaudited)
Income
Dividends from subsidiary	$90,000	$25,000	$25,000	$25,000
Other income	—	735	735	5,534

	90,000	25,735	25,735	30,534
Expenses
Legal and professional fees	86,743	2,077	11,411	4,756
Other	24,558	5,996	20,814	23,243

	111,301	8,073	32,225	27,999

Income (loss) before income taxes and subsidiaries operations	(21,301)	17,662	(6,490)	2,535
Reduction in consolidated income taxes arising from parent company taxable loss	—	—	12,210	9,828

Income (loss) before subsidiaries’ operations	(21,301)	17,662	5,720	12,363
Equity in undistributed earnings of subsidiaries	510,605	205,596	1,146,020	965,597

Net income	$489,304	$223,258	$1,151,740	$977,960

(Continued)

INDEPENDENT BANKSHARES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002 and December 31, 2002 and 2001

NOTE 16 - PARENT COMPANY ONLY FINANCIAL INFORMATION (Continued)

Condensed Statements of Cash Flows

	Six months ended		Years ended
	June 30,		December 31,
	2003	2002	2002	2001

	(unaudited)
Cash flows from operating activities
Net income	$489,304	$223,257	$1,151,740	$977,960
Adjustments to reconcile net income to net cash from operating activities
Equity in undistributed earnings of subsidiaries	(510,605)	(205,596)	(1,146,020)	(965,597)
Change in other assets	—	—	(136,529)	(44,687)
Change in accrued expenses and other liabilities	32,180	3,832	134,435	41,690

Total adjustments	(478,425)	(201,764)	(1,148,114)	(968,594)

	10,879	21,493	3,626	9,366
Cash flows from financing activities
Cash dividends paid - fractional shares	(7,750)	(7,407)	(7,407)	(5,554)

Net change in cash	3,129	14,086	(3,781)	3,812
Cash at beginning of year	2,052	5,833	5,833	2,021

Cash at end of year	$5,181	$19,919	$2,052	$5,833

NOTE 17 - RELATED PARTY TRANSACTIONS

Loans to principal officers, directors, and their affiliates June 30, 2003 and December 31, 2002 were as follows.

	June 30,	December 31,
	2003	2002

	(unaudited)
Beginning balance	$1,629,645	$2,051,168
New loans	176,345	466,147
Repayments	(482,046)	(887,670)
Effect of changes in related parties	(1,039,788)	—

Ending balance	$284,156	$1,629,645

Deposits from principal officers, directors, and their affiliates at June 30, 2003 (unaudited), December 31, 2002 and 2001 were $1,749,000, $1,439,000, and $3,637,000.

(Continued)

INDEPENDENT BANKSHARES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002 and December 31, 2002 and 2001

NOTE 18 - EARNINGS PER SHARE

The factors used in the earnings per share computation follow.

	Six months ended		Years ended
	June 30,		December 31,
	2003	2002	2002	2001

	(unaudited)
Basic
Net income	$489,304	$223,257	$1,151,740	$977,960

Weighted average common shares outstanding	669,031	669,031	669,031	669,031

Basic earnings per common share	$0.73	$0.33	$1.72	$1.46

Diluted
Net income	$489,304	$223,257	$1,151,740	$977,960

Weighted average common shares outstanding for basic earnings per common share	669,031	669,031	669,031	669,031
Add: Dilutive effects of assumed exercises of stock options	6,958	1,538	1,538	1,538

Average shares and dilutive potential common shares	675,989	670,569	670,569	670,569

Diluted earnings per common share	$0.72	$0.33	$1.72	$1.46

No options were antidilutive for periods presented.

(Continued)

INDEPENDENT BANKSHARES CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2003 and 2002 and December 31, 2002 and 2001

NOTE 19 - QUARTERLY FINANCIAL DATA (Unaudited)

				Earnings per Share
	Interest	Net Interest	Net
In thousands	Income	Income	Income	Basic	Fully Diluted

2003
First Quarter	$2,150	$1,436	$331	$0.49	$0.49
Second Quarter	2,100	1,435	158	0.24	0.23
2002
First Quarter	$2,303	$1,349	$236	$0.35	$0.35
Second Quarter	2,391	1,531	(13)	(0.02)	(0.02)
Third Quarter	2,340	1,514	410	0.61	0.61
Fourth Quarter	2,279	1,474	519	0.78	0.77
2001
First Quarter	$2,855	$1,342	$279	$0.42	$0.42
Second Quarter	2,774	1,273	290	0.43	0.43
Third Quarter	2,646	1,285	271	0.41	0.40
Fourth Quarter	2,559	1,414	138	0.21	0.21

APPENDIX A

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER

by and between

GREENE COUNTY BANCSHARES, INC.

and

INDEPENDENT BANKSHARES CORPORATION

Dated as of June 17, 2003

A-i

A-ii

EXHIBIT A	VOTING AGREEMENT
EXHIBIT B	NON-COMPETE AGREEMENT

A-iii

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER, dated as of June 17, 2003 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and between GREENE COUNTY BANCSHARES, INC., a Tennessee corporation (“Greene County”), and INDEPENDENT BANKSHARES CORPORATION, a Tennessee corporation (“Independent”).

     The respective Boards of Directors of each of Greene County and Independent have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

     Simultaneously with the execution of this Agreement, Greene County is entering into an agreement with the persons named therein (“Locked Insiders”) in the form of Exhibit A hereto (the “Voting Agreement”) pursuant to which they have agreed, among other things, to vote their shares of Independent Common Stock in favor of the adoption of this Agreement, on the terms set forth therein.

     THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

[CONTINUED ON NEXT PAGE]

ARTICLE I

DEFINITIONS

     Section 1.01. Defined Terms. The following terms shall have the meanings defined for such terms in the Sections set forth below:

Term	Section
AAA	10.11
Acquisition Proposal	6.02	(f)
Agreement	Preamble
Average Closing Price	9.01	(h)
Articles of Merger	2.02
Bank Holding Company Act	4.01	(a)
Business Day	2.04
Cash Amount of Merger Consideration	2.09	(f)
Cash Designee Shares	2.06	(b)
Cash Election Amount	2.06	(a)
Cash Election Shares	2.06	(a)
Certificate	3.02
Change in Independent Recommendation	7.03	(a)
Closing	2.04
Closing Date	2.04
Code	Preamble
Controlled Entity	4.02	(b)
Covered Employees	7.07	(a)
CRA	4.12
Deferred Compensation Plan	2.09	(d)
Derivative Transactions	4.28	(b)
Dissenting Shareholder	2.05	(d)
Dissenting Shares	2.05	(d)
Effective Time	2.02
Election Deadline	2.06	(a)
Election Form	2.06	(a)
Environmental Laws	4.20
ERISA	4.11	(a)
ERISA Affiliate	4.11	(a)
Exchange Act	4.17
Exchange Agent	2.06
Exchange Fund	3.01
Exchange Ratio	2.05	(b)
Extension Notice	2.04
FDIC	4.01	(c)
Federal Reserve Board	4.04
First Independent Bank	4.01	(c)
401(k) Plans	7.07	(b)
Freddie Mac	4.22	(b)
GAAP	4.01	(a)
Ginnie Mae	4.22	(b)
Governmental Entity	4.04

Term	Section
Greene County	Preamble
Greene County Common Stock	2.05	(a)
Greene County Options	2.09	(a)
Greene County Regulatory Agreement	5.12
Greene County Reports	5.10
Greene County Stock Option Plan	2.09	(a)
HUD	4.22	(b)
Independent	Preamble
Independent Common Stock	2.05	(a)
Independent Common Stock Outstanding	2.09	(f)
Independent Contract	4.13	(a)
Independent Incentive Stock Option	2.09	(a)
Independent Incentive Stock Option Account	2.09	(b)
Independent Non-Qualified Stock Option	2.09	(c)
Independent Non-Qualified Stock Option Account	2.09	(d)
Independent Shareholders Meeting	7.03
Independent Stock Option Plan	2.09	(a)
Index	9.01	(h)
Injunction	8.01	(e)
Insurance Amount	7.08	(b)
Intellectual Property	4.27	(a)
Liens	4.02	(b)
Loans	7.14
Locked Insiders	Preamble
Mailing Date	2.06	(a)(i)
Material Adverse Effect	4.01	(a)
Measurement Date	9.01	(h)
Merger	2.01
Merger Consideration	2.05	(b)
Modified Cash Amount of Merger Consideration	2.09	(f)
Modified Fixed Exchange Ratio	2.09	(f)
Modified Per Share Cash Consideration	2.09	(f)
Nasdaq	4.04
No Election Shares	2.06(a)(ii)
Option Conversion Ratio	2.09	(a)
PBGC	4.11	(c)
Per Share Cash Consideration	2.05	(b)
Per Share Stock Consideration	2.05	(b)
Plans	4.11	(a)
Proxy Statement/Prospectus	4.04
Regulatory Agreement	4.14
Representatives	6.02	(f)
Requisite Regulatory Approvals	8.01	(c)
Rutherford Bank and Trust	4.01	(c)
S-4	4.17
SEC	4.04
Second Merger	7.01	(b)
Securities Act	5.14
Software	4.27	(a)

Term	Section
Starting Share Price	9.01	(h)
Stock Designee Shares	2.06	(b)
Stock Election Shares	2.06	(a)(i)
Subsidiary	4.01	(a)
Superior Proposal	6.02	(f)
Surviving Company	2.01
Taxes	4.10	(j)
Tax Return	4.10	(k)
TBCA	2.01
Tennessee Secretary	2.02
Termination Fee	9.02	(b)
Total Stock Merger Consideration	2.05	(c)
Total Cash Merger Consideration	2.05	(c)
VA	4.24	(b)
Voting Agreement	Preamble

     Section 1.02. Other Definitional Provisions. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II

THE MERGER

     Section 2.01. The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Tennessee Business Corporation Act (the “TBCA”) at the Effective Time (as defined in Section 2.02 hereof), Independent shall merge (the “Merger”) with and into Greene County. Greene County shall be the surviving corporation (hereinafter sometimes called the “Surviving Company”) in the Merger and shall continue its corporate existence under the laws of the State of Tennessee. The name of the Surviving Company shall be Greene County Bancshares, Inc. Upon consummation of the merger, the separate corporate existence of Independent shall terminate.

     Section 2.02. Effective Time. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) which shall be filed with the Secretary of State of the State of Tennessee (the “Tennessee Secretary”) on the Closing Date (as defined in Section 2.04 hereof). The term “Effective Time” shall mean the time on the Closing Date when the Merger becomes effective, as set forth in the Articles of Merger.

     Section 2.03. Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the TBCA.

     Section 2.04. Closing of the Merger. Subject to the terms and conditions of this Agreement, except as provided in the following paragraph, the closing of the Merger (the “Closing”) will take place at the offices of Kutak Rock LLP at 1101 Connecticut Avenue, NW, Washington, DC at 9:00 a.m., Eastern Time, on the first Friday which is a Business Day occurring at least two Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VIII hereof, other than conditions which by their terms are to be satisfied at Closing, or such other date or time as the parties may mutually agree (the “Closing Date”). For purposes of this Agreement, a “Business Day” shall mean any day that is not a Saturday, a Sunday or other day on which the office of the Tennessee Secretary is closed.

     Section 2.05. Conversion of Independent Capital Stock. At the Effective Time, without any action on the part of Greene County, Independent or the holder of any of the shares of common stock of Independent, the Merger shall be effected in accordance with the following terms:

(a) All shares of common stock, par value $4.00 per share, of Independent (the “Independent Common Stock”) owned directly by Independent (including treasury shares) or Greene County (other than shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and shall not represent capital stock of the Surviving Company and shall not be exchanged for shares of common stock, par value $2.00 per share, of Greene County (“Greene County Common Stock”), cash or other consideration.

(b) Subject to the allocation provisions of Section 2.06, at the Effective Time, the holders of Independent Common Stock outstanding at the Effective Time (excluding shares held by any Independent or Greene County or any of their respective Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted, and excluding shares held by shareholders who perfect their statutory dissenters’ rights as provided in this Section) shall be entitled to receive, and Greene County shall pay or issue and deliver, in the aggregate, (i) a number of shares of Greene County Common Stock for each share of Independent Common Stock based on the Exchange Ratio of 1.7878 (the “Per Share Stock Consideration”) unless such ratio is decreased pursuant to Section 2.09(f) or revised upon the application of Section 9.01(h), or (ii) an amount equal to $45.00 in cash for each such share of Independent Common Stock (the “Per Share Cash Consideration”) unless such amount is decreased pursuant to Section 2.09(f). The foregoing consideration, collectively and in the aggregate, shall be referred to herein as the “Merger Consideration.”

(c) Subject to the allocation provisions of Section 2.06 below, each holder of a share of Independent Common Stock may elect to receive the Per Share Stock Consideration or the Per Share Cash Consideration for each such share of Independent Common Stock; provided, however, that the aggregate number of shares of Greene County Common Stock with respect to which the Per Share Stock Consideration shall be paid as the Merger Consideration shall be 836,310 shares of Greene County Common Stock; provided further, however, that the aggregate amount of cash consideration with respect to which the Per Share Cash Consideration shall be paid as the Merger Consideration shall be $9,055,879 unless such cash consideration shall be increased pursuant to Section 2.09 or pursuant to Section 9.01(h). Such amount of the Greene County Common Stock paid as Merger Consideration shall be referred to in this Agreement as the “Total Stock Merger Consideration,” and such amount of cash paid as Merger Consideration shall be referred to as the “Total Cash Merger Consideration.”

(d) Each outstanding share of Independent Common Stock the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive shares of Greene County Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. Independent shall give Greene County prompt notice upon receipt by Independent of any such demands for payment of the fair value of such shares of Independent Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and Greene County shall have the right to participate in all negotiations and proceedings with respect to any such demands. Independent shall not, except with the prior written consent of Greene County, voluntarily make any payment with respect to, or settle or offer to settle any such demand for payment or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the TBCA. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

(e) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of Independent Common Stock shall be converted into a right to receive cash or Greene County Common Stock in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of Independent Common Stock of such holder shall be converted on a share-by-share basis into either the right to receive the Cash Election Price or Greene County Common Stock as Greene County shall determine in its sole discretion.

(f) The Exchange Ratio set forth above shall be subject to appropriate adjustments in the event that, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding Greene County Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other like changes in Greene County’s capitalization.

     Section 2.06. Election and Allocation Procedures.

(a) Election Procedures.

(i) An election form (“Election Form”), together with the other transmittal materials described in Section 3.02, shall be mailed as soon as reasonably practicable after the Effective Time (provided that it need not be sent until the Requisite Regulatory Approvals (as defined in Section 8.01(c)) have been obtained) to each holder of Independent Common Stock of record at the Effective Time. Such date of mailing shall be referred to hereinafter as the “Mailing Date.” Each Election Form shall permit a holder (or the beneficial owner through appropriate and customary documentation and instruction) of Independent Common Stock to elect to receive the Per Share Cash Consideration with respect to all or any of such holder’s Independent Common Stock (shares as to which the election is made, “Cash Election Shares”). The “Cash Election Amount” shall be equal to the Per Share Cash Consideration multiplied by the total number of Cash Election Shares. All shares of Independent Common Stock other than the Cash Election Shares and the No Election Shares (as defined below) shall be referred to herein as the “Stock Election Shares.”

(ii) Any share of Independent Common Stock with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before a date after the Closing Date to be agreed upon by the parties hereto (which date will be set forth on the Election Form), but in any event not earlier than 15 days after the Mailing Date (such deadline, the “Election Deadline”), shall be converted either into the Per Share Stock Consideration or the Per Share Cash Consideration as set forth in Section 2.06(b) (such shares, the “No Election Shares”), with the exception that No Election Shares held by a holder of less than 100 shares of Independent Common Stock shall be deemed to be Cash Election Shares.

(iii) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all Independent Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form (or the beneficial owner of the shares covered by such Election Form through appropriate and customary documentation and instruction) at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline and no other valid election is made, the shares of Independent Common Stock represented by such Election Form shall be No Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. Neither Greene County nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(b) Allocation Procedures. As soon as reasonably practicable after the Effective Time, Greene County shall cause the Exchange Agent to allocate the Total Cash Merger Consideration and Total Stock Merger Consideration among the holders of Independent Common Stock, which shall be effected by the Exchange Agent as follows:

(i) If the Total Cash Merger Consideration is greater than the Cash Election Amount, then:

(A) each Cash Election Share shall be converted into the right to receive an amount of cash equal to the Per Share Cash Consideration;

(B) the Exchange Agent will select, on a pro rata basis, first from among the holders of No Election Shares and then, if necessary, from among the holders of Stock Election Shares, a sufficient number of such shares (“Cash Designee Shares”) such that the sum of Cash Designee Shares and Cash Election Shares multiplied by the Per Share Cash Consideration equals as closely as practicable the Total Cash Merger Consideration. Each Cash Designee Share shall be converted into the right to receive the Per Share Cash Consideration; and

(C) each remaining unconverted share of Independent Common Stock (after application of subsections (A) and (B) above) shall be converted into the right to receive the Per Share Stock Consideration.

(ii) If the Total Cash Merger Consideration is less than the Cash Election Amount then:

(A) each Stock Election Share and each No Election Share (other than any No Election Shares held by holders of less than 100 shares of Independent Common Stock, which shares are automatically deemed Cash Election Shares) shall be converted into the right to receive the Per Share Stock Consideration;

(B) the Exchange Agent will select, on a pro rata basis from among the holders of Cash Election Shares (other than holders of No Election Shares holding less than 100 shares of Independent Common Stock), a sufficient number of such shares (“Stock Designee Shares”) such that the number of such Stock Designee Shares multiplied by the Per Share Cash Consideration equals as closely as practicable the difference between the Cash Election Amount and the Total Cash Merger Consideration. The Stock Designee Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(C) each remaining unconverted share of Independent Common Stock (after application of subsections (A) and (B) above) shall be converted into the right to receive an amount of cash equal to the Per Share Cash Consideration.

(iii) In the event that the Exchange Agent is required pursuant to this Section 2.06 to designate from among all Stock Election Shares the Cash Designee Shares to receive the Per Share Cash Consideration, each holder of Stock Election Shares shall be allocated a pro rata portion of the total Cash Designee Shares. Such pro ration shall reflect the proportion that the number of Stock Election Shares of each holder of Stock Election Shares bears to the total number of Stock Election Shares.

(iv) In the event the Exchange Agent is required pursuant to this Section 2.06 to designate from among all holders of Cash Election Shares the Stock Designee Shares to receive the Per Share Stock Consideration, each holder of Cash Election Shares (other than holders of No Election Shares holding less than 100 shares of Independent Common Stock) shall be allocated a pro rata portion of the total Stock Designee Shares. Such pro ration shall reflect the proportion that the number of Cash Election Shares of each holder of Cash Election Shares bears to the total number of Cash Election Shares.

     Section 2.07. No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Greene County Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Greene County Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Independent Common Stock owned by such holder at the Effective Time) by $25.20. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

     Section 2.08. Greene County Common Stock. At and after the Effective Time, each share of Greene County Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Greene County and shall not be affected by the Merger.

     Section 2.09. Treatment of Stock Options; Deferred Compensation Plan.

(a) At the Effective Time, each incentive stock option granted or heretofore assumed by Independent to purchase shares of Independent Common Stock (each an “Independent Incentive Stock Option”) pursuant to the Independent Bankshares Corporation, First Independent Bank, and Rutherford Bank and Trust Incentive Stock Option and Directors’ Non-Qualified Stock Option Plan of 1998 (the “Independent Stock Option Plan”) which is outstanding and unexercised (whether or not exercisable) immediately prior thereto shall cease to represent a right to acquire shares of Independent Common Stock and shall be converted automatically into an option to purchase shares of Greene County Common Stock (“Greene County Options”) in an amount and at an exercise price determined as provided below (and shall be subject to the Incentive Stock Option Plan of Greene County Bancshares, Inc. and Subsidiaries of 1995 (the “Greene County Stock Option Plan”)):

(i) the number of shares of Greene County Common Stock to be subject to the converted option shall be equal to the product of (A) the number of shares of Independent Common Stock subject to the Independent Incentive Stock Options and (B) the Exchange Ratio (the “Option Conversion Ratio”), provided that any fractional shares of Greene County Common Stock resulting from such multiplication shall be rounded up to the nearest whole share; and

(ii) subject to this Section 2.09(a), the exercise price per share of Greene County Common Stock under the converted option shall be equal to the exercise price per share of Independent Common Stock under the Independent Incentive Stock Option divided by the Option Conversion Ratio, provided that such exercise price shall be rounded down to the nearest cent.

The Independent Incentive Stock Options converted pursuant to this Section 2.09(a) are “incentive stock options” (as defined in Section 422 of the Code), and the exercise price, the number of shares purchasable pursuant to such options and the terms and conditions of exercise of such options shall also be determined in order to comply with Section 424(a) of the Code and to avoid a “modification” of any such option under Code Section 424(h). Except as otherwise provided in this Section 2.09, the duration and other terms of each converted option shall be the same as the applicable Independent Incentive Stock Option, except that all references to Independent shall be deemed to be references to Greene County.

(b) If any Independent Incentive Stock Options shall have been exercised on or after the date of this Agreement and prior to the Effective Time:

(i) Independent shall deposit the total amount of cash consideration received by it in connection with the exercise of any such Independent Incentive Stock Options into one separate, segregated account (the “Independent Incentive Stock Option Account”) in First Independent Bank (as defined below); provided that, Independent shall not remove such funds from the Independent Incentive Stock Option Account without the prior written consent of Greene County; and

(ii) Greene County shall increase the Total Cash Merger Consideration in Section 2.05(c) by the “in the money” amount of any such exercised Independent Incentive Stock Options; provided that, the “in the money” amount of an Independent Incentive Stock Option shall be the excess of the Per Share Cash Consideration over the exercise price of such option.

(c) At the Effective Time, each non-qualified stock option not covered by Section 2.09(a) above granted or heretofore assumed by Independent (each an “Independent Non-Qualified Stock Option”) to purchase shares of Independent Common Stock pursuant to the Independent Stock Option Plan which is outstanding and unexercised (whether or not exercisable) immediately prior thereto shall be exchanged for an amount of cash consideration equal to the “in the money” amount of such Independent Non-Qualified Stock Option; provided that, the “in the money” amount of an Independent Non-Qualified Stock Option shall be the excess of the Per Share Cash Consideration over the exercise price of such option.

(d) If any Independent Non-Qualified Stock Options shall have been exercised on or after the date of this Agreement and prior to the Effective Time:

(i) Independent shall deposit the total amount of cash consideration received by it in connection with the exercise of any such Independent Non-Qualified Stock Options into one separate, segregated account (the “Independent Non-Qualified Stock Option Account”) in First Independent Bank (as defined below); provided that, Independent shall not remove such funds from the Independent Non-Qualified Stock Option Account without the prior written consent of Greene County; and

(ii) Greene County shall increase the Total Cash Merger Consideration in Section 2.05(c) by the “in the money” amount of any such exercised Independent Non-Qualified Stock Options; provided that, the “in the money” amount of an Independent Non-Qualified Stock Option shall be the excess of the Per Share Cash Consideration over the exercise price of such option.

(e) Except as provided herein or as otherwise agreed to by the parties, the Independent Stock Option Plan and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of Independent or any Subsidiary thereof shall terminate as of the Effective Time, and Independent shall ensure that following the Effective Time no holder of an Independent Incentive Stock Option or Independent Non-Qualified Stock Option shall have any right to acquire equity securities of Independent or the Surviving Company (except to the extent required under any qualified plan maintained by Independent or any of its Subsidiaries).

(f) Prior to the Effective Time, Independent shall have terminated its Director’s Deferred Compensation Plan and satisfied any liability to participants thereof (“Deferred Compensation Plan Liability”); provided that if the Deferred Compensation Plan Liability shall exceed $300,000, the aggregate amount of the Total Cash Merger Consideration in Section 2.05 shall be reduced by the amount of such excess (net of any tax deduction to which Independent and its Subsidiaries are entitled with respect to the payment of such excess) (the “Excess Deferred Compensation Plan Liability”). If the aggregate amount of the Total Cash Merger Consideration is decreased pursuant to this Section 2.09(f), then the Exchange Ratio and Per Share Cash Consideration in Section 2.05(b) shall be recalculated as follows:

(i) the Exchange Ratio shall equal (A) the Modified Cash Amount of Merger Consideration divided by (B) the product of the Starting Share Price and the Independent Common Stock Outstanding (the “Modified Exchange Ratio”); and

(ii) the Per Share Cash Consideration shall equal the Modified Cash Amount of Merger Consideration divided by the Independent Common Stock Outstanding (the “Modified Per Share Cash Consideration”);

provided that if the Modified Exchange Ratio and Modified Per Share Cash Consideration are calculated pursuant to this Section 2.09(f), then Modified Exchange Ratio and Modified Per Share Cash Consideration shall be used throughout this Agreement in lieu of the Exchange Ratio and Per Share Cash Consideration in Section 2.05(b).

For the purposes of this Section 2.09(f), the following terms shall have the meanings indicated:

“Independent Common Stock Outstanding” shall mean 669,031.

“Cash Amount of Merger Consideration” shall mean the sum of (A) the product of the Total Stock Merger Consideration and the Starting Share Price and (B) the Total Cash Merger Consideration.

“Modified Cash Amount of Merger Consideration” shall mean the difference between the Cash Amount of Merger Consideration and Excess Deferred Compensation Plan Liability.

     Section 2.10. Charter. At the Effective Time, the Amended and Restated Charter of Greene County, as amended, as in effect immediately prior to the Effective Time, shall be the Charter of the Surviving Company, until thereafter amended in accordance with applicable law.

     Section 2.11. Bylaws. At the Effective Time, the Amended and Restated Bylaws of Greene County, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Company until thereafter amended in accordance with applicable law.

     Section 2.12. Board of Directors. Subject to Section 7.13, the directors of Greene County immediately prior to the Effective Time shall continue to be the directors of the Surviving Company, each to hold office in accordance with the Charter and Bylaws of the Surviving Company, until their respective successors are duly elected or appointed (as the case may be) and qualified.

     Section 2.13. Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

     Section 2.14. Reservation of Right To Revise Structure. Greene County may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that it deems such a change to be desirable, including, without limitation, to provide for a merger of Independent with a wholly owned subsidiary of Greene County; provided, however, that no such change shall (a) alter or change the amount or kind of the Merger Consideration or the method of electing such Merger Consideration, (b) adversely affect the anticipated tax consequences of the Merger to the holders of Independent Common Stock as a result of receiving the Merger Consideration or (c) materially impede or delay consummation of the Merger. In the event Greene County elects to make such a change, the parties agree to execute appropriate documents to reflect the change.

ARTICLE III

EXCHANGE OF CERTIFICATES FOR MERGER CONSIDERATION

     Section 3.01. Greene County To Make Merger Consideration Available. At or promptly after the Election Deadline (but in no event prior to the Effective Time), Greene County shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates (as defined below), for exchange in accordance with this Article III, certificates representing the shares of Greene County Common Stock and an estimated amount of cash sufficient to pay the Total Cash Merger Consideration payable hereunder and thereunder and any cash that may be payable in lieu of any fractional shares (such cash and certificates for shares of Greene County Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”).

     Section 3.02. Exchange of Shares.

(a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate formerly representing shares of Independent Common Stock (a “Certificate”) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing, as the case may be, the shares of Greene County Common Stock, cash in respect of the Per Share Cash Consideration and cash in lieu of fractional shares of Greene County Common Stock, if any, into which the shares of Independent Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of Greene County Common Stock (if any) to which such former holder of Independent Common Stock shall have become entitled pursuant to the provisions of Article II hereof, (ii) a check representing that amount of cash (if any) to which such former holder of Independent Common Stock shall have become entitled in respect of the Per Share Cash Consideration pursuant to the provisions of Article II hereof and (iii) a check representing the amount of cash (if any) payable in lieu of fractional shares of Greene County Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article III, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares.

(b) No dividends or other distributions with a record date after the Effective Time with respect to Greene County Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article III. After the surrender of a Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Greene County Common Stock represented by such Certificate.

(c) If any certificate representing shares of Greene County Common Stock is to be issued in the name of other than the registered holder of the Certificate surrendered in exchange therefor, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Greene County Common Stock in the name of and payment of cash to any person other than the registered holder of the Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) At or after the Effective Time, there shall be no transfers on the stock transfer books of Independent of the shares of Independent Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Greene County Common Stock or payment of cash as provided in this Article III.

(e) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Independent for six months after the Effective Time shall be paid, at the request of Greene County, to Greene County. Any shareholders of Independent who have not theretofore complied with this Article III shall thereafter look only to Greene County for payment of the shares of Greene County Common Stock, cash, cash in lieu of any fractional shares and unpaid dividends and distributions on the Greene County Common Stock deliverable in respect of each share of Independent Common Stock held by such shareholders at the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding anything to the contrary contained herein, none of Greene County, Independent, the Exchange Agent or any other person shall be liable to any former holder of shares of Independent Common Stock, for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Greene County, the posting by such person of a bond in such amount as Greene County may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Greene County Common Stock, cash and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

(g) Greene County or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Independent Common Stock such amounts as Greene County (or any affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Greene County or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Independent Common Stock in respect of whom such deduction and withholding were made by Greene County or the Exchange Agent.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF INDEPENDENT

     Independent hereby represents and warrants to Greene County as follows:

     Section 4.01. Corporate Organization.

(a) Independent is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Independent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have nor be expected to have a Material Adverse Effect (as defined below) on Independent. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Independent, Greene County or the Surviving Company, as the case may be, a material adverse effect on the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole or a material adverse effect on such party’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking and similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally, (iii) the announcement of this Agreement or any action of either party or any Subsidiary thereof required to be taken by it under this Agreement and (iv) any changes in general economic conditions affecting banks or their holding companies generally, provided that the effect of such changes described in this clause (iv) (including, without limitation, changes in interest rates) shall not be excluded to the extent of any materially disproportionate impact (if any) they have on such party. For purposes of this Agreement, “Subsidiary” means, with respect to any person, any corporation, partnership, joint venture, limited liability company or any other entity that is consolidated with such person for financial reporting purposes. Independent is duly registered as a bank holding company under the Bank Holding Company Act (as defined below). The copies of the Charter and Bylaws of Independent which have previously been made available to Greene County are true, complete and correct copies of such documents as in effect as of the date of this Agreement. For purposes of this Agreement, “Bank Holding Company Act” shall mean the Bank Holding Company Act of 1956, as amended, and rules and regulations promulgated thereunder.

(b) Each Subsidiary of Independent (i) is duly organized and validly existing as a state chartered bank, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would be expected to have, either individually or in the aggregate, a Material Adverse Effect on Independent and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

(c) Except for its ownership of First Independent Bank, a Tennessee state chartered bank (“First Independent Bank”), and Rutherford Bank and Trust, a Tennessee state chartered bank (“Rutherford Bank and Trust”), Independent does not beneficially own, either directly or through its Subsidiaries, any stock or equity interests in any depository institution (as defined in 12 U.S.C. Section 1813(c)(1)). The deposits of First Independent Bank and Rutherford Bank and Trust are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law, and no action, suit or proceeding is pending, or to the best knowledge of Independent, has been threatened by the FDIC against Independent, First Independent Bank or Rutherford Bank and Trust with respect to the termination of such insurance. All premiums and assessments required to be paid in connection with such insurance has been paid by First Independent Bank and Rutherford Bank and Trust when due.

(d) The minute books of Independent and each of its Subsidiaries contain records that are accurate in all respects of all meetings and other corporate actions of their respective shareholders and Boards of Directors (including committees of the Board of Directors) and the signatures contained therein are the true signatures of the persons whose signatures they purport to be.

     Section 4.02. Capitalization.

(a) The authorized capital stock of Independent consists of 5,000,000 shares of Independent Common Stock, par value $4.00 per share. As of the close of business on May 31,

2003, there were 669,031 shares of Independent Common Stock outstanding, and no other shares of Independent Common Stock were issued or outstanding. As of the close of business on May 31, 2003, no shares of Independent Common Stock were reserved for any purpose, except for 11,365 shares of Independent Common Stock reserved for issuance upon the exercise of incentive stock options, and 2,368 shares of Independent Common Stock reserved for issuance upon the exercise of non-incentive stock options, in each case pursuant to the Independent Stock Option Plan. All of the issued and outstanding shares of Independent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (i) as set forth in Disclosure Schedule 4.02(a) and (ii) as set forth elsewhere in this Section 4.02(a), Independent does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Independent Common Stock or any other equity securities of Independent or any securities representing the right to purchase or otherwise receive any shares of Independent capital stock (including, without limitation, any rights plan or agreement). Except as set forth in Disclosure Schedule 4.02(a), since April 30, 2003, Independent has not issued any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock, other than upon the exercise of employee stock options or pursuant to any restricted stock awards granted prior to such date and disclosed in this Section 4.02(a).

(b) Disclosure Schedule 4.02(b) lists the name, jurisdiction of incorporation, authorized and outstanding shares of capital stock and record and beneficial owners of such capital stock (with respect to owners other than Independent or any Independent Subsidiary) for each entity in which Independent beneficially owns or controls, directly or indirectly, any equity interest (regardless of whether such entity is a Subsidiary) (a “Controlled Entity”) that is a Significant Subsidiary (as such term is defined in Rule 1-02 of Regulation S-X) of Independent. Each Controlled Entity in which Independent or any Independent Subsidiary beneficially owns or controls, directly or indirectly, more than a 9.9% equity interest is a legal investment for a bank holding company and, with respect to those owned by First Independent Bank and Rutherford Bank and Trust, for a state chartered bank. Except as set forth in Disclosure Schedule 4.02(b), Independent owns, directly or indirectly, all of the issued and outstanding shares of capital stock of or all other equity interests in each of Independent’s Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever (“Liens”), and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither Independent nor any Subsidiary thereof has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase, sale or issuance of any shares of capital stock or any other equity security of any Subsidiary of Independent or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of any such Subsidiary.

(c) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders may vote are outstanding.

     Section 4.03. Authority; No Violation.

(a) Independent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Independent at a meeting held on June 14, 2003 duly (i) determined that this Agreement, the Voting Agreement and the Merger are fair to and in the best interests of Independent and its shareholders and declared this Agreement, the Voting Agreement and the Merger to be advisable,

(ii) approved the Merger, the execution and delivery of this Agreement and the Voting Agreement and the consummation of the transaction contemplated hereby and (iii) recommended that shareholders of Independent adopt this Agreement and directed that such matter be submitted for consideration by Independent’s shareholders at the Independent Shareholders Meeting (as defined below). Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Independent Common Stock, no other corporate proceedings on the part of Independent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Independent and constitutes a valid and binding obligation of Independent, enforceable against Independent in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Neither the execution and delivery of this Agreement by Independent nor the consummation by Independent of the transactions contemplated hereby nor compliance by Independent with any of the terms or provisions hereof will (i) violate any provision of the Charter or Bylaws of Independent or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 4.04 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Independent or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, or require redemption or repurchase or otherwise require the purchase or sale of any securities, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Independent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Independent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches, defaults or other events which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on Independent.

     Section 4.04. Consents and Approvals. Except for (i) approval of the Merger by the Board of Governors of the Federal Reserve System (“the Federal Reserve Board”), FDIC and Tennessee Department of Financial Institutions, (ii) approval of the listing of Greene County Common Stock to be issued in the Merger on The Nasdaq National Market System (“Nasdaq”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of Independent’s shareholders to be held to vote on approval of this Agreement and the Merger (the “Proxy Statement/Prospectus”) and any filings or approvals under applicable state securities laws, (iv) the filing of the Articles of Merger with the Tennessee Secretary, (v) the adoption of this Agreement by the requisite vote of Independent’s shareholders, (vi) the consents and approvals set forth in Disclosure Schedule 4.04, and (vii) the consents and approvals of third parties which are not Governmental Entities (as hereinafter defined), the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Independent or Greene County, no consents or approvals, of or filings and registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (each a “Governmental Entity”) or with any third party are required to be obtained by Independent or its Subsidiaries in connection with (A) the execution and delivery by Independent of this Agreement and (B) the consummation by Independent of the Merger and the other transactions contemplated hereby.

     Section 4.05. Reports. Independent and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2000 with any Governmental Entity, including, without limitation, the Federal Reserve Board, FDIC and Tennessee Department of Financial Institutions, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Governmental Entity in the regular course of business of Independent and its Subsidiaries or as set forth in Disclosure Schedule 4.05, no Governmental Entity has initiated any proceeding or, to the best knowledge of Independent, threatened an investigation into the business or operations of Independent or any of its Subsidiaries since December 31, 2000. Except as set forth in Disclosure Schedule 4.05, there is no unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Independent or any of its Subsidiaries, except for such violations, criticisms or exceptions that will not have and would not be expected to have, individually or in the aggregate, a Material Adverse Effect on Independent.

     Section 4.06. Financial Statements. Independent has previously made available to Greene County copies of (a) the consolidated statements of financial condition of Independent and its Subsidiaries as of December 31, 2001 and 2002 and the related consolidated statements of operations, shareholders’ equity and cash flows for the years ended December 31, 2000 through 2002, inclusive, accompanied by the audit report of Crowe Chizek & Company LLC, independent auditors with respect to Independent, and (b) the unaudited consolidated statements of financial condition of Independent and its Subsidiaries as of March 31, 2002 and March 31, 2003, and the related unaudited consolidated statements of operations, shareholders’ equity and cash flows for the three-month periods then ended. Each of the financial statements referred to in this Section 4.06 (including the related notes, where applicable) fairly present, and the financial statements referred to in Section 7.10(b) hereof (including the related notes, where applicable) will fairly present when filed with the SEC in connection with this transaction (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature or amount), the results of the consolidated operations and changes in shareholders’ equity and consolidated financial position of Independent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 7.10(b) hereof (including the related notes, where applicable) will comply when filed with the SEC, in all material respects with applicable accounting requirements and each of such financial statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 7.10(b) (including the related notes, where applicable) will be when filed with the SEC, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto. The books and records of Independent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     Section 4.07. Broker’s Fees. Except as set forth in Disclosure Schedule 4.07, neither Independent nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement. Disclosure Schedule 4.07 sets forth the hourly rates and total estimated fees to be charged in this transaction by each of Crowe Chizek & Company, LLC and Gerrish & McCreary P.C.

     Section 4.08. Absence of Certain Changes or Events.

(a) Except as set forth in Disclosure Schedule 4.08, since December 31, 2002, no event has occurred which has had or would be expected to have, individually or in the aggregate, a Material Adverse Effect on Independent.

(b) Except as set forth in Disclosure Schedule 4.08(b) or as contemplated by this Agreement or permitted under Section 6.02, since December 31, 2002, Independent and its Subsidiaries have carried on their respective businesses in the ordinary course of business, and neither Independent nor any of its Subsidiaries has (i) except for normal increases in the ordinary course of business consistent with past practice and except as required by applicable law, increased the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer or director, other than persons newly hired for or promoted to such position, from the amount thereof in effect as of December 31, 2002 or granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus, in each case to any such officer or director, other than pursuant to preexisting agreements, arrangements or bonus plans, or (ii) suffered any strike, work stoppage, slow-down or other labor disturbance.

     Section 4.09. Legal Proceedings.

(a) Neither Independent nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Independent’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Independent or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement which can be expected to have an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or be expected to have a Material Adverse Effect on Independent.

(b) There is no injunction, order, judgment, decree or regulatory restriction specifically imposed upon Independent, any of its Subsidiaries or the assets of Independent or any of its Subsidiaries which has had, or would be expected to have, a Material Adverse Effect on Independent or the Surviving Company.

     Section 4.10. Taxes.

(a) Each of Independent and its Subsidiaries has (i) duly and timely filed (including pursuant to applicable extensions granted without penalty) all Tax Returns (as hereinafter defined) required to be filed by it, and such Tax Returns are true, correct and complete, and (ii) paid in full all Taxes due or made adequate provision in the financial statements of Independent (in accordance with GAAP) for any such Taxes (as hereinafter defined), whether or not shown as due on such Tax Returns; (A) no deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by or Tax Returns of Independent or any of its Subsidiaries; and (B) there are no Liens for Taxes upon the assets of either Independent or its Subsidiaries except for statutory liens for current Taxes not yet due or Liens for Taxes that are being contested in good faith by appropriate proceedings and for which reserves adequate in accordance with GAAP have been provided.

(b) Except as set forth in Disclosure Schedule 4.10(b), neither Independent nor any of its Subsidiaries (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is Independent) filing a consolidated tax return or (ii) has any liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract, or otherwise.

(c) Except as set forth in Disclosure Schedule 4.10(c), neither Independent nor any of its Subsidiaries is a party to, is bound by or has any obligation under any Tax sharing or Tax indemnity agreement or similar contract or arrangement for which liability is material. No closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Independent or any of its Subsidiaries for which liability is material.

(d) Neither Independent nor any of its Subsidiaries has been a party to any distribution occurring during the last two years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable.

(e) All Taxes required to be withheld, collected or deposited by or with respect to Independent and each Subsidiary have been timely withheld, collected or deposited, as the case may be, and to the extent required, have been paid to the relevant taxing authority.

(f) Neither Independent nor any of its Subsidiaries has requested, or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(g) Except as set forth in Disclosure Schedule 4.10(g), neither Independent nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, individually or in the aggregate, in connection with this Agreement in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and neither Independent nor any of its Subsidiaries has made any payments and is not a party to any agreement, and does not maintain any plan, program or arrangement, that could require it to make any payments (including any deemed payment of compensation upon the exercise of an Independent Incentive Stock Option or Independent Non-Qualified Stock Option or upon the issuance of any Independent Common Stock), that would not be fully deductible by reason of Section 162(m) of the Code.

(h) Neither Independent nor any of its Subsidiaries has filed a consent to the application of Section 341(f) of the Code.

(i) Independent is not aware of any fact or circumstance that could prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(j) For purposes of this Agreement, “Taxes” shall mean all taxes, charges, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other similar taxes, including any interest or penalties attributable thereto.

(k) For purposes of this Agreement, “Tax Return” shall mean any return, report, information return or other document (including any related or supporting information) required to be filed with any taxing authority with respect to Taxes, including, without limitation, all information returns relating to Taxes of third parties, any claims for refunds of Taxes and any amendments or supplements to any of the foregoing.

     Section 4.11. Employees; Employee Benefit Plans.

(a) Disclosure Schedule 4.11(a) sets forth a true and complete list or description of each employee benefit plan, arrangement or agreement and any amendments or modifications thereof (including, without limitation, all stock purchase, stock option, severance, employment, change-in-control, health/welfare plans, fringe benefit, bonus, incentive, deferred compensation, pension and other agreements, programs, policies and arrangements, whether or not subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) that is maintained or contributed to as of the date of this Agreement (the “Plans”) by Independent or any of its Subsidiaries or by any trade or business related thereto, whether or not incorporated (an “ERISA Affiliate”), all of which together with Independent would be deemed a “single employer” within the meaning of Section 4001 of ERISA. Neither Independent nor any of its Subsidiaries have any stock appreciation rights outstanding.

(b) Except as set forth in Disclosure Schedule 4.11(b), Independent has previously provided or made available to Greene County true and complete copies of each of the Plans and all related documents, including, but not limited to, (i) the actuarial reports for each Plan (if applicable) for each of the last two years, and (ii) the most recent determination letter from the Internal Revenue Service (if applicable) for each Plan.

(c) Except as set forth in Disclosure Schedule 4.11(c), (i) each of the Plans has been operated and administered in accordance with applicable laws, including, but not limited to, ERISA and the Code, (ii) each of the Plans intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service or will be submitted for such determination within the applicable remedial amendment period, and nothing has occurred that would be expected to result in any such Plan ceasing to be qualified, (iii) with respect to each Plan that is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan’s actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of Independent, its Subsidiaries or any ERISA Affiliate beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law, (B) death benefits or retirement benefits under any “employee pension plan,” as that term is defined in Section 3(2) of ERISA, (C) deferred compensation benefits accrued as liabilities on the books of Independent, its Subsidiaries or the ERISA Affiliates or (D) benefits the full cost of which is borne by the current or former employee (or his beneficiary), (v) no liability under Title IV of ERISA has been incurred by Independent, its Subsidiaries or any ERISA Affiliate that has not been satisfied in full (other than payment of premiums not yet due to the Pension Benefit Guaranty Corporation (the “PBGC”)), and no condition exists that would be expected to result in Independent, its Subsidiaries or any ERISA Affiliate incurring a liability thereunder, (vi) no Plan is a “multi-employer pension plan,” as such term is defined in Section 3(37) of ERISA, (vii) all contributions or other amounts payable by Independent or its Subsidiaries as of the Effective Time with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code, (viii) neither Independent, its Subsidiaries nor any ERISA Affiliate has engaged in a transaction in connection with which Independent, its Subsidiaries or any ERISA Affiliate could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code, and (ix) there are no pending, or, to the best knowledge of Independent, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.

(d) Except as set forth in Disclosure Schedule 4.11(d), no Plan exists which provides for or could result in the payment to any Independent employee of any money or other property or rights or accelerate the vesting or payment of such amounts or rights to any Independent employee as a result of the transactions contemplated by this Agreement, including the Merger, whether or not such payment or acceleration would constitute a parachute payment within the meaning of Code Section 280G. Except as set forth in Disclosure Schedule 4.11(d), since March 31, 2003, neither Independent nor any of its Subsidiaries has taken any action that would result in a payment or acceleration described in the preceding sentence.

(e) Except as set forth in Disclosure Schedule 4.11(e), (i) neither Independent nor any of its Subsidiaries is a party to or is bound by any written contract or arrangement with respect to the employment or compensation of any (A) consultants receiving in excess of $20,000 annually and (B) any employees, and (ii) except as provided under the Plans set forth in Disclosure Schedules 4.11(d) and 4.11(e) and other agreements or arrangements set forth in Disclosure Schedules 4.11(d) and 4.11(e), consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from Independent or any Subsidiary to any officer or employee thereof. No officer or employee of Independent or any Subsidiary is, or shall be, entitled to receive duplicative severance payments and benefits under both (i) an employment or severance agreement and (ii) a severance or change-in-control plan, program or other arrangement. Independent has previously delivered or made available to Greene County true and complete copies of all consulting agreements and employment and deferred compensation agreements (or forms thereof) to which Independent or any of its Subsidiaries is a party.

(f) Except as set forth in Disclosure Schedule 4.11(f), no current employee of Independent or any of its Subsidiaries received aggregate remuneration (bonus, salary and commission) in excess of $50,000 for 2002 or would be expected to receive aggregate remuneration (excluding severance or other payments which, pursuant to an agreement or arrangement set forth in Disclosure Schedule 4.11(e), are made as a result of consummation of the transactions contemplated by this Agreement, either alone or upon the occurrence of any additional acts or events) in excess of $50,000 in 2003.

     Section 4.12. Compliance With Applicable Law. Except as disclosed in Disclosure Schedule 4.12, Independent and each of its Subsidiaries hold, and have at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses, except where the failure to so obtain such licenses, franchises, permits and authorization does not, and is not expected to have, a Material Adverse Effect on Independent or any of its Subsidiaries, and have complied with and are not in violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline (including, but not limited to, the Community Reinvestment Act (the “CRA”), the Truth in Lending Act and the regulations promulgated thereunder, other consumer banking laws, the customer privacy provisions of the Gramm-Leach-Bliley Act, and the anti-money laundering provisions of the Bank Secrecy Act, as amended by the USA PATRIOT Act (as defined in Section 4.14 below)) of any Governmental Entity relating to Independent or any of its Subsidiaries, and neither Independent nor any of its Subsidiaries knows of, or has received notice of, any violations of any of the above which, individually or in the aggregate, would have or would be expected to have a Material Adverse Effect on Independent.

     Section 4.13. Certain Contracts.

(a) Except as set forth in Disclosure Schedule 4.13(a), neither Independent nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement,

(ii) which limits the freedom of Independent or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person or which requires exclusive referrals of business or requires Independent or any of its Subsidiaries to make available investment opportunities of a nature or magnitude to any person on a priority or exclusive basis, or (iii) with or to a labor union or guild (including any collective bargaining agreement). Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a), whether or not set forth in Disclosure Schedule 4.13(a), is referred to herein as an “Independent Contract,” and neither Independent nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto. Independent has made available all contracts which involved payments by Independent or any of its Subsidiaries in fiscal year 2002 of more than $50,000 or which could be expected to involve payments during fiscal year 2003 of more than $50,000, other than any such contract that is terminable at will on 60 days’ or less notice without payment of a penalty in excess of $5,000 and other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 6.02.

(b) Except as set forth in Disclosure Schedule 4.13(b), (i) each Independent Contract is valid and binding on Independent and in full force and effect and, to the best knowledge of Independent, is valid and binding on the other parties thereto, (ii) Independent and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Independent Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a default on the part of Independent or any of its Subsidiaries under any such Independent Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or default, individually or in the aggregate, would not have or be expected to have a Material Adverse Effect on Independent Contract.

     Section 4.14. Agreements With Regulatory Agencies. Except as set forth in Disclosure Schedule 4.14, neither Independent nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Disclosure Schedule 4.14, a “Regulatory Agreement”), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit policies, its management or its business, nor has Independent or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Independent is not aware of any fact or condition relating to Independent or any of its Subsidiaries (including, without limitation, noncompliance with the CRA or the USA PATRIOT Act (as defined below)) that would prevent Independent or Greene County from obtaining all governmental approvals and consents required in connection with the consummation by Independent of the Merger and the other transactions contemplated hereby. For purposes of this Agreement, “USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended, and rules and regulations promulgated thereunder.

     Section 4.15. Undisclosed Liabilities. Except (a) for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Independent for the quarter ended March 31, 2003 or (b) for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2003, neither Independent nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all the liabilities not described in clause (a) or (b), has had, or could be expected to have, a Material Adverse Effect on Independent.

     Section 4.16. Anti-Takeover Provisions. The Board of Directors of Independent has taken all necessary action so that the provisions of Section 103 of the TBCA, as amended, and any applicable provisions of the takeover laws of any other state (and any comparable provisions of Independent’s Charter and Bylaws) do not and will not apply to this Agreement, the Voting Agreement, the Merger or the transactions contemplated hereby or thereby.

     Section 4.17. Independent Information. The information relating to Independent and its Subsidiaries to be provided by Independent to Greene County for inclusion in the Proxy Statement/Prospectus, the registration statement on Form S-4 (the “S-4”) of Greene County in which the Proxy Statement/Prospectus will be included as a prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Independent will furnish to Greene County the information required to be included in the S-4 with respect to Independent’s business and affairs before the S-4 is filed with the SEC and again before any amendments to the S-4 are filed.

     Section 4.18. Title to Property.

(a) Real Property. Except as disclosed in Disclosure Schedule 4.18(a), Independent and its Subsidiaries have good, valid and marketable title to all real property owned by them free and clear of all Liens, except Liens for current taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties or otherwise impair such operations. All real property and fixtures material to the business, operations or financial condition of Independent and its Subsidiaries are in good condition and repair.

(b) Personal Property. Independent and its Subsidiaries have good, valid and marketable title to all tangible personal property owned by them on the date hereof, free and clear of all Liens except as disclosed in Disclosure Schedule 4.18(b). With respect to personal property used in the business of Independent and its Subsidiaries which is leased rather than owned, neither Independent nor any Subsidiary thereof is in default under the terms of any such lease the loss of which would be expected to have, either individually or in the aggregate, a Material Adverse Effect on Independent.

(c) Leased Property. All leases of real property and all other leases to Independent and its Subsidiaries under which Independent or a Subsidiary, as lessee, leases real or personal property are valid and binding in accordance with their respective terms; there is not under such lease any existing default by Independent or such Subsidiary or any event which with notice or lapse of time would constitute such a default; and Independent or such Subsidiary quietly enjoys the premises provided for in such lease.

     Section 4.19. Insurance. Independent and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Independent has determined to be prudent in accordance with industry practice. Independent and its Subsidiaries are in compliance with their insurance policies and are not in default under any of the terms thereof. Each such policy is outstanding and in full force and effect and, except as set forth on Disclosure Schedule 4.19 and except for policies insuring against potential liabilities of officers, directors and employees of Independent and its

Subsidiaries, Independent or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion. Neither Independent nor any of its Subsidiaries has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of Independent and its Subsidiaries is in compliance in all respects with all conditions contained therein. There are no pending claims against such insurance policies by Independent or any of its Subsidiaries as to which insurers are defending under reservation of rights or have denied liability, and there exists no claim under such insurance policies that has not been properly filed by Independent or any of its Subsidiaries.

     Section 4.20. Environmental Liability. Except as set forth in Disclosure Schedule 4.20, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could be expected to result in the imposition, on Independent or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the best knowledge of Independent, threatened against Independent or any of its Subsidiaries, which liability or obligation would have or would be expected to have a Material Adverse Effect on Independent. To the best knowledge of Independent, there is no basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would be expected to have a Material Adverse Effect on Independent. To the best knowledge of Independent, during or prior to the period of (a) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (b) its or any of its Subsidiaries’ participation in the management of any property, or (c) its or any of its Subsidiaries’ holding of a security interest or other interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property. Neither Independent nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation pursuant to or under any Environmental Law that would have or would be expected to have a Material Adverse Effect on Independent.

     Section 4.21. Opinion of Financial Advisor. Independent has received the opinion of Southard Financial dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by holders of Independent Common Stock in the Merger is fair from a financial point of view to such holders of Independent Common Stock.

     Section 4.22. Loan Matters.

(a) In all material respects, each outstanding loan and each commitment to extend credit has been solicited and originated and is administered and serviced in accordance with the relevant loan documents and Independent’s underwriting standards.

(b) Each of Independent and its Subsidiaries which is required to be so approved is approved by and is in good standing: (i) as a supervised mortgagee by the Department of Housing and Urban Development (“HUD”) to originate and service Title I and Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association (“Ginnie Mae”); (iii) by the Department of Veterans Affairs (“VA”) to originate and service VA loans; and (iv) as a seller/servicer by Fannie Mae and Freddie Mac to originate and service conventional residential and multifamily mortgage loans.

(c) Neither the terms of outstanding loans, leases, installment sales contracts and other credit transactions, nor any of the documentation evidencing such transactions, nor the manner in which such loans, leases, installment sales contracts and other credit transactions have been administered and serviced, nor Independent’s procedures and practices of approving or rejecting applications for such transactions, violates any federal, state or local law, rule, regulation or ordinance applicable thereto, including without limitation the Truth in Lending Act, Regulations O and Z of the Federal Reserve Board, the CRA, the Equal Credit Opportunity Act, each as amended, and state laws, rules and regulations relating to consumer protection, installment sales and usury except to the extent of any such violations or variations therein that do not, and are not expected to have, a Material Adverse Effect on Independent.

     Section 4.23. Labor and Employment Matters.

(a) Neither Independent nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Independent or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Independent or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute or disputes involving it or any of its Subsidiaries pending or, to Independent’s best knowledge, threatened, nor is Independent aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(b) Neither Independent nor any of its Subsidiaries has taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Workers Adjustment and Retraining Notification Act or would otherwise trigger notice requirements or liability under any state or local plant closing notice law. No agreement, arbitration or court decision or governmental order in any way limits or restricts Independent, any of its Subsidiaries or Greene County from relocating or closing any of the operations of Independent or any of its Subsidiaries.

(c) Neither Independent nor any of its Subsidiaries has failed in any respect to pay when due any wages (including overtime wages), bonuses, commissions, benefits, taxes, penalties or assessments or other monies, owed to, or arising out of the employment of or any relationship or arrangement with, any officer, director, employee, sales representative, contractor, consultant or other agent. Independent and its Subsidiaries are in compliance with all applicable laws, rules, regulations and ordinances relating to employment and the payment of wages and benefits. There are no, and Independent has no reason to believe there would be any, citations, investigations, administrative proceedings or formal complaints of violations of any federal or state wage and hour laws pending, or, to the best knowledge of Independent, threatened before the Department of Labor or any federal, state or administrative agency or court against or involving Independent or any of its Subsidiaries.

(d) To the best knowledge of Independent, Independent and each of its Subsidiaries are in compliance with all immigration laws relating to employment and have properly completed and maintained all applicable forms (including but not limited to I-9 forms) and, to the best knowledge of Independent, there are no citations, investigations, administrative proceedings or formal complaints of violations of the immigration laws pending or threatened before the Immigration and Naturalization Service or any federal, state or administrative agency or court against or involving Independent or any of its Subsidiaries.

(e) There are no investigations, administrative proceedings, charges or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability, handicap or veteran status) pending or, to the best knowledge of Independent, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving Independent or any of its Subsidiaries. No discrimination, sexual harassment, retaliation and/or wrongful or tortious conduct claim is pending or, to the knowledge of Independent, threatened against Independent or any of its Subsidiaries under the 1866, 1877, 1964 or 1991 Civil Rights Acts, the Equal Pay Act, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act, ERISA, or any other federal law relating to employment or any comparable state or local fair employment practices act regulating discrimination in the workplace, and no wrongful discharge, libel, slander, invasion of privacy or other claim (including but not limited to violations of the Fair Credit Reporting Act, as amended, and any applicable whistleblower statutes) under any state or federal law is pending or, to the best knowledge of Independent, threatened against Independent or any of its Subsidiaries.

(f) If Independent or any of its Subsidiaries is a federal, state or local contractor obligated to develop and maintain an affirmative action plan, no discrimination claim, show-cause notice, conciliation proceeding, sanctions or debarment proceedings is pending or, to the best knowledge of Independent, has been threatened against Independent or any of its Subsidiaries with the Office of Federal Contract Compliance Programs or any other federal agency or any comparable state or local agency or court and no desk audit or on-site review is in progress.

(g) There are no citations, investigations, administrative proceedings or formal complaints of violations of local, state or federal occupational safety and health laws, rules, regulations and ordinances pending or, to the best knowledge of Independent, threatened before the Occupational Safety and Health Review Commission or any federal, state or local agency or court against or involving Independent or any of its Subsidiaries.

(h) No workers’ compensation or retaliation claim is pending against Independent or any of its Subsidiaries, and each of Independent and its Subsidiaries maintains adequate insurance with respect to workers’ compensation claims pursuant to insurance policies that are currently in force, or has accrued an adequate liability for such obligations, including, without limitation, adequate accruals with respect to accrued but unreported claims and retroactive insurance premiums.

     Section 4.24. CRA Agreements. Except as disclosed in Disclosure Schedule 4.24, neither Independent nor any of its Subsidiaries is a party to any “agreement” (as such term is defined in 12 U.S.C. Section 1831y(e)(1)), whether entered into before or after the enactment date of the Gramm-Leach-Bliley Act.

     Section 4.25. Community Reinvestment Compliance. First Independent Bank and Rutherford Bank and Trust are in compliance in all material respects with all applicable provisions of the CRA and each has received a CRA rating of “Satisfactory” in its most recent exam under the CRA. Independent has no knowledge of the existence of any fact or circumstance or set of facts or circumstances which could be expected to result in either First Independent Bank or Rutherford Bank and Trust failing to be in compliance with such provisions or having their respective current rating lowered.

     Section 4.26. Certain Business Practices. Neither Independent nor any of its Subsidiaries, and no director, officer, agent or employee of Independent or any of its Subsidiaries, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (c) made any other unlawful payment.

     Section 4.27. Intellectual Property.

(a) Independent has disclosed in Disclosure Schedule 4.27 the Intellectual Property (as defined below) owned by Independent or any of its Subsidiaries, including a complete and accurate list of all U.S. and foreign (i) trademark or service mark registrations and applications, (ii) copyright registrations and applications, and (iii) Internet domain names. Neither Independent nor any of its Subsidiaries owns any patents or patent applications. Independent or one of its Subsidiaries owns or has the valid right to use, in each case free and clear of all Liens, all applications, trademarks, service marks, trademark or service mark registrations and applications, trade names, logos, designs, Internet domain names, slogans and general intangibles of like nature, together with all goodwill related to the foregoing, copyrights, copyright registrations, renewals and applications, Software (as defined below), technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models and methodologies, licenses, agreements and all other proprietary rights (collectively, the “Intellectual Property”), used in the business of Independent and its Subsidiaries as it currently is conducted. For purposes of this Agreement “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (D) the technology supporting and content contained on any owned or operated Internet site(s), and (E) all documentation, including user manuals and training materials, relating to any of the foregoing. The ownership or right to use such Intellectual Property or Software of Independent or its Subsidiaries (i) has not been challenged in any prior litigation, (ii) is not being challenged in any pending litigation, and (iii) to the best knowledge of Independent, is not the subject of any threatened or proposed litigation. The consummation of the transactions contemplated hereby will not result in the loss or impairment of any such Intellectual Property or Software of Independent or any of its Subsidiaries.

(b) The conduct of the business of Independent and its Subsidiaries as currently conducted or planned by Independent to be conducted does not, in any respect, infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe), dilute, misappropriate or otherwise violate any Intellectual Property owned and controlled by any third party.

(c) To the best knowledge of Independent, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by or licensed to or by Independent or its Subsidiaries and no such claims have been made against a third party by Independent or its Subsidiaries.

(d) Each item of Software, which is used by Independent or its Subsidiaries in connection with the operation of its businesses as currently conducted, is either (i) owned by Independent or its Subsidiaries, (ii) currently in the public domain or otherwise available to Independent without the need of a license, lease or consent of any third party, or (iii) used under rights granted to Independent or its Subsidiaries pursuant to a written agreement, license or lease from a third party.

     Section 4.28. Repurchase Agreements; Derivatives.

(a) With respect to all Independent Contracts currently outstanding pursuant to which Independent or any of its Subsidiaries has purchased securities subject to an agreement to resell, Independent or such Subsidiary has a valid, perfected first lien or security interest in the securities or other collateral securing such Independent Contract, and the value of such collateral equals or exceeds the amount of the debt secured thereby. With respect to all Independent Contracts currently outstanding pursuant to which Independent or any of its Subsidiaries has sold securities subject to an Independent Contract to repurchase, neither Independent nor any of its Subsidiaries has pledged collateral in excess of the amount of the debt secured thereby. Neither Independent nor any of its Subsidiaries has pledged collateral in excess of the amount required under any interest rate swap or other similar Independent Contract currently outstanding, except as disclosed in Disclosure Schedule 4.28(a).

(b) Neither Independent nor any of its Subsidiaries is a party to or has agreed to enter into an exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial contract, or any other interest rate or foreign currency protection contract not included on its balance sheets in the most recent financial statements, which is a financial derivative contract (including various combinations thereof), except for options and forwards entered into in the ordinary course of its mortgage lending business consistent with past practice and current policy (the “Derivative Transactions”). Independent has delivered to Greene County complete and accurate copies of all documents relating to the Derivative Transactions. Each of Independent and its Subsidiaries has full power and authority to hold its rights in each Derivative Transaction, and has good and valid title to such rights free and clear of all Liens. At the Effective Time, Greene County and its Subsidiaries will have the rights of Independent and its Subsidiaries with respect to the Derivative Transactions in accordance with the terms and conditions thereof. Each such Derivative Transaction was originated and has been administered in conformity with all applicable laws, rules, regulations and ordinances; and its remaining payment terms as shown on the books and records of Independent and its Subsidiaries are true and correct as of the last day shown thereon. Each of Independent and its Subsidiaries has complied with all of its obligations under the Derivative Transactions and the documents relating thereto and each Derivative Transaction is a valid and legally binding obligation of Independent and its Subsidiaries, enforceable in accordance with its terms. Each Derivative Transaction, to the extent secured, is secured by a valid and enforceable Lien in the collateral therefor.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF GREENE COUNTY

     Greene County hereby represents and warrants to Independent as follows:

     Section 5.01. Corporate Organization.

(a) Greene County is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee. Greene County has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have or reasonably be expected to have a Material Adverse Effect on Greene County. Greene County is duly registered as a bank holding company under the

Bank Holding Company Act. The copies of the Amended and Restated Charter and Amended and Restated Bylaws of Greene County which have previously been made available to Independent are true, complete and correct copies of such documents as in effect as of the date of this Agreement. Greene County Bank is a state chartered bank and wholly-owned subsidiary of Greene County, and its deposits are insured by the FDIC to the fullest extent permitted by law.

(b) Each Subsidiary of Greene County (i) is duly organized and validly existing as a state chartered bank, corporation or partnership under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be so qualified would have or would be expected to have, either individually or in the aggregate, a Material Adverse Effect on Greene County and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.

     Section 5.02. Capitalization. The authorized capital stock of Greene County consists of 15,000,000 shares of Greene County Common Stock, $2.00 par value per share. As of the close of business on March 31, 2003, there were 6,820,540 shares of Greene County Common Stock outstanding. As of the close of business on March 31, 2003, except for 489,340 shares of Greene County Common Stock reserved for issuance in connection with the Greene County Stock Option Plan, no shares of Greene County Common Stock were reserved for issuance. All of the issued and outstanding shares of Greene County Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, except (a) as set forth in Disclosure Schedule 5.02 and (b) as set forth elsewhere in this Section 5.02, Greene County does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Greene County Common Stock or any other equity securities of Greene County or any securities representing the right to purchase or otherwise receive any shares of Greene County Common Stock. The shares of Greene County Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued, and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

     Section 5.03. Authority; No Violation.

(a) Greene County has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the issuance of Greene County Common Stock hereunder) have been duly and validly approved by the Board of Directors of Greene County, and no other corporate proceedings on the part of Greene County are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Greene County, and (assuming due authorization, execution and delivery by Independent) each constitutes a valid and binding obligation of Greene County, enforceable against Greene County in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies generally.

(b) Except as set forth in Disclosure Schedule 5.03(b), neither the execution and delivery of this Agreement by Greene County nor the consummation by Greene County of the transactions contemplated hereby nor compliance by Greene County with any of the terms or provisions hereof will (i) violate any provision of the Amended and Restated Charter or Amended and Restated Bylaws of Greene County or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 5.04 are duly obtained, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Greene County or any of its Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Greene County or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Greene County or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches, defaults or other events which either individually or in the aggregate will not have and would not reasonably be expected to have a Material Adverse Effect on Greene County.

     Section 5.04. Consents and Approvals. Except for (i) approval by the Federal Reserve Board, FDIC and Tennessee Department of Financial Institutions, (ii) approval of the listing of Greene County Common Stock to be issued in the Merger on Nasdaq, (iii) the filing with the SEC of the Proxy Statement/Prospectus and any filings or approvals under applicable state securities laws, (iv) the filing and declaration of effectiveness of the S-4 by the SEC, (iv) the filing of the Articles of Merger with the Tennessee Secretary, (v) the adoption of this Agreement by the requisite vote of Independent’s shareholders, (vi) the consents and approvals set forth in Disclosure Schedule 5.04, and (vii) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained will not have and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Greene County, no consents or approvals of, or filings and registrations with, any Governmental Entity or any third party are required in connection with (A) the execution and delivery by Greene County of this Agreement and (B) the consummation by Greene County of the Merger and the other transactions contemplated hereby.

     Section 5.05. Reports. Greene County and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2003 with any Governmental Entities and have paid all fees and assessments due and payable in connection therewith. Except as set forth in Disclosure Schedule 5.05 and except for normal examinations conducted by a Governmental Entity in the regular course of the business of Greene County and its Subsidiaries, no Governmental Entity has initiated any proceeding or, to the knowledge of Greene County, investigation into the business or operations of Greene County or any of its Subsidiaries since January 1, 2003. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or statement relating to any examinations of Greene County or any of its Subsidiaries.

     Section 5.06. Financial Statements. Greene County has previously made available to Independent copies of (a) the consolidated balance sheets of Greene County and its Subsidiaries as of December 31, 2001 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years ending December 31, 2000 through 2002, inclusive, as reported in Greene County’s Annual Report on Form 10-K for the year ended December 31, 2002 filed with the SEC under the Exchange Act, accompanied by the audit report of Crowe Chizek and Company LLC, independent public accountants with respect to Greene County, and (b) the unaudited consolidated balance sheets of Greene County and its Subsidiaries as of March 31, 2003, and December 31, 2002, and the related unaudited consolidated statements of income, cash flows and changes in shareholders’ equity for the three-month periods then ended, as reported in Greene County’s Quarterly Report on Form 10-Q for the period ended March 31, 2003 filed with the SEC under the Exchange Act. Each of the financial statements referred to in this Section 5.06 (including the related notes, where applicable) fairly presents, and the financial statements referred to in Section 7.10 hereof (including the related notes, where applicable) will fairly present when filed with the SEC (subject, in the case of the unaudited statements, to normal recurring adjustments, none of which are expected to be material in nature and amount), the results of the consolidated operations and changes in shareholders’ equity and consolidated financial position of Greene County and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth. Each of such financial statements (including the related notes, where applicable) complies, and the financial statements referred to in Section 7.10 hereof (including the related notes, where applicable) will comply when filed with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such financial statements (including the related notes, where applicable) has been, and the financial statements referred to in Section 7.10 (including the related notes, where applicable) will be, prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. The books and records of Greene County and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

     Section 5.07. Broker’s Fees. Except as set forth in Disclosure Schedule 5.07, neither Greene County nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement.

     Section 5.08. Absence of Certain Changes or Events. Except as publicly disclosed in Greene County Reports (as defined in Section 5.10) filed prior to the date hereof or as set forth in Disclosure Schedule 5.08, since December 31, 2002, no event has occurred which has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Greene County.

     Section 5.09. Legal Proceedings.

(a) Neither Greene County nor any of its Subsidiaries is a party to any, and there are no pending or, to the best of Greene County’s knowledge, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Greene County or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Greene County.

(b) There is no injunction, order, judgment, decree or regulatory restriction imposed upon Greene County, any of its Subsidiaries or the assets of Greene County or any of its Subsidiaries which has had, or would reasonably be expected to have, a Material Adverse Effect on Greene County.

     Section 5.10. SEC Reports. Greene County has previously made available to Independent an accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2001 by Greene County with the SEC pursuant to the Securities Act (as hereinafter defined) or the Exchange Act (the “Greene County Reports”), and no such registration statement, prospectus, report, schedule or proxy statement contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Greene County and its Subsidiaries have timely filed all Greene County Reports and other documents required to be filed by them under the Securities Act and the Exchange Act, and, as of their respective dates, all Greene County Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

     Section 5.11. Compliance With Applicable Law. Except as disclosed in Disclosure Schedule 5.11, Greene County and each of its Subsidiaries hold, and have at all times held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any material respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Greene County or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default would not, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect on Greene County, and neither Greene County nor any of its Subsidiaries knows of, or has received notice of, any material violations of any of the above which, individually or in the aggregate, would have or reasonably be expected to have a Material Adverse Effect on Greene County.

     Section 5.12. Agreements With Regulatory Agencies. Except as set forth in Disclosure Schedule 5.12, neither Greene County nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has adopted any board resolutions at the request of (each, whether or not set forth in Disclosure Schedule 5.12, a “Greene County Regulatory Agreement”), any Governmental Entity that restricts the conduct of its business or relates to its capital adequacy, its credit policies, its management or its business, nor has Greene County or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement. Greene County is not aware of any fact or circumstance which is reasonably likely to prevent it or Independent from obtaining the governmental approvals and consents required in connection with the consummation by Greene County of the Merger and the other transactions contemplated hereby.

     Section 5.13. Undisclosed Liabilities. Except for those liabilities that are fully reflected or reserved against on the consolidated balance sheet of Greene County included in the Greene County Form 10-Q for the quarter ended March 31, 2003 or for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2003, neither Greene County nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would reasonably be expected to have, a Material Adverse Effect on Greene County.

     Section 5.14. Greene County Information. The information relating to Greene County and its Subsidiaries to be provided by Greene County to be contained in the Proxy Statement/Prospectus, the S-4, any filing pursuant to Rule 165 or Rule 425 under the Securities Act of 1933, as amended (the “Securities Act”) or Rule 14a-12 under the Exchange Act or in any other document filed with any other Governmental Entity in connection herewith will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate only to Independent or any of its Subsidiaries) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 6.01. Conduct of Business Prior to the Effective Time. Except as expressly contemplated or permitted by this Agreement or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Independent shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice, (b) use best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its officers and key employees and (c) take no action which would be expected to adversely affect or delay its ability to obtain any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or to consummate the transactions contemplated hereby.

     Section 6.02. Independent Forbearances. Except as set forth in Disclosure Schedule 6.02, as expressly contemplated or permitted by this Agreement or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Independent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Greene County:

(a) adjust, split, combine or reclassify any capital stock; set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock or grant any stock appreciation rights or grant any individual, corporation, joint venture or other entity any right to acquire any shares of its capital stock, other than (i) subject to Section 6.04, regular quarterly cash dividends on Independent Common Stock equal to the rate declared and paid during the current fiscal quarter with record and payment dates consistent with past practice; provided, however, that no dividend shall be paid by Independent on Independent Common Stock if Independent shall be required to borrow to do so or such dividend would violate Section 16-401 of the TBCA; and (ii) dividends paid by any of the Subsidiaries of Independent so long as such dividends are only paid to Independent or any of its other wholly owned Subsidiaries, provided that no such dividend shall cause Rutherford Bank and Trust or First Independent Bank to cease to qualify as a “well capitalized” institution under 12 C.F.R. 325; or issue or commit to issue any additional shares of capital stock (except pursuant to the exercise of stock options or warrants outstanding as of the date hereof) or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any additional shares of capital stock;

(b) sell, transfer, mortgage, encumber or otherwise dispose of any of its assets or properties to any individual, corporation or other entity (other than a direct wholly owned Subsidiary) by merger, consolidation, asset sale or other business combination or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case that is material to Independent, except (i) in the ordinary course of business consistent with past practice or (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Disclosure Schedule 6.02;

(c) make any acquisition or investment, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary or agent capacity or pursuant to written contracts or agreements entered into prior to the date hereof (true and correct copies of which have been delivered to Greene County prior to the date of this Agreement)), by merger, consolidation, asset purchase or other business combination, or by contributions to capital, or make any property transfers or purchases of any property or assets, in or from any other individual, corporation, joint venture or other entity other than a wholly owned Subsidiary of Independent, except as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set out in Disclosure Schedule 6.02;

(d) with respect to any transaction as to which Independent or any of its Subsidiaries is a party (but, as to any Loan, only if Independent or any Subsidiary is a borrower) enter into, renew, extend or terminate any Loan, lease, contract or other agreement, other than Loans made in the ordinary course of business and in accordance with paragraph (i) below and other than federal funds purchased, that calls for aggregate annual payments of $250,000 and which either (i) is not terminable at will on 60 days’ or less notice without payment of a penalty in excess of $100,000 or (ii) has a term of less than one year; or make any change in any of its leases, contracts or other agreements, other than renewals for a term of one year or less without material adverse changes to the terms thereof;

(e) other than general salary increases consistent with past practices for employees (other than officers above the level of Vice President) or as required by contractual commitments outstanding on the date hereof, (i) increase in any respect the compensation or fringe benefits of any of its employees, (ii) pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, (iii) become a party to, amend (other than amendments required by law or by Greene County as set forth in Section 7.07) or commit itself (orally or in writing) to any compensation (other than any retention plan approved in writing by Greene County), pension, retirement, profit-sharing, severance, change-in-control or welfare benefit plan or agreement or employment agreement with or for the benefit of any employee, (iv) hire any new executive officers, or (v) except as required pursuant to Section 2.09(c) accelerate the vesting of any stock options or other stock-based compensation;

(f) authorize or permit its officers, directors, employees, agents, advisors and affiliates (collectively, “Representatives”) to (i) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to any Acquisition Proposal or (ii) engage in any negotiations concerning, or provide any nonpublic information to or have any discussions with any person relating to, any Acquisition Proposal; provided that, in the event Independent receives an unsolicited bona fide Acquisition Proposal and Independent’s board of directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, Independent may, and may permit its Subsidiaries and its and their Representatives to, take any action described in clause (ii) above to the extent that the board of directors of Independent concludes in good faith (based on the advice of its outside counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Independent shall have entered into a confidentiality agreement with such third party on terms no less favorable to Independent than Section 7.02(b) below. Independent will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Greene County with respect to any Acquisition Proposal and will use its best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Independent will promptly (within one Business Day) advise Greene County following receipt of any Acquisition Proposal of the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Greene County apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis. As used in this Agreement, “Acquisition Proposal” shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving Independent or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, Independent or any of its Subsidiaries, other than the transactions contemplated by this Agreement. As used in this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the board of directors of Independent concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (A) after receiving the advice of its financial advisors (who shall be Southard Financial, an independent valuation firm, or an independent investment banking firm), (B) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (C) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal,” the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Acquisition Proposal shall only refer to a transaction involving Independent and not its Subsidiaries;

(g) other than in accordance with contracts entered into prior to the date of this Agreement which were disclosed to Greene County prior to the date hereof or otherwise in accordance with this Agreement, make (i) any capital expenditures relating to technology initiatives (including Internet web sites) or (ii) any other capital expenditures in excess of (A) $50,000 per project or related series of projects or (B) $100,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair;

(h) expand its banking business in any material respect or, except in the ordinary course of business, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office or loan production or servicing facility (provided that Independent shall not open any new branch office or loan production or servicing facility in any state in which it does not have such operations at the date of this Agreement);

(i) except for loans or commitments for loans that have previously been approved by Independent prior to the date of this Agreement, (i) make or acquire any loan or issue a commitment for any loan other than loans made or acquired in the ordinary course of business consistent with past practice which have (A) in the case of commercial and commercial real estate loans, a principal balance not in excess of $1,000,000 which involves aggregate borrowings by the applicable borrower not in excess of $1,500,000, or (B) in the case of loans for the purchase of single-family residences, a principal balance not in excess of $1,000,000 unless, in each such case, Independent promptly provides to Greene County copies of the approvals for such loans; provided that Greene County may in its judgment determine to require that it consent in advance to loans of the types referred to in clause (A) or (B) and in such event Greene County and Independent will work in a cooperative manner to establish procedures by which such consent will be provided in order to ensure that this consent process does not materially interfere with the continued operations of Independent in the ordinary course of business consistent with past practice; (ii) take any action that would result in any discretionary releases of collateral or guarantees or otherwise restructure any loan or commitment for any loan with a principal balance in excess of the respective amounts set forth in clause (i) above; or (iii) agree to guarantee the obligations of any person other than any wholly owned Subsidiary of Independent;

(j) settle any claim, action or proceeding involving monetary damages, except in the ordinary course of business consistent with past practice, or agree or consent to the issuance of any injunction, decree, order, agreement or judgment restricting its business or operations;

(k) amend its charter, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange or reorganization with any person or a letter of intent or agreement in principle with respect thereto;

(l) change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported;

(m) make any changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans, (ii) hedging its loan positions or commitments, or (iii) without prior notice to Greene County, pricing of its other products and services;

(n) take any action that is intended or may be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Section 8.01 or 8.02 not being satisfied or in a violation of any provision of this agreement, except, in every case, as may be required by applicable law;

(o) make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under law, rule, regulation or GAAP, in each case as concurred in by Independent’s independent public accountants;

(p) enter into any commercial loan securitizations or create any special purpose funding entity;

(q) enter into any agreement or amend or terminate any agreement between Independent or any of its Subsidiaries, other than agreements entered into by Independent and its Subsidiaries with customers in the ordinary course of its banking business;

(r) introduce any new products or services, any new marketing campaigns not in the ordinary course of business or any new sales compensation or incentive programs or arrangements, in each case without prior notice to Greene County;

(s) make or change any Tax election, settle or compromise any Tax liability of Independent or any of its Subsidiaries, agree to an extension of the statute of limitations with respect to the assessment or determination of Taxes of Independent or any of its Subsidiaries, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund;

(t) intentionally take any action or fail to take any action which would be expected to adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement; or

(u) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.02.

     Section 6.03. No Fundamental Greene County Changes. Except as expressly contemplated or permitted by this Agreement, or as required by applicable law, rule or regulation, during the period from the date of this Agreement to the Effective Time, Greene County shall not, without the prior written consent of Independent (which consent shall not be unreasonably withheld), (a) amend its charter or bylaws in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Independent Capital Stock, (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Section 8.01 or 8.03 not being satisfied or in a material violation of any provision of this Agreement, (c) intentionally take any action or fail to take any action which would reasonably be expected to materially and adversely impair or delay consummation of the transactions contemplated hereby beyond the time period contemplated by this Agreement or (d) agree to, or make any commitment to, take any of the actions prohibited by this Section 6.03.

     Section 6.04. Dividends. Until the Effective Time, Independent and Greene County shall coordinate the declaration and payment of any dividends in respect of Independent Common Stock and Greene County Common Stock and the record dates and the payment dates relating thereto, it being the intention of Independent and Greene County that holders of Independent Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Independent Common Stock and/or any shares of Greene County Common Stock that any such holder receives in exchange therefor pursuant to the Merger. If the Effective Time occurs after the record date for any dividend paid by Greene County in the fourth quarter of 2003, Independent shall be permitted to pay a dividend prior to the Effective Time equal to the amount that would have been paid on the Independent Common Stock had the Independent Common Stock been converted to Greene County Common Stock prior to said record date for any Greene County dividend or dividends to be paid in the fourth quarter of 2003.

ARTICLE VII

ADDITIONAL AGREEMENTS

     Section 7.01. Regulatory Matters.

(a) As promptly as practicable after the date hereof, Greene County shall prepare and file the S-4 with the SEC. Independent will furnish to Greene County the information required to be included in the S-4 with respect to its business and affairs before it is filed with the SEC and again before any amendments are filed, and shall have the right to reasonably review and reasonably consult with Greene County on the form of, and any characterizations of such information included in, the S-4 prior to the filing with the SEC. Such S-4, at the time it becomes effective and on the Effective Time, shall in all material respects conform to the requirements of the Securities Act and the applicable rules and regulations of the SEC. The S-4 shall include the form of Proxy Statement/Prospectus. Greene County and Independent shall use all reasonable efforts to cause the Proxy Statement/Prospectus to be approved by the SEC for mailing to the Independent stockholders, and such Proxy Statement/Prospectus shall, on the date of mailing, conform in all material respects to the requirements of the applicable federal securities laws and the applicable rules and regulations of the SEC thereunder. Independent shall cause the Proxy Statement/Prospectus to be mailed to stockholders in accordance with all applicable notice requirements under the applicable federal securities laws, the TBCA and other applicable rules and regulations of the Nasdaq.

(b) Independent acknowledges that Greene County may cause the merger (the “Second Merger”) of Rutherford Bank and Trust and/or First Independent Bank with and into one of Greene County’s wholly owned depository institution Subsidiaries to be selected by Greene County.

(c) Subject to the other provisions of this Agreement, the parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Second Merger) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.

(d) Greene County and Independent shall, upon request, furnish each other with all information concerning themselves and their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of Greene County, Independent or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(e) Greene County and Independent shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 8.01(c) below) will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.

(f) If any of Greene County’s applications for regulatory approval are not approved, and such non-approval is stated in writing by the non-approving regulatory authority to be solely because of the condition of Greene County, then Greene County will pay an amount equal to $250,000 to Independent on the second Business Day following the receipt of notification that the application has not been approved. Greene County and Independent agree that the agreement contained in this subsection is an integral part of the transactions contemplated by this Agreement, that, without such agreement Independent would not have entered into this Agreement, and that such amounts do not constitute a penalty. If Greene County fails to pay Independent the amounts due under this subsection within the time periods specified herein, Greene County shall pay the costs and expenses (including legal fees and expenses) incurred by Independent in connection with any action in which Independent prevails, including the filing of any lawsuit or the initiation of arbitration proceeding, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment due.

     Section 7.02. Access to Information.

(a) Upon notice and subject to applicable laws relating to the exchange of information, Independent and Greene County shall each, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of either Greene County or Independent, as the case may be, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and to its officers, employees, accountants, counsel and other representatives, in each case in a manner not unreasonably disruptive to the operation of the business of the parties hereto and their Subsidiaries, and, during such period, the parties hereto shall, and shall cause their Subsidiaries to, make available to either Greene County or Independent, as the case may be, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking, mortgage lending, real estate or consumer finance or protection laws (other than reports or documents which Independent is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Neither of the parties hereto nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or in the ordinary course of business consistent with past practice. The parties hereto will make appropriate and reasonable substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Prior to consummation of the Merger, the parties hereto will provide one another with information which may be deemed by the party providing the information to be confidential. Each party hereto agrees that it will hold confidential and protect all information provided to it by the other party hereto or such party’s affiliates, except that the obligations contained in this Section 7.02(b) shall not in any way restrict the rights of any party or person to use information that: (a) was known to such party prior to the disclosure by the other party; (b) is or becomes generally available to the public other than by breach of this Agreement; (c) is provided by one party for disclosure concerning such party in the S-4; or (d) otherwise becomes lawfully available to a party to this Agreement on a non-confidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement. If this Agreement is terminated prior to the Closing, each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement. The provisions of this Section 7.02(b) shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 7.02(b), the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 7.02(b).

(c) Notwithstanding anything herein or any other agreement between the parties to the contrary, any party to this Agreement (and any employee, representative or other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that no party nor any employee, representative or other agent of such party shall disclose any information relating to such tax treatment or tax structure to the extent nondisclosure is necessary in order to comply with applicable securities laws.

(d) No investigation by either of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

     Section 7.03. Shareholder Approval.

(a) Independent shall duly take all lawful action to call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable following the date upon which the Form S-4 becomes effective (the “Independent Shareholders Meeting”) for the purpose of obtaining the required vote of the holders of Independent Common Stock with respect to the transactions contemplated by this Agreement and, subject to Section 7.03(b), shall take all lawful action to solicit the adoption of this Agreement by such shareholders. The Board of Directors of Independent shall recommend adoption of this Agreement by the shareholders of Independent and shall not (i) withdraw, modify or qualify in any manner adverse to Greene County such recommendation or (ii) take any other action or make any other public statement in connection with the Independent Shareholders Meeting inconsistent with such recommendation (collectively, a “Change in Independent Recommendation”), except as and to the extent expressly permitted by Section 7.03(b). Notwithstanding any Change in Independent Recommendation, this Agreement shall be submitted to the shareholders of Independent at the Independent Shareholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve Independent of such obligation. In addition to the foregoing, Independent shall not submit to the vote of its shareholders any Acquisition Proposal other than the Merger.

(b) Notwithstanding the foregoing, Independent and its Board of Directors shall be permitted to effect a Change in Independent Recommendation, if and only to the extent that (i) Independent’s Board of Directors, based on the advice of its outside counsel, determines in good faith that failure to take such action would result in a violation of its fiduciary duties under applicable law, and (ii) if the Board of Directors of Independent intends to effect a Change in Independent Recommendation following an Acquisition Proposal, prior to effecting such Change in Independent Recommendation, (A) Independent shall have complied in all respects with Section 6.02(f), (B) the Board of Directors of Independent shall have concluded in good faith that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Greene County pursuant to clause (D) below, (C) Independent shall notify Greene County, at least five Business Days in advance, of its intention to effect a Change in Independent Recommendation in response to such Superior Proposal, specifying the material terms and conditions of any such Superior Proposal and furnishing to Greene County a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, and (D) prior to effecting such a Change in Independent Recommendation, Independent shall, and shall cause its financial and legal advisors to, during the period following Independent’s delivery of the notice referred to in clause (C) above, negotiate with Greene County in good faith (to the extent Greene County desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

     Section 7.04. Legal Conditions to Merger.

(a) Subject to the terms and conditions of this Agreement, each of Greene County and Independent shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Section 8 hereof, to consummate the transactions contemplated by this Agreement and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by Independent or Greene County or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely to result in a condition or restriction having an effect of the type referred to in Section 8.02(c).

(b) Subject to the terms and conditions of this Agreement, each of Greene County and Independent agrees to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby, including, without limitation, using reasonable best efforts to (i) modify or amend any contracts, plans or arrangements to which Greene County or Independent is a party (to the extent permitted by the terms thereof) if necessary in order to satisfy the conditions to closing set forth in Article VIII hereof, (ii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (iii) defend any litigation seeking to enjoin, prevent or delay the consummation of the transactions contemplated hereby or seeking material damages.

     Section 7.05. Affiliates. Independent shall use its best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Independent to deliver to Greene County, as soon as practicable after the date of this Agreement, and in any event prior to the date of the shareholders meeting called by Independent pursuant to Section 7.03 hereof, a written agreement, in the form and substance satisfactory to Greene County, relating to required transfer restrictions on the Greene County Common Stock received by them in the Merger pursuant to Rule 145.

     Section 7.06. Nasdaq Listing. Greene County shall use its best efforts to cause the shares of Greene County Common Stock to be issued in the Merger to be approved for listing on the Nasdaq, subject to official notice of issuance, as of the Effective Time.

     Section 7.07. Employees; Employee Benefit Plans.

(a) The benefits to be provided to employees of Independent and its Subsidiaries as of the Effective Time (“Covered Employees”) shall be the benefits provided to similarly situated employees of Greene County, which shall be so provided as soon as practicable after the Effective Time, but in no event later than the date the Covered Employees are placed on the same payroll service as such employees of Greene County; provided, however, that until such time that the Covered Employees are placed on the same payroll service as such employees of Greene County, Greene County shall, or shall cause its Subsidiaries to, provide benefits no less favorable, in the aggregate, than the benefits provided to similarly situated employees under Greene County’s plans, programs and arrangements. Except as provided to the contrary in this Agreement, Greene County shall, from and after the Effective Time, (i) comply with the contractual commitments of Independent to its current and former employees in accordance with their terms and honor all employee benefit obligations to current and former employees of Independent and its Subsidiaries under the applicable contractual commitment, (ii) provide Covered Employees credit for the most recent period of uninterrupted service (including any bridging or prior service credit, without regard to whether there has been an interruption in service, solely to the extent provided by Independent and its Subsidiaries as of the date hereof) with Independent or any of its Subsidiaries (and their predecessors) prior to the Effective Time for all purposes under employee benefit plans of Greene County or its Subsidiaries (including for purposes of benefit accrual), (iii) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under comparable Plans) and eligibility waiting periods under group health plans of Greene County to be waived with respect to Covered Employees (and their eligible dependents) who become participants in such group health plans and (iv) use reasonable efforts to give credit for or otherwise take into account the out-of-pocket expenses and annual expense limitations paid by each Covered Employee under the comparable Plans for the year in which the Effective Time occurs; provided, however, that no credits for service as described in clause (ii) above shall be permitted if to do so would result in duplication of benefits under such plans. From and after the Effective Time, Greene County shall honor all vacation and paid time off of the Covered Employees accrued as of the Effective Time, in accordance with the Independent policy as in effect on the date hereof. Except as otherwise prohibited under this Section 7.07, nothing in this Section 7.07 shall be interpreted as preventing Greene County or its Subsidiaries from amending, modifying or terminating any Plans or other contracts, arrangements, commitments or understandings, in a manner consistent with their terms and applicable law.

(b) Subject to applicable law and the amendment provisions of any defined contribution plans maintained by Independent or its Subsidiaries (the “401(k) Plans”), Independent agrees to amend the 401(k) Plans prior to the Effective Time so that new participant loans are no longer available as of the Effective Time.

(c) With respect to the severance pay, as soon as practicable after the date hereof but in any event prior to the Effective Time, Independent shall, or shall cause its Subsidiaries to, amend such plans to provide that the payments to be made to any participants therein shall only be made in a lump sum cash amount, and in no event shall Independent provide the participants the right to elect to receive such payments in the form of an annuity. In addition, as soon as practicable after the date hereof but in any event prior to the Effective Time, Independent shall, or shall cause its Subsidiaries to, use best efforts to cause Covered Employees who are parties to employment, change-in-control or severance agreements (which have been previously disclosed to Greene County on Disclosure Schedule 4.11(a)) to agree to receive any severance or other related payments thereunder, which would otherwise be paid in the form of an annuity, in a lump sum payment within 30 days after the date such payments would otherwise commence (or, if such payments have already commenced, after the date of such amendment); provided, however, that all such Covered Employees shall continue to be entitled to all other rights and benefits to which they are previously entitled under any such agreements, which shall remain in full force and effect, as modified to take into account solely the provisions described herein; and provided, further, however, that in no event shall any such amendments be made to those agreements pursuant to which any Covered Employee is entitled to receive an amount payable either (i) in respect of a covenant not to solicit or (ii) expressly not in respect of any severance obligation.

     Section 7.08. Directors’ and Officers’ Insurance; Indemnification.

(a) From and after the Effective Time, Greene County agrees to indemnify and hold harmless each person serving as an officer or director of Independent and each Subsidiary of Independent immediately prior to the Effective Time from and against all damages, liabilities, judgments and claims (and related expenses, including reasonable attorney’s fees and amounts paid in settlement) based upon or arising from his or her capacity as an officer or director of Independent or a Subsidiary of Independent, to the full extent as indemnification is required or allowed under the Charter of Independent or its applicable Subsidiary, as the same is in effect on the date of this Agreement.

(b) Greene County shall use its reasonable best efforts to cause the persons serving as officers and directors of Independent immediately prior to the Effective Time to be covered for a period of three years from the Closing Date by the directors’ and officers’ liability insurance policy or policies maintained by Greene County (provided that Greene County’s policy or policies provide at least the same coverage and amounts containing terms and conditions which are in the aggregate no less advantageous to such directors and officers of Independent than the terms and conditions of the existing directors’ and officers’ liability insurance policy of Independent, and provided further that in no event will Greene County be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by Independent for such insurance (the “Insurance Amount”), and further provided that if Greene County is unable to maintain or obtain the insurance called for by this Section 7.08(b) as a result of the preceding proviso, Greene County shall use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such).

(c) Each party hereto shall indemnify the other party, including such other party’s officers, agents and any parent, affiliate and subsidiary entities, against, and hold them harmless from, all liability, damages, costs penalties, expenses and judgments (including attorneys’ fees) relating to any claims against the other party which arise out of or in any way relate to (i) such party’s failure prior to the Effective Time to perform, pay, discharge, or satisfy any liabilities in any material respect, or to perform any obligation under this Agreement; or (ii) such party’s breach of any of its representations or warranties set forth in this Agreement.

     Section 7.09. Advice of Changes; Other Matters.

(a) Greene County and Independent shall promptly advise the other party of any change or event which, individually or in the aggregate with other such changes or events, has a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or delay the consummation of the transactions contemplated hereby.

(b) Independent and Greene County shall each update their respective Disclosure Schedules as promptly as practicable after the occurrence of an event or fact that, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedules. The delivery of such updated Disclosure Schedules shall not relieve Independent or its Subsidiaries or Greene County, as the case may be, from any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Section 8.02(a) or Section 8.03(a) hereof.

     Section 7.10. Subsequent Interim and Annual Financial Statements.

(a) As soon as reasonably available, but in no event more than 45 days after the end of each fiscal quarter (other than the fourth quarter of a fiscal year) or 90 days after the end of each fiscal year ending after the date of this Agreement, Greene County will deliver to Independent its Quarterly Report on Form 10-Q or its Annual Report on Form 10-K, as the case may be, as filed with the SEC under the Exchange Act.

(b) As soon as available, Independent will deliver to Greene County its quarterly or annual report, as the case may be, as filed with the Federal Reserve Board under the Federal Reserve Act.

(c) As soon as practicable and as soon as they are available, but in no event more than 30 days, after the end of each calendar month ending after the date of this Agreement, Independent shall furnish to Greene County (i) consolidated and consolidating financial statements (including balance sheet, statement of operations and shareholders’ equity) of Independent and each of its Subsidiaries as of and for such month then ended, (ii) servicing reports regarding cash flows, delinquencies and foreclosures on asset pools serviced or master serviced by Independent or any of its Subsidiaries, and (iii) any internal management reports relating to the foregoing, in each case only to the extent that such reports are produced by

Independent or any of its Subsidiaries in the ordinary course of business. All information furnished by Independent to Greene County pursuant to this Section 7.10(c) shall be held in confidence by Greene County to the extent required by, and in accordance with, Section 7.02(b).

     Section 7.11. Reorganization. Neither Greene County nor Independent shall take, or cause or permit any of its Subsidiaries to take, any action that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

     Section 7.12. Board of Directors. At or promptly following the Effective Time, Greene County shall take all action necessary to appoint Ronald E. Mayberry to the board of directors of each of Greene County and Greene County Bank.

     Section 7.13. Insider Loan Disclosure. Within 30 days after the date of this Agreement Independent shall prepare and deliver to Greene County a schedule setting forth the following information as of a date not more than 15 days prior to such date of delivery: (a) all evidences of indebtedness reflected as assets on the books and records of Independent and its Subsidiaries (“Loans”) by Independent and its Subsidiaries to executive officers (as such term is defined in Part 215 of Title 12 of the Code of Federal Regulations) of Independent or any of its Subsidiaries; (b) any such Loans to any employee, officer, director or other affiliate on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (c) any such Loans which were not made in compliance in all material respects with all applicable federal laws and regulations.

     Section 7.14. Insurance Disclosure. Within 30 days after the date of this Agreement Independent shall prepare and deliver to Greene County a schedule setting forth the following information as of a date not more than 15 days prior to such date of delivery: a true and complete list and a brief description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force with respect to the business and assets of Independent and its Subsidiaries (other than insurance policies under which Independent or any Subsidiary thereof is named as a loss payee, insured or additional insured as a result of its position as a secured lender on specific loans and mortgage insurance policies on specific loans).

     Section 7.15. Management Consultation Meetings and Distribution of Information. From the date of this Agreement until the Effective Time, Bill Adams, the Greene County officer responsible for the integration of Greene County and Independent, and an officer of Independent (who shall be selected by Independent and reasonably acceptable to Greene County) responsible for the integration of Greene County and Independent shall confer on a regular basis regarding the business and operations of Greene County and Independent.

ARTICLE VIII

CONDITIONS PRECEDENT

     Section 8.01. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The agreement of merger contained in this Agreement shall have been approved and adopted by the requisite affirmative vote of the shareholders of Independent entitled to vote thereon.

(b) Nasdaq Listing. The shares of Greene County Common Stock to be issued to the holders of Independent Common Stock upon consummation of the Merger shall have been authorized for listing on the Nasdaq subject to official notice of issuance.

(c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated (all such approvals and the expiration or termination of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d) S-4 Effectiveness. The S-4 shall have become effective under the Securities Act, no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the consummation of the Merger.

(f) Tax Opinion. The parties shall have received an opinion of Kutak Rock LLP, counsel to Greene County, dated the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code, (ii) each of Independent and Greene County will be a party to that reorganization within the meaning of Section 368(b) of the Code and (iii) subject to customary exceptions, and except to the extent of any cash received, no gain or loss will be recognized by any of the shareholders of Independent in the Merger. In rendering its opinion, such counsel may require and rely upon written representations from Independent, Greene County and shareholders of Independent.

     Section 8.02. Conditions to Obligations of Greene County. The obligations of Greene County to effect the Merger are also subject to the satisfaction or waiver by Greene County at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Independent set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and instead, for purposes of this condition, such representations and warranties (other than the representations and warranties contained in Section 4.02(a), which shall be true and correct in all material respects) shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, results or would reasonably be expected to result in a Material Adverse Effect on Independent. Greene County shall have received a certificate signed on behalf of Independent by the principal executive officer and the principal financial officer of Independent to the foregoing effect; provided that if the principal executive officer and principal financial officer of Independent shall be the same person, such person shall sign the certificate in both capacities.

(b) Performance of Obligations of Independent. Independent shall have performed in all respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Greene County shall have received a certificate signed on behalf of Independent by the principal executive officer and principal financial officer of Independent to such effect; provided that if the principal executive officer and principal financial officer of Independent shall be the same person, such person shall sign the certificate in both capacities.

(c) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated by this Agreement, by any Governmental Entity, in connection with the grant of a Requisite Regulatory Approval or otherwise, which imposes any restriction or condition which would be reasonably likely to have or result in a Material Adverse Effect on the Surviving Company or Greene County.

(d) Director Resignations. Greene County shall have received resignations from each director of each Independent Subsidiary designated by Greene County.

(e) Execution of Voting Agreement. Prior to the execution of this Agreement, the directors and executive officers of Independent shall have entered into and delivered to Greene County the Voting Agreement.

(f) Execution of Non-Compete Agreements. Prior to the Effective Date, every director of Independent that is not an employee of Independent or its Subsidiaries, each in his or her individual capacity, shall have entered into non-compete agreements, in the form attached hereto as Exhibit B, with a term of two years and delivered such agreements to Greene County.

       Section 8.03. Conditions to Obligations of Independent. The obligation of Independent to effect the Merger is also subject to the satisfaction or waiver by Independent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Greene County set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of this condition, no effect shall be given to any exception in such representations and warranties relating to materiality or a Material Adverse Effect, and instead, for purposes of this condition, such representations and warranties shall be deemed to be true and correct in all respects unless the failure or failures of such representations and warranties to be so true and correct, individually or in the aggregate, result or would reasonably be expected to result in a Material Adverse Effect on Greene County. Independent shall have received a certificate signed on behalf of Greene County by the Chief Executive Officer and the Chief Financial Officer of Greene County to the foregoing effect.

(b) Performance of Obligations of Greene County. Greene County shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Independent shall have received a certificate signed on behalf of Greene County by the Chief Executive Officer and the Chief Financial Officer of Greene County to such effect.

ARTICLE IX

TERMINATION AND AMENDMENT

     Section 9.01. Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of Greene County and Independent in a written instrument, if the Board of Directors of each so determines;

(b) by either Greene County or Independent if (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either Greene County or Independent if the Effective Time shall not have occurred on or before March 31, 2004, unless the failure of the Effective Time to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Greene County or Independent (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein, and in either case, such breach (A) is not cured within 30 days following written notice to the party committing such breach or which breach, by its nature, cannot be cured prior to the Closing and (B) would entitle the nonbreaching party not to consummate the transactions contemplated hereby under Article VIII hereof;

(e) by either Greene County or Independent if any approval of the shareholders of Independent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Independent Shareholders Meeting or at any adjournment or postponement thereof;

(f) by Greene County if (i) the Board of Directors of Independent shall have failed to recommend the Merger, or shall have withdrawn, modified or changed in a manner adverse to Greene County its recommendation of the Merger (or shall have disclosed its intention to withdraw, modify or adversely change such recommendation), (ii) Independent shall have breached the terms of Section 6.02(f) hereof in any respect adverse to Greene County, or (iii) Independent shall have breached its obligations under Section 7.03 by failing to call, give notice of, convene and hold the Independent Shareholders Meeting in accordance with Section 7.03;

(g) by Greene County if a tender offer or exchange offer for 25% or more of the outstanding shares of Independent Common Stock is commenced (other than by Greene County or a Subsidiary thereof), and the Board of Directors of Independent recommends that the shareholders of Independent tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the 10-business-day period;

(h) by Independent if, on the Measurement Date, both:

(i) the Average Closing Price is less than $21.80; and

(ii) the percentage decline in price of the Greene County Common Stock between the Starting Share Price and the Average Closing Price is more than 113.5% of any decline in the Index;

provided that Independent must provide written notice of its election to terminate this Agreement to Greene County within two Business Days after the Measurement Date; except that no termination under this provision shall be permitted if, within two Business Days after receiving written notice of termination from Independent pursuant hereto, Greene County shall provide written notice to Independent of Greene County’s determination to increase the Merger Consideration by the product of (A) the difference between $21.80 and the Average Closing Price and (B) the Total Stock Merger Consideration.

For the purposes of this Section 9.01(h), the following terms shall have the meanings indicated:

“Average Closing Price” shall mean average closing price of the Greene County Common Stock as reported on the Nasdaq Stock Market (as reported in the Wall Street Journal) for the 20 Business Days immediately preceding, and inclusive of, the Measurement Date.

“Index” shall mean the SNL Financial Bank Index for banks with assets between $500 million and $1.0 billion.

“Measurement Date” shall mean the date that is five Business Days prior to the Closing.

“Starting Share Price” shall mean $25.20; or

(i) by Independent if it shall have received a Superior Proposal, and in accordance with Section 6.02(f) of this Agreement, the board of directors of Independent has made a determination to accept such Superior Proposal.

     Section 9.02. Effect of Termination.

(a) In the event of termination of this Agreement by either Greene County or Independent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, and none of Greene County, Independent, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 7.02(b), 7.08(c), 9.02, and 10.02 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Greene County nor Independent shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

(b) Independent shall pay Greene County, by wire transfer of immediately available funds, the sum of $1.0 million (the “Termination Fee”) if this Agreement is terminated as follows:

(i) if this Agreement is terminated by Greene County pursuant to Section 9.01(f), 9.01(g) or 9.01(i), then Independent shall pay the entire Termination Fee on the second Business Day following such termination; and

(ii) if this Agreement is terminated by (A) Greene County pursuant to Section 9.01(d) if the breach giving rise to such termination was willful or (B) either Greene County or Independent pursuant to Section 9.01(e) and in any such case an Acquisition Proposal shall have been publicly announced or otherwise communicated or made known to the senior management or Board of Directors of Independent (or any person shall have publicly announced, communicated or made known an intention, whether or not conditional, to make an Acquisition Proposal) at any time after the date of this Agreement and prior to the date of the taking of the vote of the shareholders of Independent contemplated by this Agreement at the Independent Shareholders Meeting, in the case of clause (B), or the date of termination, in the case of clause (A), then Independent shall (1) pay Greene County an amount equal to $375,000 on the second Business Day following such termination, and (2) if within 18 months after such termination Independent or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, then Independent shall pay the Termination Fee (net of any payment made pursuant to clause (1) above) on the date of such execution or consummation.

(c) Any amount that becomes payable pursuant to Section 9.02(b) shall be paid by wire transfer of immediately available funds to an account designated by Greene County.

(d) Independent and Greene County agree that the agreement contained in paragraph (b) above is an integral part of the transactions contemplated by this Agreement, that without such agreement Greene County would not have entered into this Agreement, and that such amounts do not constitute a penalty. If Independent fails to pay Greene County the amounts due under paragraph (b) above within the time periods specified in such paragraph (b), Independent shall pay the costs and expenses (including legal fees and expenses) incurred by Greene County in connection with any action in which Greene County prevails, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment.

     Section 9.03. Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Independent; provided, however, that after any approval of the transactions contemplated by this Agreement by Independent’s shareholders there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to the Independent shareholders hereunder other than as contemplated by this Agreement or which negatively impacts the intended tax treatment of the holders of Independent Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 9.04. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE X

GENERAL PROVISIONS

     Section 10.01. Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

     Section 10.02. Expenses. Except as provided in Sections 9.02 and 7.01(f) hereof, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

     Section 10.03. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Greene County, to:

Greene County Bancshares, Inc. 100 North Main Street Greeneville, TN 37743-4992 Phone: (423) 639-5111 Facsimile: (423) 787-1235 Attention: R. Stan Puckett William F. Richmond

with a copy to:

Kutak Rock LLP 1101 Connecticut Avenue, NW Suite 1000 Washington, DC 20036 Phone: (202) 828-2400 Facsimile: (202) 828-2488 Attention: Paul D. Borja

(b)	if to Independent, to:

Independent Bankshares Corporation 710 Nashville Pike Gallatin, TN 37066 Facsimile: (615) 425-9163 Attention: Ronald E. Mayberry

with a copy to:

Gerrish & McCreary, P.C. 5214 Maryland Way, Suite 406 Brentwood, TN 37027 Facsimile: (615) 251-0975 Attention: J. Franklin McCreary

     Section 10.04. Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. No provision of this Agreement shall be construed to require Independent or Greene County or any of their respective officers, directors, Subsidiaries or affiliates to take any action which would violate or conflict with any applicable law (whether statutory or common), rule or regulation. It is agreed that any disclosure in a particular section of a Disclosure Schedule shall be deemed disclosed in respect of any other section thereof to the extent it is readily apparent that such disclosure is applicable to such other section.

     Section 10.05. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 10.06. Entire Agreement. This Agreement (together with the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

     Section 10.07. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee, without regard to any applicable conflicts of law provisions (except to the extent that mandatory provisions of federal law or the TBCA are applicable).

     Section 10.08. Severability. Any term or provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and if any provision of this Agreement is determined to be so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable, in all cases so long as neither the economic nor legal substance of the transactions contemplated hereby is affected in any manner materially adverse to any party or its shareholders. Upon any such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

     Section 10.09. Publicity. Greene County and Independent shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such press release or make such public statement as may upon the advice of outside counsel be required by law or the rules and regulations of the Nasdaq. Without limiting the reach of the preceding sentence, Greene County and Independent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the transactions contemplated by this Agreement as reasonably requested by the other party. In addition, Independent and its Subsidiaries shall (a) consult with Greene County regarding communications with customers, shareholders, prospective investors and employees related to the transactions contemplated hereby, (b) provide Greene County with shareholder lists of Independent and (c) allow and facilitate Greene County contact with shareholders of Independent and other prospective investors.

     Section 10.10. Assignment; Third-party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Except as otherwise specifically provided in Section 7.08 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 10.11. Dispute Resolution.

(a) Independent and Greene County each agree to submit all matters of disagreement, dispute, or controversy between Independent and Greene County under this Agreement to binding arbitration before the American Arbitration Association (the “AAA”). All arbitration proceedings shall be conducted by three arbitrators in Greeneville, Tennessee, under the Commercial Arbitration Rules of the AAA, except as otherwise provided in this Section 10.11. The party submitting a matter to arbitration shall include in the submission the name and address of the arbitrator selected by it, and the nonsubmitting party shall submit the name and address of the arbitrator selected by it within twenty (20) calendar days after receipt of notice of the submission. The two arbitrators selected by Independent and Greene County shall be instructed to appoint a third arbitrator as soon as practicable. If they fail to do so within twenty (20) calendar days after the appointment of the nonsubmitting party’s arbitrator, the AAA may appoint the third arbitrator and shall appoint the third arbitrator within thirty (30) calendar days after the appointment of the nonsubmitting party’s arbitrator.

(b) The fees and expenses of each arbitrator and all other costs and expenses incurred in the arbitration subject to Section 10.11(a), including reasonable attorneys’ fees, shall be borne as specified in the arbitrators’ award.

(c) Notwithstanding subsection (a) of this Section 10.11, either party shall be entitled to commence a suit at law for the purpose of (i) obtaining appropriate equitable relief in the event of a violation, or imminent violation, of Section 7.02(b) of this Agreement or (ii) enforcing the indemnification obligation under Section 7.08 of this Agreement. Neither party shall prejudice any right to seek arbitration of any dispute arising with respect to Section 7.02(b) or Section 7.08 by commencing such a suit at law.

     Section 10.12. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

     Section 10.13. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party, as the case may be, has not breached shall not detract from or mitigate the fact that the party, as the case may be, is in breach of the first representation, warranty, or covenant.

     Section 10.14. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the parties. No waiver by either party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Greene County and Independent have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

GREENE COUNTY BANCSHARES, INC.

By	/s/ R. Stan Puckett

R. Stan Puckett
Chairman of the Board and Chief
Executive Officer

INDEPENDENT BANKSHARES CORPORATION

By	/s/ Ronald E. Mayberry

Ronald E. Mayberry
President and Chief Executive Officer

EXPENSE AGREEMENT

     This EXPENSE AGREEMENT (“Agreement”) is dated as of the 17th day of June, 2003 by and between Greene County Bancshares, Inc., a Tennessee corporation (“Greene County”), and Independent Bankshares Corporation, a Tennessee corporation (“Independent”), and is entered into in connection with the Agreement and Plan of Merger dated as of June 17, 2003 by and between Greene County and Independent (the “Merger Agreement”). Greene County and Independent are collectively referred to herein as the “Parties”. Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Merger Agreement.

     WHEREAS, under the terms of the Merger Agreement, Independent will merge with and into Greene County, and Greene County will be the surviving corporation (the “Merger”); and

     WHEREAS, Greene County will pay cash and shares of its common stock to the Independent stockholders in return for their Independent common stock in connection with the Merger; and

     WHEREAS, Greene County will use a prospectus to offer its common stock to the Independent stockholders in connection with the Merger; and

     WHEREAS, the Merger will require the approval of the Independent stockholders; and

     WHEREAS, Independent will use a proxy statement to solicit the votes of its stockholders for approval of the Merger; and

     WHEREAS, Section 7.01 of the Merger Agreement provides that Greene County shall prepare and file a Registration Statement on Form S-4 (the “S-4”) with the Securities and Exchange Commission (“SEC”) containing a form of Proxy Statement/Prospectus to be jointly used by Independent to solicit its stockholders’ votes on the Merger and by Greene County to offer its common stock to Independent’s stockholders; and

     WHEREAS, Section 7.01 of the Merger Agreement further provides that Independent shall cause the Proxy Statement/Prospectus to be mailed to its stockholders in accordance with federal securities laws, the TBCA and Nasdaq rules; and

     WHEREAS, Section 10.02 of the Merger Agreement provides that all costs and expenses incurred in connection with the transactions contemplated by the Merger Agreement shall be paid by the party incurring such expenses; and

     WHEREAS, the Parties have agreed that it is in their best interests to clarify the manner in which the costs of printing and mailing the Proxy Statement/Prospectus shall be paid;

     NOW THEREFORE, for and in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

     1.     The Parties shall each pay fifty (50) percent of the total costs of printing the Proxy Statement/Prospectus and mailing copies to the shareholders of Independent in connection with the Merger; provided, however, that if Greene County’s applications for regulatory approval of the Merger are not approved as provided in Section 7.01(f), Greene County shall be required to pay all such printing and mailing costs, including payment of any related outstanding invoices and reimbursement of Independent for any such amounts already paid by Independent.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Greene County and Independent have caused this Agreement to be executed by their respective officers hereunto duly authorized as of the date first above written.

GREENE COUNTY BANCSHARES, INC.

By	/s/ R. Stan Puckett
R. Stan Puckett
Chairman of the Board and Chief
Executive Officer

INDEPENDENT BANKSHARES CORPORATION

By	/s/ Ronald E. Mayberry

Ronald E. Mayberry
President and Chief Executive
Officer

APPENDIX B

VOTING AGREEMENT

     THIS VOTING AGREEMENT (the “Agreement”) dated as of June 17, 2003, between Greene County Bancshares, Inc., a Tennessee corporation (“Greene County”), and each of the individuals listed on Schedule A attached hereto (collectively, the “Shareholders”).

     WHEREAS, the Shareholders (i) collectively possess the sole or joint right to vote, or direct the voting of, an aggregate of 113,338 shares of common stock, $4.00 par value (“Shares”), of Independent Bankshares Corporation, a Tennessee corporation (“Independent”), which constitute approximately 16.9% of the outstanding capital stock of Independent, no other shares of any other class of capital stock of Independent being issued or outstanding, and (ii) individually possess the right to vote, or direct the voting of, the number of Shares set forth opposite such Shareholder’s name on Schedule A hereto; and

     WHEREAS, the Shareholders (i) collectively possess the sole or joint power to dispose of, or to direct the disposition of, an aggregate of 130,296 Shares, which constitute approximately 19.5% of the outstanding capital stock of Independent, and (ii) individually possess the power to dispose of, or direct the disposition of, the number of Shares set forth opposite such Shareholder’s name on Schedule A hereto; and

     WHEREAS, Greene County has entered into an Agreement and Plan of Merger with Independent, dated as the date hereof (the “Merger Agreement”), pursuant to which Independent will merge with and into Greene County (the “Merger”); and

     WHEREAS, as a condition to entering into the Merger Agreement, Greene County has requested that the Shareholders agree, and the Shareholders have agreed, to support the Merger; and

     WHEREAS, in consideration for the Shareholders’ support of the Merger and entering into this Agreement, the Shareholders will receive either cash or common stock of Greene County pursuant to the terms and conditions of the Merger Agreement.

     NOW, THEREFORE, to induce Greene County to enter into the Merger Agreement and in consideration of the mutual covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

     1.     Representations of Shareholders. Each of the Shareholders, severally, and not jointly, represents that:

(a) (1) such Shareholder possesses the sole or joint right to vote, or direct the voting of, all of the Shares set forth on Schedule A opposite the Shareholder’s name, (2) such number of Shares constitutes all of the Shares with respect to which the Shareholder possesses the sole or joint right to vote, or direct the voting of, as the case may be, and (3) such Shareholder has good and merchantable title to all of the Shares indicated on said list opposite the Shareholder’s name, free and clear of all claims, liens, restrictions and encumbrances of every kind and character, except as indicated on Schedule A.

(b) (1) such Shareholder possesses the sole or joint power to dispose of, or direct the disposition of, the Shares set forth on Schedule A opposite the Shareholder’s name, (2) such number of Shares constitutes all of the Shares with respect to which the Shareholder possesses or will possess the sole or joint power to dispose of or direct the disposition of, and (3) such Shareholder has good and merchantable title to all of the Shares indicated on said list opposite the Shareholder’s name free and clear of all claims, liens, restrictions and encumbrances of any kind or character except as indicated on Schedule A.

(c) such Shareholder does not own, of record or beneficially, any Shares that are not reflected on Schedule A. For the purposes of this Agreement, beneficial ownership has the meaning set forth in Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

(d) such Shareholder has full right, power and authority to enter into, deliver and perform this Agreement; this Agreement has been duly executed and delivered by such Shareholder; and this Agreement constitutes the legal, valid and binding obligation of the Shareholder, and is enforceable in accordance with its terms.

     2.     Covenants of Shareholders. Each of the Shareholders, severally and not jointly, covenants as follows:

(a) Restrictions on Transfer. Subject to the provisions of Section 6.02(f) of the Merger Agreement with respect to the fiduciary obligations, as directors, of Shareholders who are also directors of Independent, with respect to Shares listed on Schedule A, during the term of this Agreement, such Shareholder shall not sell, transfer, assign, pledge, hypothecate, tender, grant a security interest in, or otherwise dispose of or encumber any of such Shares and will not enter into any agreement, arrangement or understanding (other than a proxy for the purpose of voting his or her Shares in accordance with Subparagraph 2(c) hereof) which would, during that term (i) restrict, (ii) establish a right of first refusal to, or (iii) otherwise relate to the transfer or voting of such Shares.

(b) Other Restrictions. Subject to the provisions of Section 6.02(f) of the Merger Agreement with respect to the fiduciary obligations, as directors, of Shareholders who are also directors of Independent, during the term of this Agreement, such Shareholder shall not, directly or indirectly, solicit, initiate or encourage inquiries or proposals from, or participate in any discussions or negotiations with, or provide any information to, any individual, corporation, partnership, limited liability company or other person, entity or group (other than Greene County and its affiliates, officers, employees, representatives and agents) concerning any sale of assets, sale of shares of capital stock, merger, consolidation, share exchange or similar transactions involving Independent and its two wholly owned subsidiaries, First Independent Bank and Rutherford Bank and Trust, each a Tennessee state chartered bank (collectively, the “Subsidiaries”), and such Shareholder will use all commercially reasonable efforts to assure that Independent and the Subsidiaries take no such steps. Such Shareholder shall promptly advise Greene County of, and communicate to Greene County the terms of, any such inquiry or proposal addressed either to such Shareholder or to Independent or the Subsidiaries that such Shareholder receives or of which such Shareholder has knowledge.

(c) Merger. With respect to the Shares listed on Schedule A pursuant to Subparagraph 1(a) hereof, each of the Shareholders shall vote such Shares in favor of the Merger Agreement, as defined therein, and the transactions contemplated thereby; each of the Shareholders, as a Shareholder, further agrees to support the effectuation of the Merger, subject to the provisions of Section 6.02(f) of the Merger Agreement with respect to the fiduciary obligations, as directors, of shareholders who are also directors of Independent.

(d) Additional Shares. The provisions of Subparagraphs (a) and (c) above shall apply to all Shares currently owned and hereafter acquired, of record or beneficially, by each of the Shareholders.

(e) Death, Incapacity, or Dissolution. This Agreement shall not be terminated by any act of any Shareholder or by operation of law, whether by the death or incapacity of such Shareholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which such Shareholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation, partnership or limited liability company). If between the execution hereof and the termination of this Agreement, any Shareholder should die or become incapacitated, or if any trust or estate holding the Shares should be terminated, or if any corporation, partnership or limited liability company holding the Shares should be dissolved or liquidated, or if any other such similar event or events shall occur before the termination of this Agreement, certificates representing the Shares shall be delivered by or on behalf of such Shareholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by such Shareholder hereunder shall be as valid as if such death, incapacity, termination, dissolution, liquidation or other similar event or events had not occurred, regardless of whether or not Greene County has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

(f) Public Announcements. Each Shareholder shall consult with Greene County before issuing any press releases or otherwise making any public statements with respect to the transactions contemplated herein and shall not issue any such press release or make any public statement without the approval of Greene County, except as may be required by law.

(g) Disclosure. Each Shareholder hereby authorizes Greene County to publish and disclose any announcement or disclosure required by the Securities and Exchange Commission (the “SEC”) or The Nasdaq National Market System (“Nasdaq”) or any other national securities exchange and in the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC in connection with either of the foregoing), its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement.

     3.     Termination. This Agreement shall terminate upon the termination of the Merger Agreement and be of no further force and effect, provided that nothing herein shall relieve any party from liability hereof for any breach of this Agreement prior to such termination.

     4.     Governing Law. This Agreement shall in all respects be governed by and construed under the laws of Tennessee, all rights and remedies being governed by such laws, without regard to any applicable conflicts of law principles.

     5.     Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of, and shall be enforceable by, the parties hereto and their respective personal representatives, successors and assigns, except that neither party may transfer or assign any of its respective rights or obligations hereunder without the prior written consent of the other party or, if by Greene County, in accordance with the Merger Agreement.

     6.     Notice. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by confirmed facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Greene County, to:

Greene County Bancshares, Inc. 100 North Main Street Greeneville, TN 37743-4992 Phone: (423) 639-5111 Facsimile: (423) 787-1235 Attention: R. Stan Puckett William F. Richmond

with a copy to:

Kutak Rock LLP 1101 Connecticut Avenue, NW Suite 1000 Washington, DC 20036 Phone: (202) 828-2400 Facsimile: (202) 828-2488 Attention: Paul D. Borja

if to a Shareholder, to the Shareholder’s address as set forth under his or her respective signature to this Agreement.

     7.     Counterparts. For convenience of the parties hereto, this Agreement may be executed in several counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.

     8.     Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Time is of the essence with respect to all provisions of this Agreement.

     9.     Entire Agreement. This Agreement (together with the Merger Agreement to the extent referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Agreement may be amended only by a written instrument duly executed by each of the parties hereto.

     10.     Further Assurances. The Shareholders will use all reasonable efforts to cooperate with Greene County in connection with the Merger, promptly take such actions as are necessary or appropriate to consummate the Merger, and provide any information requested by Greene County for any registration of shares of Greene County common stock issued in the Merger and any regulatory application or filing made or approval sought for the transactions contemplated by the Merger Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, Greene County and the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.

GREENE COUNTY BANCSHARES, INC., a Tennessee corporation

By:	/s/ R. Stan Puckett

R. Stan Puckett
Chairman of the Board and Chief
Executive Officer

SHAREHOLDERS

/s/ Thomas B. Perkins

Printed Name: Thomas B. Perkins

Address: 1172 Nashville Pike
Gallatin, TN 37066

/s/ Gary S. Dorris

Printed Name: Gary S. Dorris

Address: 704 Davis Drive
Gallatin, TN 37066

/s/ Helen Porter

Printed Name: Helen Porter

Address: 2185 Cages Bend Road
Gallatin, TN 37066

/s/ Ronald E. Mayberry

Printed Name: Ronald E. Mayberry

Address: 801 Haynie Place
Gallatin, TN 37066

/s/ Edward Ray Bowles

Printed Name: Edward Ray Bowles

Address: 1000-A Highway 25
Gallatin, TN 37066

/s/ Tom D. Vance

Printed Name: Tom D. Vance

Address: 3103 St. Johns Drive
Murfreesboro, TN 37129

/s/ Gary H. Branham

Printed Name: Gary H. Branham

Address: 426 South Water
Gallatin, TN 37066

/s/ Mark S. Moore

Printed Name: Mark S. Moore

Address: 3015 St. Johns Drive
Murfreesboro, TN 37129

APPENDIX C

FAIRNESS OPINION OF SOUTHARD FINANCIAL

September 3, 2003

Board of Directors
Independent Bankshares Corporation
Gallatin, Tennessee

RE:	Fairness Opinion Relative to Pending Agreement and Plan of Merger of Independent Bankshares Corporation, Gallatin, Tennessee, with Greene County Bancshares, Inc., Greeneville, Tennessee.

Directors:

The Board of Directors of Independent Bankshares Corporation (“Independent” or the “Company”) retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of the acquisition of Independent by Greene County Bancshares, Inc. (“GCBS”). Southard Financial issued its fairness opinion on June 13, 2003, based upon financial data through March 31, 2003.

As of the date of this letter, no factors have been brought to the attention of Southard Financial that would change its opinion of the fairness of the transaction. Therefore, it remains the opinion of Southard Financial that the terms of the offer for the acquisition of Independent Bankshares Corporation by Greene County Bancshares, Inc. pursuant to the Agreement and Plan of Merger are fair, from a financial viewpoint, to the shareholders of Independent Bankshares Corporation. The opinion encompasses trading prices for GCBS of $21.80 or higher.

Sincerely yours,

SOUTHARD FINANCIAL

June 13, 2003

Board of Directors
Independent Bankshares Corporation
Gallatin, Tennessee

RE:	Fairness Opinion Relative to Pending Agreement and Plan of Merger of Independent Bankshares Corporation, Gallatin, Tennessee, with Greene County Bancshares, Inc., Greeneville, Tennessee.

Directors:

     The board of directors of Independent Bankshares Corporation (“Independent” or the “Company”) retained Southard Financial, in its capacity as a financial valuation and consulting firm, to render its opinion of the fairness, from a financial viewpoint, of the acquisition of Independent by Greene County Bancshares, Inc. (“GCBS”). Southard Financial and its principals have no past, present, or future contemplated financial, equity, or other interest in either Independent or GCBS. This opinion is issued based upon financial data as of March 31, 2003.

     Southard Financial is a financial valuation consulting firm specializing in the valuation of closely-held companies and financial institutions. Since its founding in 1987, Southard Financial has provided over 2,000 valuation opinions for clients in 43 states. Further, Southard Financial provides valuation services for approximately 130 financial institutions annually. Southard Financial is independent of the parties to the merger.

Approach to Assignment

     The key consideration in this fairness opinion is the adequacy of the total price paid by GCBS. Under the terms of the merger, Independent shareholders may elect to (1) receive cash of $45.00 per share (the “cash election”), (2) 1.7878 shares of GCBS common stock for each Independent share exchanged (the “stock election”), or (3) a combination of cash and stock (the “combined election”). In the aggregate, the transaction is intended to consist of approximately $9,055,879 in cash and 836,310 shares of GCBS common stock (valued at $25.17 per share), for a total purchase price of $30,130,891. Further, GCBS assumed all the obligations associated with the outstanding options of Independent. Depending on the elections made by the Independent shareholders, the consideration will be reallocated by the exchange agent to achieve these terms. Finally, Independent has the option to terminate the transaction if the average price of GCBS stock (as defined in the Agreement) is below $21.80 per share at the Measurement Date (as defined).

     The approach to this assignment was to consider the following factors:

•	A review of the financial performance and position of Independent and the value of its common stock;

•	A review of the financial performance and position of GCBS and the value of its common stock;

•	A review of recent bank merger transactions;

•	A review of the current and historical market prices of banks and bank holding companies in Tennessee and surrounding states;

•	A review of the investment characteristics of the common stock of Independent and GCBS;

•	A review of the Agreement and Plan of Merger between GCBS and Independent;

•	An evaluation of the impact of the merger on the expected return to the current shareholders of Independent; and,

•	An evaluation of other factors as was considered necessary to render this opinion.

     It is Southard Financial’s understanding that the merger and resulting exchange of the stock of Independent for the outstanding common stock of GCBS constitutes a non-taxable exchange for federal income tax purposes. The exchange of Independent stock for cash may have tax consequences. Because the form of consideration to be received by shareholders of Independent may include a combination of cash and common stock of GCBS, the transaction may have tax consequences for all shareholders of Independent.

DUE DILIGENCE REVIEW PROCESS

Review of Independent Bankshares Corporation

     Southard Financial reviewed the following information pertaining to Independent:

1.	Consolidated Report of Condition and Income (“Call Report”) of First Independent Bank and Rutherford Bank & Trust for the period ended March 31, 2003.

2.	Uniform Bank Performance Report (“UBPR”) of First Independent Bank and Rutherford Bank & Trust for the periods ended December 31, 1998-2002.

3.	Bank Holding Company Performance Report of Independent Bankshares Corporation for the period ended December 31, 2002.

4.	Parent Company Only Financial Statements (FR Y-9LP) Independent Bankshares Corporation for the period ended March 31, 2003.

5.	Audited consolidated financial statements of Independent Bankshares Corporation for the periods ended December 31, 2001-02.

6.	Additional pertinent information deemed necessary to render this opinion.

     Southard Financial visited with the management of Independent Bankshares Corporation in Gallatin, Tennessee. Discussions included questions regarding the current and historical financial position and performance of Independent, its outlook for the future, and other pertinent factors. Details pertaining to Independent are contained in Southard Financial’s files.

Review of Greene County Bancshares, Inc.

     Southard Financial reviewed the following information pertaining to GCBS:

1.	Consolidated Report of Condition and Income (“Call Report”) of Greene County Bank for the period ended March 31, 2003.

2.	Uniform Bank Performance Report (“UBPR”) of Greene County Bank for the periods ended December 31, 1998-2002.

3.	Bank Holding Company Performance Report of Greene County Bancshares, Inc. for the periods ended December 31, 1998-2002.

4.	Internal consolidating financial statements of Greene County Bank and Greene County Bancshares, Inc. for the period ended March 31, 2003.

5.	Additional pertinent information deemed necessary to render this opinion.

     Southard Financial visited with the management of Greene County Bancshares, Inc. in Greeneville, Tennessee. Discussions included questions regarding the current and historical financial position and performance of GCBS, its outlook for the future, and other pertinent factors. Details pertaining to GCBS are contained in Southard Financial’s files.

Merger Documentation

     Southard Financial reviewed a draft of the Agreement and Plan of Merger (the “Agreement”) dated June 12, 2003. Appropriate aspects of this Agreement were discussed with the management of Independent and GCBS.

LIMITATIONS OF ANALYSIS

     Although discussions with management and supporting documentation give Southard Financial comfort that its due diligence efforts were appropriate, Southard Financial has not conducted a physical examination of all Independent’s properties or facilities and have not obtained or been provided with any independent formal evaluation of such properties and facilities. Southard Financial has reviewed the financial information and other internal data provided, as well as other publicly available information, and while unable to verify the accuracy and completeness of such data and information, Southard Financial has judged the reasonableness thereof and made certain judgments thereto. The opinion is necessarily based upon market, economic and other considerations as they exist on, and can be evaluated as of the date of this letter.

     Further, Southard Financial is not expressing any opinion as to the actual value of the common stock of GCBS when issued to Independent’s shareholders pursuant to the merger or the price at which shares of GCBS will trade subsequent to the merger.

MAJOR CONSIDERATIONS

     Numerous factors were considered in the overall review of the proposed merger. The review process included considerations regarding Independent, GCBS, and the proposed merger. The major considerations are as follows:

Independent Bankshares Corporation

•	Historical earnings and dividend payments;

•	Outlook for future performance, earnings, and dividends;

•	Economic conditions and outlook in Independent’s market;

•	The competitive environment in Independent’s market;

•	Comparisons with peer banks and bank holding companies;

•	Potential risks in the loan and securities portfolios;

•	Recent minority stock transactions in Independent’s common stock; and,

•	Other such factors as were deemed appropriate in rendering this opinion.

Greene County Bancshares, Inc.

•	Historical earnings and dividend payments;

•	Outlook for future performance, earnings, and dividends;

•	Economic conditions and outlook in GCBS’s market;

•	The competitive environment in GCBS’s market;

•	Comparisons with peer banks and bank holding companies;

•	Potential risks in the loan and securities portfolios;

•	Recent minority stock transactions in GCBS’s common stock; and,

•	Other such factors as were deemed appropriate in rendering this opinion.

Common Factors

•	Historical and current bank merger pricing; and,

•	Current market prices for minority blocks of common stocks of banks and bank holding companies in Tennessee and surrounding states.

THE PROPOSED MERGER

•	The terms of the Agreement and Plan of Merger and the specific pricing of the merger;

•	Adequacy of the consideration paid to the shareholders of Independent;

•	The assumption that the merger will be treated as a tax-free exchange with respect to the GCBS shares received;

•	The impact on GCBS’s capital and liquidity positions;

•	The historical dividend payments of GCBS and the likely impact on the dividend income of the current shareholders of Independent (equivalency of cash dividends);

•	Pro-forma combined income statements for GCBS post merger and the expected returns to Independent shareholders;

•	The market for minority blocks of GCBS common stock; and,

•	Other such factors as deemed appropriate.

OVERVIEW OF FAIRNESS ANALYSIS

     In connection with rendering its opinion, Southard Financial performed a variety of financial analyses. Southard Financial believes that its analyses must be considered as a whole and that considering only selected factors could create an incomplete view of the analyses and the process underlying the opinion. The preparation of a fairness opinion is a complex process involving subjective judgment and is not susceptible to partial analyses. In its analyses, Southard Financial made numerous assumptions, many of which are beyond the control of Independent and GCBS. Any estimates contained in the analyses prepared by Southard Financial are not necessarily indicative of future results or values, which may vary significantly from such estimates. Estimates of value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. None of the analyses performed by Southard Financial was assigned greater significance than any other.

FAIRNESS OPINION

     Based upon the analyses of the foregoing and such matters as were considered relevant, it is the opinion of Southard Financial that the terms of the offer for the acquisition of Independent Bankshares Corporation by Greene County Bancshares, Inc. pursuant to the Agreement and Plan of Merger are fair, from a financial viewpoint, to the shareholders of Independent Bankshares Corporation. This opinion encompasses trading prices for GCBS of $21.80 or higher.

     This opinion is solely for the use and benefit of the board of directors, and (except for inclusion in proxy materials to be sent to shareholders of Independent) any summary of or reference to the opinion or any other reference to Southard Financial by Independent in connection with the merger will be subject to Southard Financial’s prior review and written approval, which shall not be unreasonably withheld. The opinion will not be included in summarized form, or referred to in any manner in materials distributed to the public or potential investors of Independent without Southard Financial’s prior written consent, which shall not be unreasonably withheld.

     In accordance with recognized professional ethics, Southard Financial’s professional fees for this service are not contingent upon the opinion expressed herein. Thank you for this opportunity to be of service to Independent Bankshares Corporation.

Sincerely yours,

SOUTHARD FINANCIAL

APPENDIX D

CHAPTER 48-23 OF THE TENNESSEE BUSINESS CORPORATION ACT

CHAPTER 23

DISSENTERS’ RIGHTS

PART 1

RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

     48-23-101. Chapter definitions.

     As used in this chapter, unless the context otherwise requires:

     (1)  “Beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder;

     (2)  “Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer;

     (3)  “Dissenter” means a shareholder who is entitled to dissent from corporate action under § 48-23-102 and who exercises that right when and in the manner required by part 2 of this chapter;

     (4)  “Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action;

     (5)  “Interest” means interest from the effective date of the corporate action that gave rise to the shareholder’s right to dissent until the date of payment, at the average auction rate paid on United States treasury bills with a maturity of six (6) months (or the closest maturity thereto) as of the auction date for such treasury bills closest to such effective date;

     (6)  “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation; and

     (7)  “Shareholder” means the record shareholder or the beneficial shareholder.

48-23-102. Right to dissent.

     (a)  A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party:

(A) If shareholder approval is required for the merger by § 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

(B) If the corporation is a subsidiary that is merged with its parent under § 48-21-105;

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

(4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A) Alters or abolishes a preferential right of the shares;

(B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

(E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under § 48-16-104; or

(5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (b)  A shareholder entitled to dissent and obtain payment for the shareholder’s shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (c)  Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters’ rights, is listed on an exchange registered under § 6 of the Securities Exchange Act of 1934, as amended, or is a “national market system security,” as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

48-23-103. Dissent by nominees and beneficial owners.

     (a)  A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the partial dissenter dissents and the partial dissenter’s other shares were registered in the names of different shareholders.

     (b)  A beneficial shareholder may assert dissenters’ rights as to shares of any one (1) or more classes held on the beneficial shareholder’s behalf only if the beneficial shareholder:

(1) Submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) Does so with respect to all shares of the same class of which the person is the beneficial shareholder or over which the person has power to direct the vote.

PART 2

PROCEDURE FOR EXERCISE OF DISSENTERS’ RIGHTS

48-23-201. Notice of dissenters’ rights.

     (a)  If proposed corporate action creating dissenters’ rights under § 48-23-102 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter and be accompanied by a copy of this chapter.

     (b)  If corporate action creating dissenters’ rights under § 48-23-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in § 48-23-203.

     (c)  A corporation’s failure to give notice pursuant to this section will not invalidate the corporate action.

48-23-202. Notice of intent to demand payment.

     (a)  If proposed corporate action creating dissenters’ rights under § 48-23-102 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights must:

(1) Deliver to the corporation, before the vote is taken, written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

(2) Not vote the shareholder’s shares in favor of the proposed action. No such written notice of intent to demand payment is required of any shareholder to whom the corporation failed to provide the notice required by § 48-23-201.

     (b)  A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.

48-23-203. Dissenters’ notice.

     (a)  If proposed corporate action creating dissenters’ rights under § 48-23-102 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of § 48-23-202.

     (b)  The dissenters’ notice must be sent no later than ten (10) days after the corporate action was authorized by the shareholders or effectuated, whichever is the first to occur, and must:

(1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person asserting dissenters’ rights acquired beneficial ownership of the shares before that date;

(4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than one (1) nor more than two (2) months after the date the subsection (a) notice is delivered; and

(5) Be accompanied by a copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201.

48-23-204. Duty to demand payment.

     (a)  A shareholder sent a dissenters’ notice described in § 48-23-203 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to § 48-23-203(b)(3), and deposit the shareholder’s certificates in accordance with the terms of the notice.

     (b)  The shareholder who demands payment and deposits the shareholder’s share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

     (c)  A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter.

     (d)  A demand for payment filed by a shareholder may not be withdrawn unless the corporation with which it was filed, or the surviving corporation, consents thereto.

48-23-205. Share restrictions.

     (a)  The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effectuated or the restrictions released under § 48-23-207.

     (b)  The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the effectuation of the proposed corporate action.

48-23-206. Payment.

     (a)  Except as provided in § 48-23-208, as soon as the proposed corporate action is effectuated, or upon receipt of a payment demand, whichever is later, the corporation shall pay each dissenter who complied with § 48-23-204 the amount the corporation estimates to be the fair value of each dissenter’s shares, plus accrued interest.

     (b)  The payment must be accompanied by:

(1) The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) A statement of the corporation’s estimate of the fair value of the shares;

(3) An explanation of how the interest was calculated;

(4) A statement of the dissenter’s right to demand payment under § 48-23-209; and

(5) A copy of this chapter if the corporation has not previously sent a copy of this chapter to the shareholder pursuant to § 48-23-201 or § 48-23-203.

48-23-207. Failure to take action.

     (a)  If the corporation does not effectuate the proposed action that gave rise to the dissenters’ rights within two (2) months after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

     (b)  If, after returning deposited certificates and releasing transfer restrictions, the corporation effectuates the proposed action, it must send a new dissenters’ notice under § 48-23-203 and repeat the payment demand procedure.

48-23-208. After-acquired shares.

     (a)  A corporation may elect to withhold payment required by § 48-23-206 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the principal terms of the proposed corporate action.

     (b)  To the extent the corporation elects to withhold payment under subsection (a), after effectuating the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter’s right to demand payment under § 48-23-209.

48-23-209. Procedure if shareholder dissatisfied with payment or offer.

     (a)  A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due, and demand payment of the dissenter’s estimate (less any payment under § 48-23-206), or reject the corporation’s offer under § 48-23-208 and demand payment of the fair value of the dissenter’s shares and interest due, if:

(1) The dissenter believes that the amount paid under § 48-23-206 or offered under § 48-23-208 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated;

(2) The corporation fails to make payment under § 48-23-206 within two (2) months after the date set for demanding payment; or

(3) The corporation, having failed to effectuate the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within two (2) months after the date set for demanding payment.

     (b)  A dissenter waives the dissenter’s right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within one (1) month after the corporation made or offered payment for the dissenter’s shares.

PART 3

JUDICIAL APPRAISAL OF SHARES

48-23-301. Court action.

     (a)  If a demand for payment under § 48-23-209 remains unsettled, the corporation shall commence a proceeding within two (2) months after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the two-month period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

     (b)  The corporation shall commence the proceeding in a court of record having equity jurisdiction in the county where the corporation’s principal office (or, if none in this state, its registered office) is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

     (c)  The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

     (d)  The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

     (e)  Each dissenter made a party to the proceeding is entitled to judgment:

(1) For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus accrued interest, exceeds the amount paid by the corporation; or

(2) For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under § 48-23-208.

48-23-302. Court costs and counsel fees.

     (a)  The court in an appraisal proceeding commenced under § 48-23-301 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under § 48-23-209.

     (b)  The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable against:

(1) The corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of part 2 of this chapter; or

(2) Either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

     (c)  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.